UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Section 240.14a-12

CELGENE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

May 2, 2011

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2011 Annual Meeting of Stockholders, or the Annual Meeting, of Celgene Corporation. The Annual Meeting will be held on Wednesday, June 15, 2011, at 1:00 p.m. Eastern Time at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901. The formal Notice of Annual Meeting is set forth in the enclosed material.

The matters expected to be acted upon at the Annual Meeting are described in the attached Proxy Statement. During the Annual Meeting, stockholders will have the opportunity to ask questions and comment on our business operations.

We are pleased to once again this year offer our proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the notice of annual meeting, proxy statement and proxy card. The Notice of Internet Availability contains instructions on how to access those documents over the Internet and how each of our stockholders can receive a paper copy of our proxy materials. By furnishing proxy materials over the Internet, we believe we are lowering the costs and reducing the environmental impact of the Annual Meeting.

It is important that your views be represented. If you request a proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope we will provide. No postage is required if this envelope is mailed in the United States. You also have the option of voting your proxy via the Internet at www.proxyvote.com or by calling toll free via a touch-tone phone at 1-800-690-6903. Proxies submitted by telephone or over the Internet must be received by 11:59 p.m. Eastern Time on June 14, 2011. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and cast your vote in person. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

We appreciate your investment in Celgene and urge you to cast your vote as soon as possible.

Sincerely,

Robert J. Hugin
Chief Executive Officer

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of Celgene Corporation will be held at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901 on June 15, 2011, beginning at 1:00 p.m. Eastern Time for the following purposes:

1. to elect eight directors;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. to approve an amendment to our 2008 Stock Incentive Plan;

4. to hold an advisory vote on executive compensation;

5. to hold an advisory vote on the frequency of the advisory vote on executive compensation; and

6. to transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 19, 2011 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Robert J. Hugin
Chief Executive Officer

May 2, 2011

YOUR VOTE IS IMPORTANT

Please vote via the Internet or telephone.
Internet: www.proxyvote.com
Phone: 1-800-690-6903

If you request a proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope we will provide.

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting of stockholders (which we refer to as the Annual Meeting) of Celgene Corporation, a Delaware corporation (“Celgene,” the “Company,” “we,” “our” or “us”), to be held on June 15, 2011 at 1:00 p.m. Eastern Time at our main offices at 86 Morris Avenue, Summit, New Jersey 07901, and at any adjournment or postponement thereof. The proxy materials include this proxy statement, proxy card, notice of the Annual Meeting, and our Annual Report on Form 10-K for fiscal 2010. When we refer to our fiscal year, we mean the 12-month period ended December 31 of the stated year. The proxy materials were first sent or provided to stockholders on or about May 2, 2011. World Wide Web addresses contained in this proxy statement are for explanatory purposes only and they (and the content contained therein) do not form a part of and are not incorporated by reference into this proxy statement.

Electronic Notice and Mailing

Pursuant to the rules promulgated by the Securities and Exchange Commission, or the SEC, we are making our proxy materials available to you over the Internet. Accordingly, we will mail a notice of Internet availability of proxy materials (which we refer to as the Notice of Internet Availability) to all beneficial owners of our common stock, par value $0.01 per share, or Common Stock, on or about May 2, 2011. From the date of the mailing of the Notice of Internet Availability until the conclusion of the Annual Meeting, all beneficial owners will have the ability to access the proxy materials at www.proxyvote.com. All stockholders will have an opportunity to request paper or e-mail delivery of the proxy materials.

The Notice of Internet Availability will contain:

•	the date, time and location of the Annual Meeting, the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter;

•	the Internet address that will enable access to the proxy materials;

•	a comprehensive listing of all proxy materials available online;

•	a toll-free phone number, e-mail address and Internet address for requesting either paper or e-mail delivery of proxy materials;

•	the last date a stockholder can request proxy materials and reasonably expect them to be delivered prior to the meeting; and

•	instructions on how to access and complete the proxy card.

You may also request paper or e-mail delivery of the proxy materials on or before the date provided in the Notice of Internet Availability by calling 1-800-579-1639. We will fill your request within three business days. You will also have the option to establish delivery preferences that will be applicable for all future mailings. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and costs of our annual meetings. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 19, 2011, the record date for the Annual Meeting, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date we had outstanding 462,786,729 shares of Common Stock, which are our only securities entitled to vote at the Annual Meeting, each share being entitled to one vote.

How to Vote

Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of four ways:

(1) By Internet:  Go to the website www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone:  Call the toll-free number 1-800-690-6903 to vote by telephone. You will need to follow the instructions on your proxy card and the recorded telephone instructions.

(3) By Mail:  If you prefer, you can contact us to obtain copies of the proxy materials, including a proxy card, by calling 1-800-579-1639, or by mail to: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary. If you contact us to request a proxy card, please mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope we will provide. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person:  You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Only record or beneficial owners of Common Stock or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock ownership as of the Record Date, such as a brokerage account or custodial bank statement.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not mail a proxy card.

If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to stockholders owning shares through most banks and brokers.

Revocability of Proxies

Stockholders who mailed manually executed proxies may revoke them by giving written notice to our Corporate Secretary at any time before such proxies are voted. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the stockholder so attending notifies in writing our Corporate Secretary at any time prior to the voting of the proxy at the Annual Meeting. Stockholders who voted via the Internet or by telephone may revoke an earlier vote via the Internet or by telephone by voting again on a later date via the Internet or by telephone, as applicable, and only the latest Internet or telephone vote submitted prior to the Annual Meeting will be counted.

Other Matters

The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting, other than the matters set forth on the proxy card. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, to the extent they have discretionary authority, intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We will bear the cost of the Annual Meeting and the cost of soliciting proxies on behalf of the Company, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy materials to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, or Broadridge, to assist in the mailing, collection and administration of proxies. Broadridge’s fee is estimated to be $20,000 plus reasonable out-of-pocket expenses.

Vote Required; Effect of Abstentions and Uninstructed Shares (Broker Non-Votes)

A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof. Abstentions and uninstructed shares will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

If you are the beneficial owner of shares held of record by a broker or other custodian, you may instruct your broker or other custodian how you would like your shares voted through the voting instruction form included with this proxy statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or other custodian has the discretion to vote these shares on your behalf depends on the ballot item. Generally, brokers and other custodians are prohibited from voting without instruction from you on matters that are considered non-routine. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held of record by brokers and other custodians.

Proposal		Votes Required for
Number	Item	Approval	Abstentions	Uninstructed Shares

1	Election of Directors	Majority of shares cast	Not counted	Not voted
2	Ratification of Independent Auditor	Majority of shares cast	Not counted	Discretionary vote by brokers and other custodians
3	Amendment to 2008 Stock Incentive Plan	Majority of shares cast	Not counted	Not voted
4	Advisory vote on executive compensation	Majority of shares cast (non-binding)	Not counted	Not voted
5	Advisory vote on the frequency of the advisory vote on executive compensation	Not applicable (non-binding stockholder preference)	Not counted	Not voted

For purposes of the vote for the election of directors (Proposal 1) and the approval of the amendment to the 2008 Stock Incentive Plan (Proposal 3), the following will not count as votes cast: (a) ballots marked as withheld, (b) abstentions, and (c) shares as to which a stockholder gives no authority or direction.

Proposals 4 and 5 are advisory votes as to which we will take into account the views expressed by the votes cast. Abstentions and uninstructed shares will not count as votes cast on these proposals.

At the Annual Meeting, the persons named in the proxy card or, if applicable, their substitutes will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Board of Directors recommends, which will be as follows:

•	FOR the election of each of the director nominees named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011;

•	FOR the approval of an amendment to the 2008 Stock Incentive Plan;

•	FOR the advisory (non-binding) vote on our executive compensation; and

•	FOR a frequency period of every THREE YEARS for future advisory (non-binding) stockholder votes on executive compensation.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL ONE:

Election of Directors

Nominees

At the Annual Meeting, eight directors, who have been nominated by the Nominating and Governance Committee of the Board of Directors (referred to as the Nominating Committee), are to be elected, each to hold office (subject to our By-Laws) until the next annual meeting and until his or her successor has been elected and qualified. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2010 Annual Meeting, except for Michael A. Friedman, M.D., who was elected as a director effective February 16, 2011. Sol J. Barer, Ph.D., who is serving as our non-executive Chairman of the Board, and Walter L. Robb, Ph.D., whose terms expire at the conclusion of the Annual Meeting, are not standing for re-election.

Each nominee has consented to being named as a nominee in this proxy statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. Directors will be elected by an affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. There are no family relationships between any of our directors and executive officers. The information concerning the nominees and their security holdings has been furnished by them to us.

Our directors are nominated by the Nominating Committee. As discussed elsewhere in this proxy statement, in evaluating director nominees, the Nominating Committee considers characteristics that include, among others, integrity, business experience, financial acumen, leadership abilities, familiarity with our businesses and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board of Directors. Listed below are our director nominees with their biographies. In addition, we have summarized for each director why such director has been chosen to serve on our Board of Directors.

Name	Age(1)	Position

Robert J. Hugin	56	Chief Executive Officer and Director
Michael D. Casey	65	Director
Carrie S. Cox	53	Director
Rodman L. Drake	68	Director
Michael A. Friedman, M.D.	67	Director
Gilla Kaplan, Ph.D.	64	Director
James J. Loughlin	68	Director
Ernest Mario, Ph.D.	73	Director

(1)	As of June 15, 2011

Robert J. Hugin has served as our Chief Executive Officer since June 16, 2010 and President since May 1, 2006. He also served as our Chief Operating Officer from May 1, 2006 until June 16, 2010 and Senior Vice President and Chief Financial Officer from June 1999 until May 1, 2006. Mr. Hugin has served as one of our directors since December 2001. Previously, Mr. Hugin had been a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Mr. Hugin received an A.B. degree from Princeton University and an M.B.A. from the University of Virginia. Mr. Hugin is also a director of The Medicines Company, Atlantic Health System, Inc., a non-profit health care system, and Family Promise, a national non-profit network assisting homeless families.

Mr. Hugin brings to his role as a director his extensive executive and leadership experience at Celgene and in his former position as a Managing Director at J.P. Morgan & Co. Inc., as well as his leadership roles on the boards of a public company and a non-profit health care company. In particular, his experience as our Chief Operating Officer and Chief Financial Officer and his current roles as our Chief Executive Officer and President enable him to provide leadership and unique insight on complex business and financial matters and guidance with respect to the strategic goals and operating framework of a high growth company such as ours. Additionally, Mr. Hugin is a past Chairman of the HealthCare Institute of New Jersey and serves as Treasurer and Board member of the Pharmaceutical Research and Manufacturers of America (PhRMA). In these roles, he has gained valuable knowledge of regulatory, legal and legislative issues affecting our industry.

Michael D. Casey has served as one of our directors since August 2002, is Chairman of the Nominating Committee and a member of the Executive Committee since December 2006 and the Management Compensation and Development Committee (referred to as the Compensation Committee) since April 2006 of our Board of Directors. He became our independent Lead Director in June 2007. Mr. Casey was a member of the Audit Committee from August 2002 through December 2006. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. (or Schein Pharmaceutical). In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is also a director of Durect Corp. and Abaxis, and served as director of Allos Therapeutics, Inc. through January 2010 and AVI BioPharma through June 2010.

Mr. Casey brings to his service as a director his significant experience and leadership as President, Chief Executive Officer and senior officer of several national pharmaceutical companies. In addition to those listed above, he has previously served as a director of several other pharmaceutical/biotech companies.

Carrie S. Cox has served as one of our directors since December 2009 and a member of the Audit Committee since March 2010. Ms. Cox currently serves as the Chief Executive Officer and a member of the board of directors of Humacyte, Inc. Ms. Cox served as Executive Vice President and President of Schering-Plough’s Global Pharmaceutical Business until November 3, 2009 when Schering-Plough merged with Merck & Co., Inc. Prior to joining Schering-Plough, Ms. Cox served as President of Pharmacia Corporation’s pharmaceutical business until its merger with Pfizer Inc. in 2003. Ms. Cox is a member of the Board of Directors of Texas Instruments and has served on their audit and compensation committees, and has recently been appointed to the Board of Directors of Cardinal Health, Inc. Ms. Cox is also a member of the Harvard School of Public Health’s Health Policy and Management Executive Council and a member of the Board of Overseers of the University of Pennsylvania Museum of Archaeology and Anthropology. Ms. Cox is a graduate of the Massachusetts College of Pharmacy.

Ms. Cox brings to her service as a director her distinguished career in global healthcare and her significant experience and leadership serving in executive positions of some of the largest and most successful multi-national healthcare companies in the world, including with responsibility for those companies’ financial performance and significant capital and research and development investments.

Rodman L. Drake has served as one of our directors since April 2006, is Chairman of the Compensation Committee since June 2007 and a member of the Nominating Committee since April 2006 — of our Board of Directors. Since January 2002, Mr. Drake has been Managing Director of Baringo Capital LLC, a private equity group he co-founded. From November 1997 to January 2002, Mr. Drake was president of Continuation Investments Group Inc., a private equity firm. Prior to that, Mr. Drake was co-chairman of the KMR Power Company and Chief Executive Officer and Managing Director of Cresap McCormick and Paget, a leading management consulting firm, and served as President of the Mandrake Group, a consulting firm specializing in strategy and organizational design. He is a member of the boards of directors of Jackson Hewitt Tax Service, Inc. and The Animal Medical Center of New York. He is the Chairman of the Helios Funds and the Columbia Atlantic Funds. From 2007 to 2009, Mr. Drake served as a member of the board of directors of Apex Silver Mines Limited and from 2006 to 2010 served as a member of the board of directors of Crystal River Capital, where he also served as Chairman, President and CEO from 2009 through 2010 (Crystal River Capital was a NYSE listed company which was sold in 2010).

Mr. Drake brings to his service as a director his breadth of experience in corporate governance, finance, strategy and organizational design as a senior executive of investment and management consulting firms, as well as his extensive experience as a member of various boards of directors.

Michael A. Friedman, M.D. has served as one of our directors since February 2011 and a member of the Nominating Committee since April 2011 of our Board of Directors. Dr. Friedman currently serves as President and Chief Executive Officer of City of Hope, a leading cancer research, treatment and education institution, as well as director of the organization’s Comprehensive Cancer Center and holder of the Irell & Manella Cancer Center Director’s Distinguished Chair. Before leading City of Hope, Dr. Friedman was senior vice president of research and development, medical and public policy for Pharmacia Corporation and Chief Medical Officer for biomedical preparedness at PhRMA. Additionally, Dr. Friedman previously served as deputy commissioner for the U.S. Food and Drug Administration (FDA), later serving as acting commissioner, and as Associate Director of the National Cancer Institute, National Institutes of Health. Since 2004, Dr. Friedman has served on the Independent Citizens’ Oversight Committee which governs the California Institute for Regenerative Medicine and oversees the implementation of California’s stem cell research effort. Dr. Friedman is a member of the board of directors of MannKind Corporation.

Dr. Friedman brings to his service as a director valuable scientific and operational expertise and leadership skills from his extensive background in cancer research and public health as a senior officer of a leading research institution, deputy and acting commissioner of the FDA, and as an executive officer of a major pharmaceutical company.

Gilla Kaplan, Ph.D. has served as one of our directors since April 1998 and a member of the Audit Committee of our Board of Directors. Dr. Kaplan is head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public Health Research Institute Center at the University of Medicine and Dentistry of New Jersey in Newark, New Jersey, where she was appointed full Member in 2002 and Assistant Director in 2006. Dr. Kaplan also was appointed, in 2005, Professor of Medicine at the University of Medicine and Dentistry of New Jersey. Previously, Dr. Kaplan was an immunologist in the Laboratory at Cellular Physiology and Immunology at The Rockefeller University in New York where she was an Associate Professor.

Dr. Kaplan brings to her service as a director valuable scientific expertise and leadership skills from her distinguished career in medical research, including her current role as head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public Health Research Institute Center and her past roles and experiences in the field of immunology.

James J. Loughlin has served as one of our directors since January 2007, is Chairman of the Audit Committee since June 2008 and a member of the Compensation Committee since June 2008 of our Board of Directors. Mr. Loughlin served as the National Director of the Pharmaceuticals Practice at KPMG LLP (or KPMG), including a five-year term as member of the Board of Directors of KPMG. Additionally, Mr. Loughlin served as Chairman of the Pension and Investment Committee of the KPMG Board from 1995 through 2001. He also served as Partner in charge of Human Resources, Chairman of the Personnel and Professional Development Committee, Secretary and Trustee of the Peat Marwick Foundation and a member of the Pension, Operating and Strategic Planning Committees. In addition, Mr. Loughlin served as a member of the Boards of Directors of Alfacell Corporation (until 2008) and Datascope Corp. (until January 2009).

Mr. Loughlin brings to his service as a director his valuable experiences as National Director of the Pharmaceuticals Practice at KPMG, his service as Chairman of the Pension and Investment Committee of the KPMG Board and his service on various other committees and foundations. In particular, through his professional association with KPMG, including a five-year term as member of the Board of Directors of KPMG, Mr. Loughlin brings to our Board of Directors an extensive background in accounting and financial reporting, qualifying him as an audit committee financial expert (as that term is defined pursuant to SEC regulations).

Ernest Mario, Ph.D. has served as one of our directors since August 2007 and is a member of the Nominating Committee since August 2007 and the Executive Committee since June 2008 of our Board of Directors. Dr. Mario is a former Deputy Chairman and Chief Executive of Glaxo Holdings plc and a former Chairman and Chief Executive Officer of ALZA Corporation. Dr. Mario has been a Director of Boston Scientific since October 2001 and currently is the Lead Director of Pharmaceutical Product Development, Inc. From 2003 to 2007, he was Chairman and Chief Executive of Reliant Pharmaceuticals, Inc. Dr. Mario currently is the Chief Executive Officer and Chairman of Capnia, Inc., a privately held specialty pharmaceutical company in Palo Alto, CA. He is Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario is the recipient of the 2007 Remington Honor Medal, which is the highest recognition given by the American Pharmacists Association.

Dr. Mario brings to his service as a director his significant executive leadership experience, including his experience leading several pharmaceutical companies, as well as his membership on public company boards and foundations. He also has extensive experience in financial and operations management, risk oversight, and quality and business strategy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of Common Stock as of April 19, 2011 by (i) each director, (ii) each Named Executive Officer (as defined below), (iii) all of our directors and Named Executive Officers as a group and (iv) all persons known by the Board of Directors to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 19, 2011 and RSUs that will vest within 60 days of April 19, 2011, are deemed outstanding for computing the ownership percentage of the stockholder holding such securities, but are not deemed outstanding for computing the ownership percentage of any other stockholder. Upon vesting, RSUs are included as Common Stock. As of April 19, 2011, there were 462,786,729 shares of Common Stock outstanding. Unless otherwise noted, the address of each stockholder listed in the table is Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

	Amount and Nature of		Percent
Name and Address of Beneficial Ownership	Beneficial Ownership		of Class

Sol J. Barer, Ph.D.	2,837,744	(1)	*
Robert J. Hugin	2,062,832	(2)	*
Jacqualyn A. Fouse	148,585	(3)	*
Graham Burton, MBBS, FRCP	442,141	(4)	*
Michael D. Casey	201,596	(5)	*
Carrie S. Cox	32,057	(6)	*
Rodman L. Drake	96,801	(7)	*
Michael A. Friedman, M.D.	25,000	(8)	*
Gilla Kaplan, Ph.D.	281,596	(9)	*
James J. Loughlin	84,446	(10)	*
Ernest Mario, Ph.D.	112,221	(11)	*
Walter L. Robb, Ph.D.	64,750	(12)	*
All directors and executive officers as a group (12 persons)	6,389,770	(1)-(12)	1.4%
Janus Capital Management LLC (“Janus Capital”) 151 Detroit Street Denver, Colorado, 80206	40,118,643	(13)	8.7%
BlackRock Inc. 40 East 52nd Street New York, New York 10022	23,413,681	(14)	5.1%

*	Less than one percent (1%)

(1)	Consists of 692,192 shares of Common Stock, 2,066,742 shares of Common Stock underlying stock options (including 136,572 shares of Common Stock underlying stock options held by the Sol Barer 2010 Grantor Retained Annuity Trust and 398,523 shares of Common Stock underlying stock options held by the Meryl Barer 2010 and 2008 Grantor Retained Annuity trusts), 61,536 shares of Common Stock held in our 401(k) Plan for the benefit of Dr. Barer, and 17, 274 shares of Common Stock held by a family foundation of which Dr. Barer is a trustee. Meryl Barer is Dr. Barer’s spouse. Dr. Barer disclaims beneficial ownership over shares of Common Stock underlying options held by the Meryl Barer 2010 and 2008 Grantor Retained Annuity Trusts.

(2)	Consists of 439,252 shares of Common Stock, 1,476,612 shares of Common Stock underlying stock options, 13,021 shares of Common Stock held in our 401(k) Plan for the benefit of Mr. Hugin and 129,147 shares of Common Stock held by a family foundation of which Mr. Hugin is a trustee and 4,800 shares of Common Stock owned by Mr. Hugin’s children.

(3)	Consists of 1,085 shares of Common Stock and 147,500 shares of Common Stock underlying stock options.

(4)	Consists of 53,033 shares of Common Stock, 385,561 shares of Common Stock underlying stock options, and 3,547 shares of Common Stock held in our 401(k) Plan for the benefit of Dr. Burton.

(5)	Consists of 5,055 shares of Common Stock and 196,541 shares of Common Stock underlying stock options.

(6)	Consists of 907 shares of Common Stock and 31,150 shares of Common Stock underlying stock options.

(7)	Consists of 7,760 shares of Common Stock and 89,041 shares of Common Stock underlying stock options.

(8)	Consists of 25,000 shares of Common Stock underlying stock options.

(9)	Consists of 2,055 shares of Common Stock, 256,773 shares of Common Stock underlying stock options, and 22,768 shares of Common Stock underlying options held by Dr. Kaplan’s family trusts (the trustee of which is Dr. Kaplan’s brother-in-law is trustee and the beneficiaries of which are Dr. Kaplan’s immediate family members). Dr. Kaplan disclaims beneficial ownership over the shares of Common Stock underlying options held by the family trusts.

(10)	Consists of 3,055 shares of Common Stock, 80,791 shares of Common Stock underlying stock options, and 600 shares of Common Stock owned by family trusts of which Mr. Loughlin’s spouse is a trustee.

(11)	Consists of 38,055 shares of Common Stock, 71,166 shares of Common Stock underlying stock options, and 3,000 shares of Common Stock owned by Dr. Mario’s spouse.

(12)	Consists of 6,109 shares of Common Stock and 58,641 shares of Common Stock underlying stock options.

(13)	Information regarding Janus Capital was obtained from a Schedule 13G/A, filed by Janus Capital with the SEC on February 14, 2011, which reflects that Janus Capital, through its ownership of INTECH Investment Management (“INTECH”) and Perkins Investment Management LLC, beneficially owns an aggregate of 40,118,643 shares of Common Stock. Janus Capital has sole voting power and dispositive power with respect to 39,747,973 shares of Common Stock and shared voting and dispositive power with respect to 370,670 shares of Common Stock beneficially held by INTECH.

(14)	Information regarding BlackRock, Inc. was obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on March 9, 2011, which reflects that BlackRock, Inc. has sole voting and dispositive power over an aggregate of 23,413,681 shares of Common Stock. Based on our total outstanding shares of Common Stock, we believe that BlackRock, Inc. holds in excess of 5.0% of our Common Stock.

Board Independence

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with us, directly or as an officer, stockholder or partner of an organization that has such a relationship. The Board of Directors observes all criteria for independence established by the Nasdaq Stock Market, or Nasdaq, under its applicable Listing Rules. In its annual review of director independence, the Board of Directors has determined that all of our non-employee directors, constituting a majority of all of our directors, may be classified as “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules. Executive sessions of our independent directors are convened in conjunction with each regularly scheduled Board of Directors meeting.

Board Meetings; Committees and Membership

General

The Board of Directors held nine meetings during fiscal 2010. During fiscal 2010, each of the directors then in office attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served. Our policy is to encourage our Board members to attend all annual meetings and any special meeting of stockholders. All of our directors attended the 2010 Annual Meeting of stockholders.

We maintain the following committees of the Board of Directors: the Executive Committee, the Compensation Committee, the Nominating Committee and the Audit Committee. Except for the Executive Committee, each committee is comprised entirely of directors who may be classified as “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules. Other than the Executive Committee, each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. A copy of the Amended and Restated Audit Committee Charter, the Compensation Committee Charter and the Nominating

Committee Charter, as well as our Corporate Governance Guidelines, are available on our website at www.celgene.com by choosing the “Investor Relations” link and clicking on the “Corporate Governance” section.

The Executive Committee

The Executive Committee’s current members are Sol J. Barer, Ph.D. (Chairman), Michael D. Casey and Ernest Mario, Ph.D. The Executive Committee held one meeting during fiscal 2010. The Executive Committee has and may exercise all of the powers and authority of our full Board of Directors, subject to certain exceptions.

The Compensation Committee

The Compensation Committee’s current members are Rodman L. Drake (Chairman), Michael D. Casey and James J. Loughlin. The Compensation Committee held eight formal meetings and a number of informal meetings during fiscal 2010. The Compensation Committee annually reviews the total compensation packages for all executive officers, including the Chief Executive Officer, considers modification of existing compensation and benefit programs and the adoption of new compensation and benefit plans, administers the plans and reviews the compensation of non-employee members of the Board of Directors. The Compensation Committee has (i) the full power and authority to interpret the provisions and supervise the administration of the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, the Signal Pharmaceuticals, Inc. 2000 Equity Incentive Plan, our 1992 Long-Term Incentive Plan, our 2008 Stock Incentive Plan and the Pharmion Corporation 2000 Stock Incentive Plan, (ii) the full power and authority to administer and interpret the Celgene Corporation 2005 Deferred Compensation Plan (the “Nonqualified Plan”) and (iii) the authority to review all matters relating to our personnel.

Compensation Committee Consultant

The Compensation Committee has retained Radford, an Aon Hewitt Company, which we refer to as “Radford,” as its outside compensation consultant since 2004. Radford was retained by the Compensation Committee as a result of a competitive bidding process conducted by the Compensation Committee. Management did not specifically recommend Radford. Radford regularly meets with the Compensation Committee and provides advice regarding the design and implementation of our executive compensation programs, as well as our director compensation programs. In particular, Radford:

•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation);

•	provides market data and performs benchmarking;

•	advises the Compensation Committee as to best practices; and

•	assists in the preparation of our compensation-related disclosures included in this proxy statement.

In providing its services to the Compensation Committee, with the Compensation Committee’s knowledge, Radford may contact the Company’s management from time to time to obtain data and other information from the Company and to work together in the development of proposals and alternatives for the Compensation Committee to review and consider. In fiscal 2010, the cost of Radford’s executive compensation and director compensation consulting services was $235,598.

In addition, in fiscal 2010, (i) Aon Consulting, an affiliate of Radford, was retained by us to provide global employee benefits consulting services and (ii) Aon Risk Services, an affiliate of Radford, was retained by us for various insurance-related consulting services. In fiscal 2010, the aggregate cost of such other consulting services was $106,637. Our management recommended to the Compensation Committee that the Company continue to engage Radford for compensation survey data and ad hoc compensation consulting services beyond executive and board compensation work because management believes that Radford remains the leader in providing those services in the biotechnology and pharmaceutical industries.

The Compensation Committee regularly evaluates the nature and scope of the services provided by Radford. The Compensation Committee approved the fiscal 2010 executive and director compensation consulting services described above. Although the Compensation Committee was aware of the other services performed by Aon

Consulting and Aon Risk Services, the Compensation Committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.

In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the Compensation Committee and, accordingly, only the Compensation Committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon which include, among other things:

•	Radford is managed separately from Aon and performance is measured solely on the Radford business;

•	No commissions or cross revenue is provided to Aon in the event that Aon introduces Radford to an account, and no Aon staff member is paid commissions or incentives for Radford services;

•	Radford is not rewarded for selling Aon services nor is Radford required to cross-sell services;

•	Radford maintains its own account management structure, contact database and IT network and its survey data is on a separate IT platform from Aon; and

•	No member of Radford’s team is involved in, or sits on, any Aon committee for purposes of selling Aon services.

The Nominating Committee

The Nominating Committee’s current members are Michael D. Casey (Chairman), Rodman L. Drake, Ernest Mario, Ph.D. and Michael A. Friedman, M.D. The Nominating Committee held seven meetings in fiscal 2010. The Nominating Committee determines the criteria for nominating new directors, recommends to the Board of Directors candidates for nomination to the Board of Directors, oversees the evaluation of the Board of Directors, and develops and recommends to the Board of Directors appropriate corporate governance guidelines. The Nominating Committee’s process to identify and evaluate candidates for nomination to the Board of Directors includes consideration of candidates for nomination to the Board of Directors recommended by stockholders. Such stockholder recommendations must be delivered to our Corporate Secretary, together with the information required to be filed in a proxy statement with the SEC regarding director nominees, and each such nominee must consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals as set forth in our By-Laws and under the section of this proxy statement entitled “Stockholder Nominations.” In considering and evaluating such stockholder proposals that have been properly submitted, the Nominating Committee will apply substantially the same criteria that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee as described below. To date, we have not received any recommendation from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Nominating Committee’s slate of nominees in our proxy statement.

In evaluating director nominees, the Nominating Committee currently considers the following factors:

•	our needs with respect to the particular competencies and experience of our directors;

•	familiarity with our business and businesses similar to ours;

•	financial acumen and corporate governance experience; and

•	our desire that our Board reflect diversity with respect to, among other matters, professional and operational experience, scientific and academic expertise, international background, gender, race and ethnicity.

The Nominating Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating Committee will identify the required skills, background and experience of a new nominee, in tandem with prevailing business conditions, and will source relevant candidates and present to the Board of Directors suggestions as to individuals who meet the required criteria. The Nominating Committee utilizes the services of an outside search firm to assist it in finding appropriate nominees for the Board of Directors.

The Audit Committee

The Audit Committee’s current members are James J. Loughlin (Chairman), Walter L. Robb, Ph.D. (not standing for re-election at the Annual Meeting), Gilla Kaplan, Ph.D. and Carrie S. Cox. The Audit Committee held nine meetings in fiscal 2010. Each of Dr. Robb and Mr. Loughlin is an “audit committee financial expert” within the meaning of the rules of the SEC and, as such, Dr. Robb and Mr. Loughlin satisfy the requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee appoints, subject to stockholder ratification, our independent registered public accounting firm. The Audit Committee also reviews our consolidated financial statements and the adequacy of our internal controls. The Audit Committee meets at least quarterly with our management and our independent registered public accounting firm to review and discuss the results of audits or reviews of our consolidated financial statements, the evaluation of the effectiveness of our internal controls over financial reporting and disclosure controls and procedures, the overall quality of our financial reporting and appropriate application of our critical accounting policies and to approve any related-person transactions (as defined herein). The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee meets separately, at least quarterly, with the independent registered public accounting firm. In addition, the Audit Committee oversees our existing procedures for the receipt, retention and handling of complaints related to auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers or others of concerns on questionable accounting and auditing matters.

Review and Approval of Transactions with Related Persons

Except for a Services Agreement with Dr. Barer which is described under “Additional Information Regarding Executive Compensation — Agreements with our Named Executive Officers — Services Agreement with Dr. Barer,” since the beginning of fiscal 2010, we did not engage in any related person transaction, or series of similar transactions, which are required to be disclosed pursuant to Item 404 of Regulation S-K.

Related Person Transaction Policies and Procedures

At the beginning of each calendar year, each member of our Board of Directors and each executive officer is required to complete an extensive questionnaire that we utilize when preparing our annual proxy statement, as well as our Annual Report on Form 10-K. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. Regarding related person transactions, it serves two purposes: first, to remind each executive officer and director of their obligation to disclose any related person transaction entered into between themselves (or family members or entities in which they hold an interest) and Celgene that in the aggregate exceeds $120,000 (“related person transaction”) that might arise in the upcoming year; and second, to ensure disclosure of any related person transaction that is currently proposed or that occurred since the beginning of the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is an independent director within the meaning of the Nasdaq Listing Rules. There was no interlock among any of the members of the Compensation Committee and any of our executive officers.

Code of Ethics

We have adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other financial professionals. This Financial Code of Ethics is posted on our website at www.celgene.com by choosing the “Investor Relations” link and clicking on the “Corporate Governance” section. We intend to satisfy the disclosure requirements regarding any amendment to, or a waiver of, a provision of the Financial Code of Ethics by posting such information on our website. We undertake to provide to any person a copy of this Financial Code of Ethics upon request to our Corporate Secretary at our principal executive offices.

Stockholder Nominations

Our By-Laws provide that nominations for the election of directors may be made at an annual meeting: (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder who (i) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) complies with the notice procedures set forth below.

In addition to any other applicable requirement for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice: (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in his or her notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and serving as a director if elected.

Stockholder Communications

Our Board of Directors has determined that, to facilitate communications with the Board of Directors, or any individual member or any Committee of the Board of Directors, stockholders should direct all communication in writing to our Corporate Secretary at our principal executive offices. Our Corporate Secretary will forward all such correspondence to the Board of Directors, individual members of the Board of Directors or applicable chairpersons of any Committee of the Board of Directors, as appropriate.

Board Leadership Structure

In light of our recent change in executive leadership, the Board of Directors concluded that it is consistent with past practice and in the best interests of the Company and its stockholders to combine the positions of Chairman and Chief Executive Officer.

Accordingly, assuming that the director nominees are elected to the Board at the Annual Meeting, Mr. Hugin will hold the positions of both Chairman and Chief Executive Officer.

The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the independent Lead Director position is the appropriate leadership structure for the Company at this time. The independent directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company.

The independent directors believe that the combined Chairman/CEO model is a leadership model that has served our stockholders well in the past and will continue to do so in the future. Additionally, given the exceptional abilities and strengths of each of our Board members, the concentration of functions will continue to promote a culture of transparency and accountability that has guided, and will continue to guide, our successful performance.

Our leadership structure is periodically reviewed to ensure that it is appropriate for our Company given the facts and circumstances at the time of review. The independent directors believe that the combined Chairman/CEO position, together with the independent Lead Director, has certain advantages over other board leadership structures that continue to best meet the Company’s current needs, including:

•	Efficient communication between management and the Board;

•	Clear delineation of the independent Lead Director’s and other independent directors’ oversight roles from the Chairman/CEO’s and other management’s day-to-day operational roles;

•	To ensure that all key and appropriate issues are discussed by the Board in a timely and constructive manner;

•	Clarity for the Company’s key stakeholders on corporate leadership and accountability; and

•	The Chairman possessing the best knowledge of the Company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

As discussed elsewhere this proxy statement, the independent directors come from a variety of organizational backgrounds with significant experience with a wide range of leadership and management structures. The makeup of the Company’s Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of the Company’s stakeholders.

As Chief Executive Officer and President, Mr. Hugin is accountable directly to the full Board of Directors and has day-to-day responsibility for our business operations and for general oversight of our business and the various management teams that are responsible for our day-to-day operations.

We believe that the combined Chairman/CEO leadership structure is appropriate for our Company as it enhances our Company oversight by utilizing the corporate responsibilities of our Chief Executive Officer who has also served, in the past, as our Chief Financial Officer and Chief Operating Officer.

Independent Lead Director

In June 2007, Michael D. Casey was designated independent Lead Director. In accordance with the Company’s corporate governance guidelines, as adopted by the Board of Directors on December 16, 2010, the independent Lead Director provides guidance concerning the agenda for each Board meeting, presides over executive sessions of the independent directors that are held on a regular basis, communicates with the Chairman and Chief Executive Officer after each executive session of the independent directors to provide feedback and to effectuate the decisions and recommendations of the independent directors, and acts as an intermediary between the independent directors and management on a regular basis and when communication out of the ordinary course is appropriate.

Board of Directors Role in Risk Oversight

In connection with its oversight responsibilities, the Board of Directors, including the Audit Committee and Compensation Committee, periodically assesses the significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks. The Board administers its risk oversight responsibilities through its Chief Executive Officer and its Chief Financial Officer, who, together with management representatives of the relevant functional areas (e.g. internal audit, legal, regulatory and compliance groups, operational management, human resources, etc.) and the relevant management representatives of each of our operating subsidiaries, review and assess the operations of the businesses as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, each of our directors, executive officers and any person beneficially owning more than 10 percent of Common Stock is required to report his, her or its ownership of Common Stock and any change in that ownership, on a timely basis, to the SEC. We believe that all applicable acquisitions and dispositions of Common Stock, including grants of options under our Directors’ Incentive Plan and the 2008 Stock Incentive Plan were filed on a timely basis for fiscal 2010, except the following Form 4 report which was inadvertently filed untimely: Form 4 report of Dr. Barer filed on January 7, 2011 with respect to accelerated vesting of restricted stock units as of December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs and the factors we considered in making those decisions. Elsewhere in this section, under the heading “Additional Information Regarding Executive Compensation,” we include a series of tables containing specific information about the compensation earned by the following individuals in fiscal 2010, whom we refer to as our Named Executive Officers:

•	Sol J. Barer, Ph.D., non-executive Chairman of the Board of Directors and former Chief Executive Officer, who joined the Company in September 1987 and held the office of Chief Executive Officer from May 1, 2006 through June 16, 2010;

•	Robert J. Hugin, President and Chief Executive Officer, who joined the Company in June 1999 and assumed this office effective June 16, 2010;

•	Jacqualyn A. Fouse, Senior Vice President and Chief Financial Officer, who joined the Company and assumed this office effective September 27, 2010;

•	David W. Gryska, former Senior Vice President and Chief Financial Officer, who held the office of Chief Financial Officer from December 6, 2006 through September 27, 2010;

•	Aart Brouwer, Chairman International and Senior Advisor to Celgene’s Chairman and Chief Executive Officer, who joined the Company in November 2005 and assumed this office effective January 1, 2009 (effective December 31, 2010, Mr. Brouwer retired from the Company); and

•	Graham Burton, MBBS, FRCP, Senior Vice President Global Regulatory Affairs, Pharmacovigilance, Corporate Quality and Compliance, who joined the Company in July 2003 and assumed this office effective July 1, 2003.

This discussion is intended to help you understand the detailed information provided in the tables and to put that information into the context of our overall compensation program.

Executive Summary

General

Our overall compensation goal is to reward our executive officers in a manner that supports our strong pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable, responsible and competitive. We believe this is accomplished through the following principles and processes that we follow in establishing executive compensation:

1. Benchmarking.  Our benchmarking philosophy involves both internal and external benchmarking. We benchmark compensation internally to ensure that target compensation is established equitably and based on anticipated future contributions to the Company. In addition, we benchmark executive officer compensation annually against a set of peer group companies that the Compensation Committee reviews each year in order to ensure that our compensation programs are within the competitive range of comparative norms. Our peer group is selected on the basis of industry, stage of development, revenue, employee headcount, market capitalization, and complexity.

2. Target Compensation.  We strive to establish our target total direct compensation (i.e., base salary, annual short-term incentive bonus, long-term incentive bonus and equity awards) both according to potential value creation to the Company and at the 60th percentile of our peer group with the potential to achieve at or above the 75th percentile based upon delivery of corporate and individual performance objectives.

3. Performance-Based Compensation.   A significant portion of total direct compensation is in the form of variable performance-based cash and stock-based compensation linked directly to company performance and increasing stockholder value. Specifically, our long-term incentive plan, known as the LTIP, and equity incentive program focus on our long-term performance, and our short-term incentive program, known as our

MIP, focuses on our short-term performance. This structure ensures that there is an appropriate balance between our long- and short-term performance, as well as a balance between annual operating objectives and long-term delivery of stockholder return. Maintaining this pay mix results in a pay-for-performance orientation for our Named Executive Officers, which is aligned to our stated compensation philosophy of providing compensation commensurate with overall delivery of corporate performance. Our compensation programs are designed to deliver compensation that is commensurate with the level of performance achieved and is intended to ensure that the interests of our stockholders are reflected in our overall compensation philosophy. This philosophy is supported by delivering an average of 72% of total compensation through long-term incentives and 28% through base salary, short-term incentives and retirement benefits.

4. Risk Mitigation.  We have reviewed and considered whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company. In that regard, we design our programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives to drive strong performance. As applied to our Named Executive Officers, each component of variable performance-based compensation, both short- and long-term, is subject to a cap. Our Named Executive Officers’ compensation is performance-based and designed to also focus on long-term growth. In addition, for Mr. Hugin, 50% of his fiscal 2011 annual earned incentive bonus will be credited and deferred to the Non-Qualified Plan. This ensures that the Named Executive Officers focus on the health of our business, the development of a sustainable product pipeline, and the delivery of key performance metrics that will deliver stockholder value over time. We also have stock ownership guidelines that encourage our Named Executive Officers to maintain a substantial ownership interest in the Company, further aligning their interests to those of our stockholders while mitigating the chance of excessive risk-taking. The Compensation Committee has concluded that the current compensation programs present no risk that is reasonably likely to have a material adverse effect on the Company.

5. Employee Benefits. We do not offer guaranteed retirement, pension benefits or other significant perquisite benefits. Instead, we provide our Named Executive Officers with the opportunity to accumulate retirement income through equity awards, the deferral of current compensation into our Nonqualified Plan and participation in our 401(k) Plan (other than with respect to Mr. Brouwer who participates in a pension plan maintained pursuant to the mandatory requirements of Swiss law).

2010 Highlights

Our fiscal 2010 corporate performance remained strong despite a very challenging external environment and challenges within the healthcare industry.

Specifically, we achieved the following results for fiscal 2010:

1. Total Revenue.  Non-GAAP total revenue increased approximately 34% to $3.601 billion; GAAP total revenue increased 35% to $3.626 billion.

2. Revenue by Product.   REVLIMID® net product sales increased approximately 45% to $2.469 billion; THALOMID® (inclusive of Thalidomide Celgenetm and Thalidomide Pharmiontm) net product sales decreased approximately 11% to approximately $390 million; and VIDAZA® net product sales increased by 38% to approximately $534 million.

3. Net Income.  Non-GAAP net income increased 35% to $1.310 billion; GAAP net income increased 13% to $880.2 million.

4. EPS.  Non-GAAP diluted earnings per share increased 34% to $2.79; GAAP diluted earnings per share increased 13% to $1.88.

On the basis of these performance factors and other corporate and individual performance assessments made by our Compensation Committee, the actual bonus amounts awarded to our Named Executive Officers for fiscal 2010 ranged from 100% to 142.75% of target.

Non-GAAP financial measures are utilized as core metrics in setting performance goals for our Named Executive Officers as we believe that they provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. See “2010 Executive Compensation Components — Cash Bonus/Performance-Based Incentive Compensation — Management Incentive Plan — Fiscal 2010 MIP” for more information regarding non-GAAP financial measures. Reconciliation of non-GAAP financial measures to the nearest corresponding GAAP financial measure appears in Appendix A attached to this proxy statement.

The Compensation Committee provided initial guidance that any payments made to Mr. Hugin and Ms. Fouse under the LTIP for the 2011 — 2013 period will be made in shares of our Common Stock, however, the plan provides discretion to decide the method of plan settlement at the time of payment. In addition, shares issued to Mr. Hugin and Ms. Fouse under the LTIP plan will have a mandatory three-year hold after the completion of the Plan Cycle. These changes were made to align compensation with long-term company performance and to align executive equity holdings with long-term performance of Celgene stock. Details on calculations for 2011 — 2013 LTIP are discussed under the heading “2010 Executive Compensation Components — Cash Bonus/Performance-Based Incentive Compensation — Long-Term Incentive Plan — LTIP Performance Measures.” In addition, during fiscal 2010, we successfully completed Mr. Hugin’s succession of Dr. Barer as our Chief Executive Officer. Consistent with our benchmarking process, we have increased the level of compensation payable to Mr. Hugin in connection with his promotion from Chief Operating Officer to Chief Executive Officer.

Compensation Philosophy

Our overall executive compensation philosophy is set by the Compensation Committee and links executive pay primarily to the achievement of short- and long-term financial and strategic corporate performance objectives that are directly related to the achievement of our long-term strategic business plan. Within our philosophy, we seek to remain closely aligned with the interests of our stockholders, ensure internal equity and to remain competitive with our peer companies as described below.

Our executive compensation arrangements, which represent a portion of our corporate-wide total rewards program covering all employees including our Named Executive Officers, are designed to:

•	link compensation with corporate performance and stockholder returns over the long-term;

•	enable us to compete for talented executives;

•	attract, motivate and retain executives who are critical to our long-term success; and

•	provide equity compensation to build executive ownership and align financial incentives focused on the achievement of long-term strategic goals (both financial and non-financial). This ensures the long-term health of our business plan in delivering for patients in the area of unmet medical needs, as well as ensures an alignment of executive interests with stockholder interests.

As described below, the components of our executive compensation program are base salary, an annual short-term incentive component linked to annual (short-term) performance targets (both financial and strategic), a long-term incentive component linked to key three-year performance targets (financial only) and an equity component that aligns our Named Executive Officers’ interests with those of our stockholders. In addition, certain eligible Named Executive Officers received Company matching contributions under our 401(k) Plan (other than Mr. Brouwer who received Company matching contributions under a pension plan maintained pursuant to the mandatory requirements of Swiss law). Our current and former Chief Executive Officers also received matching contributions on their base salary compensation they deferred under our Nonqualified Plan.

Our long-term performance program is directly linked to our long-term strategic plan and is designed to focus our Named Executive Officers on key financial metrics that drive long-term stockholder growth. We deliver compensation only if those financial metrics are met. Corporate and individual performance and compensation levels are evaluated and approved by the Compensation Committee annually to ensure that we maintain a focus on delivering results and stockholder value. In fiscal 2010, the equity compensation provided to our Named Executive Officers included a mix of stock options that are subject to service-based vesting over the first four years, i.e., 25% on each anniversary, and RSUs that are subject to a three-year, service-based cliff vesting schedule. Both the stock options and RSUs are subject to accelerated vesting in certain limited circumstances. In addition, certain of our

Named Executive Officers received additional equity compensation in connection with a change in their position or as an inducement grant to join the Company and to make up for equity awards forfeited from a prior employer.

As further described below, our compensation decisions with respect to the components of executive compensation provided to our Named Executive Officers (including base salary, short-term incentives and long-term incentives such as stock options and RSUs) are influenced by:

•	the Named Executive Officer’s individual role, scope of responsibility impact to the Company and performance during the year;

•	corporate performance as measured against our corporate objectives; and

•	our assessment of the competitive marketplace, including peer companies.

Overview of Compensation Committee

The Compensation Committee is responsible for, among other things, overseeing our executive compensation and benefit programs, establishing the base salary, incentive compensation, equity awards and any other compensation for Named Executive Officers, including reviewing and approving the Chief Executive Officer’s recommendations for the compensation of certain Named Executive Officers reporting to him. In addition, the Compensation Committee in conjunction with the Board reviews and approves the Chief Executive Officer’s performance and compensation levels. The Compensation Committee also ensures that the total compensation paid to our Named Executive Officers is reasonable, competitive and consistent with market practice and the goal of delivering results to our stockholders.

Role of the CEO.  The Compensation Committee relies on the judgment of the Chief Executive Officer regarding setting performance objectives for the Named Executive Officers and other leadership positions reporting to him. The Chief Executive Officer also evaluates the actual performance of each of these positions against those objectives through the performance review process and recommends appropriate salary and incentive awards through the compensation review process. The Chief Executive Officer participates in Compensation Committee meetings at the request of the Compensation Committee, and provides relevant assessment and explanation supporting his recommendations. Other members of our management, as well as certain advisors, including an outside compensation consultant, attend many Compensation Committee meetings at the request of the Compensation Committee.

Role of the Compensation Consultant.  The Compensation Committee engages an outside compensation consultant, Radford, to provide advice regarding our executive compensation programs, which includes, among other things: (i) reviewing and making recommendations concerning our executive compensation program; (ii) providing market data and performing benchmarking; and (iii) advising the Compensation Committee as to best practices. For more information about the Compensation Committee’s engagement of Radford, please see the section above entitled “Board Meetings; Committees and Membership — Compensation Committee Consultant.”

Overview of Compensation Programs

Our short- and long-term executive compensation programs incorporate a pay-for-performance approach that is designed to align the interests of our Named Executive Officers to those of our stockholders. Other than our base salary program, all of our executive cash and stock compensation programs for fiscal 2010 were directly dependent upon the achievement of our performance goals, whether financial, strategic, or both.

The compensation packages provided to our Named Executive Officers include:

•	Base Salary, which provides fixed compensation based on competitive market practice.

•	Performance-Based Short-Term Incentive Compensation, which focuses our Named Executive Officers on meeting annual goals that contribute to the overall long-term health of our business. Our MIP is an annual bonus plan that provides variable compensation based on attainment of annual corporate, divisional, functional and individual goals. Payments under our MIP are generally made in cash.

•	Performance-Based Long-Term Incentive Compensation, which is a three-year performance plan in which metrics are solely financial. Our LTIP provides a long-term focus and trajectory against business planning and goal achievement and is aligned to stockholder interests in focusing on longer-term financial health and results. Payments under the LTIP may be made in cash or stock, as determined by the Compensation Committee.

•	Equity Compensation, which is designed to reward and motivate our Named Executive Officers by aligning their interests to those of our stockholders and provide them with an opportunity to acquire a proprietary interest in us. Beginning in fiscal 2009, the annual equity award granted is a mix of stock options that are subject to service-based vesting over the first four years, i.e., 25% on each anniversary, and RSUs that are subject to a three-year, service-based cliff vesting schedule.

•	Matching Contributions, which we make in the form of shares of our Common Stock under our 401(k) Plan to the accounts of eligible Named Executive Officers, as well as other eligible employees who participate in our 401(k) Plan. In addition, we made matching contributions under a pension plan maintained pursuant to the mandatory requirements of Swiss law for Mr. Brouwer.

•	Deferred Compensation Plan, which is a nonqualified deferred compensation plan intended to provide competitive market-based retirement benefits. In fiscal 2010, we made matching cash contributions to the accounts of our current and former Chief Executive Officers and a one-time cash contribution to the account of our Senior Vice President and Chief Financial Officer under the Nonqualified Plan.

•	Perquisites and Other Benefits, which primarily include health and welfare benefits, professional tax and financial counseling, and excess liability insurance premiums.

CEO — Robert J. Hugin

Other Named Executive Officers*

*	Chart includes Dr. Barer, Ms. Fouse, Mr. Brouwer and Dr. Burton

Determination of Appropriate Pay Levels (Competitive Positioning)

Benchmarking

To establish appropriate pay levels for our Named Executive Officers, we utilize market-based benchmarking. Benchmarking entails comparing compensation paid to key executives at companies that have profiles similar to ours to help establish our own compensation levels. Market information regarding pay practices at other companies is compiled, reviewed and considered in assessing the reasonableness and competitiveness of the compensation we award to our Named Executive Officers for their contributions.

With the assistance of Radford, we analyze competitive market data each year. Data sources include public company proxy statements and third-party industry compensation surveys. The benchmarking information we obtain is used to determine our competitive position among similarly situated companies in the marketplace and to set our targeted pay at a competitive range relative to our peers.

Radford recommended, and the Compensation Committee approved, a comparison group of companies that we believe best represents the companies in our industry that compete with us for executive talent and criteria as described earlier that create a relevant comparator group. Our initial peer group for fiscal 2010, which was approved by the Compensation Committee in October 2009, was selected on the basis of employee headcount, industry, revenue, stage of development, complexity, and market capitalization, included the following 11 companies (the

“Initial Peer Group”): Allergan, Amgen, Amylin Pharmaceuticals, Biogen Idec, Cephalon, Forest Laboratories, Genzyme, Gilead Sciences, OSI Pharmaceuticals, Sepracor, and Vertex Pharma.

In Radford’s January 2010 report, the Initial Peer Group was used in the evaluation of fiscal 2009 cash and equity compensation for the Chief Executive Officer and the other Named Executive Officers (other than Ms. Fouse who was hired subsequent to the report), relying on 2009 public filings for specific peers. In addition, the Compensation Committee also considered information in the following surveys: 2009 Radford Global Life Sciences Survey (which includes biotechnology/pharmaceutical companies with more than 1,000 employees), 2009 Towers Watson U.S. CBD Pharmaceutical Executive Database (which includes pharmaceutical companies with annual revenue levels of less than $5 billion), and 2009 SIRS Executive Compensation Survey (which includes specific pharmaceutical companies with revenue levels generally greater than $1 billion).

Based upon Radford’s recommendations, the Compensation Committee approved revisions to our Initial Peer Group at its October 12, 2010 meeting. The following four companies were removed from the Initial Peer Group: Amylin Pharmaceuticals and Vertex Pharma (due to their lower revenues levels as compared to our revenue levels); OSI Pharmaceuticals (due to its acquisition by Astellas Pharma); and Sepracor (due to its acquisition by Dainippon Sumitomo Pharma). The following three companies were added based on our increasing level of revenue: Baxter International, Bristol-Myers Squibb, and Eli Lilly and Company. Although our revenue is currently on the low end when compared to these new companies, we believe that the revised peer group will provide sufficient room for us to grow within the peer group and minimize dramatic changes to our peer group in the future. We refer to the revised peer group as the “Current Peer Group.”

In December 2010, the Current Peer Group was used by Radford in the evaluation of fiscal 2010 cash and equity compensation for the Chief Executive Officer and the other Named Executive Officers (other than Dr. Barer and Mr. Brouwer, each of whom retired on December 31, 2010, and Mr. Gryska, who ceased to be an executive officer during 2010), relying on 2010 public filings for specific peers. In addition, the Compensation Committee also considered information in the following surveys: 2010 Radford Global Life Sciences Survey, 2010 Towers Watson U.S. CBD Pharmaceutical Executive Compensation Database, and 2010 SIRS Executive Compensation Survey. Consistent with our analysis since fiscal 2008, we continue to place greater emphasis on pharmaceutical industry surveys rather than biotechnology industry surveys, which better reflect our evolving profile.

Fiscal 2010 Benchmarking and Adjustments

General

Based on Radford’s analysis of the Initial Peer Group completed in January 2010, the compensation levels of the Named Executive Officers relative to those of the executives of each of the companies in the Initial Peer Group were as follows:

Peer Group Benchmarks (Market Percentile)
	Sol. J. Barer	Robert J. Hugin	David W. Gryska	Graham Burton
Elements of Compensation	as CEO & Chairman	as President & COO	as CFO	as SVP, GRA&P

Target Total Cash Compensation (base salary plus target bonus opportunity)	Approximates the 60th percentile	Above 75th percentile	Approximates the 60th percentile	Approximates the 60th percentile
Long-Term Incentive Compensation	Approximates the 60th percentile	Above 75th percentile	Approximates the 60th percentile	Approximates the 60th percentile

Excluded from the peer group analysis was Mr. Brouwer due to his transition to Chairman, International and his anticipated retirement at the end of fiscal 2010, and Ms. Fouse who was hired subsequent to the peer group analysis.

Based on Radford’s analysis of the Initial Peer Group completed in January 2010, the base salary, short-term incentive opportunity (which is target bonus), target total cash (which includes base salary and target bonus) and long-term incentive compensation of the Named Executive Officers referenced in the chart above generally approximated the market 60th percentile, which is consistent with our stated philosophy. The exception was Mr. Hugin, whose target total cash and long-term incentive compensation exceeded the market 75th percentile.

While Mr. Hugin’s base salary was competitive with the 75th percentile, his short-term incentive opportunity approximated the market 60th percentile.

On February 4, 2010, the Compensation Committee established a merit/performance adjustment pool of 3.5% based on the base salaries of all of the Named Executive Officers, which was consistent with our broad-based employee pool and pursuant to which the base salaries of certain Named Executive Officers were adjusted as discussed below. The effective date of the base salary increases for Dr. Barer and Mr. Hugin was May 1, 2010, commensurate with the timing of their employment contracts. The effective date of the base salary increase for all other Named Executive Officers was March 1, 2010, which is consistent with our broad-based employee population. The Compensation Committee did not adjust the target bonuses under the MIP for such Named Executive Officers since the target bonuses generally approximated the market 60th percentile.

In addition, in December 2009, Radford also recommended, and the Compensation Committee approved, adjusting the annual equity awards for such Named Executive Officers to be divided between stock options and RSUs on a two-thirds to one-third basis using a three-to-one ratio of stock options to RSUs in calculating the number of RSUs. The use of RSUs as part of the annual equity incentive program for Named Executive Officers provides a competitive profile within our peer group. Supplementing our stock option grants with RSUs enabled us to use fewer shares while continuing to provide a long-term incentive award that serves as an effective retention tool. Because some of our stock option awards currently are underwater, the retention value, as well as the incentive value, of the RSU awards is significant.

CEO Transition

Effective immediately after our Annual Meeting on June 16, 2010, Dr. Barer retired as Chief Executive Officer and Mr. Hugin become our new Chief Executive Officer. The Compensation Committee retained Radford to advise it concerning reasonable and appropriate compensation arrangements and competitive market practices in the industry with respect to transitions to executive and non-executive chairmen of boards of directors and internal promotions to chief executive officer. The Compensation Committee, with the assistance of Radford, also reviewed and evaluated compensation of comparable chief executive officers in the biotechnology and pharmaceutical industries and determined that Mr. Hugin’s compensation should be adjusted in connection with his promotion to Chief Executive Officer to reflect a compensation package that is competitive with the market. Accordingly, effective June 16, 2010, Mr. Hugin’s compensation was increased as follows:

•	his annual base salary increased from $810,000 to $975,000;

•	his annual target MIP bonus increased from 75% to 120% of his base salary; and

•	effective beginning with the 2011-2013 performance cycle of the LTIP, his target LTIP award increased from 100% to 125% of base salary.

In addition, the Compensation Committee also granted Mr. Hugin additional stock options to purchase 39,000 shares of Common Stock which was allocated over the remaining quarterly grants commencing on June 16, 2010, and 6,500 RSUs which were granted to him on June 16, 2010.

Appointment of New CFO

Effective September 27, 2010, Ms. Fouse joined the Company as our Senior Vice President and Chief Financial Officer. In setting Ms. Fouse’s compensation, the Compensation Committee, with the assistance of Radford, reviewed and evaluated competitive chief financial officer compensation levels and analyzed and evaluated the equity and retirement benefits that Ms. Fouse would forfeit from her prior employer if she joined the Company. Based on the foregoing, the Compensation Committee approved the following compensation for Ms. Fouse:

•	a base salary of $700,000;

•	a target bonus under the MIP of 65% of her base salary; for fiscal 2010, Ms. Fouse’s MIP was calculated as the sum of: (i) a target bonus of 65% of the actual base salary she earned from September 27, 2010 through December 31, 2010, weighted based on the Company’s achievement of the performance goals under the MIP for full fiscal 2010, plus (ii) 65% of $700,000 minus the actual base salary she earned from September 27, 2010 through December 31, 2010;

•	beginning with the 2011-2013 performance cycle of the LTIP, a target LTIP award of 100% of base salary (converted into shares as discussed under the heading “Long-Term Incentive Plan,”) with a maximum payout of 200% of base salary;

•	a one-time stock option grant to purchase 125,000 shares of Common Stock, vesting 25% over four years on each anniversary of the grant date;

•	a one-time grant of 16,500 RSUs that are subject to a three-year, service-based cliff vesting schedule;

•	an annual equity award of options to purchase 45,000 shares of Common Stock and, commencing in April 2011, an annual equity award of 7,800 RSUs (for fiscal 2010, Ms. Fouse was granted a prorated option to purchase 11,250 shares in October); and

•	a one-time, $1 million contribution to the Nonqualified Plan with a three-year ratable vesting schedule.

The contribution to the Nonqualified Plan and a portion of the one-time equity grants were made to compensate Ms. Fouse for certain retirement benefits and equity awards forfeited from her prior employer.

Departure of CFO

On August 23, 2010, Mr. Gryska resigned as Chief Financial Officer effective as of September 27, 2010 and as Senior Vice President effective as of November 1, 2010. In connection with his resignation and in consideration of his remaining with the Company following his resignation to provide transition services, on August 23, 2010, we entered into a separation agreement with Mr. Gryska that provided him with the following severance benefits:

•	a $550,000 lump sum payment; and

•	continued coverage under our health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, at the Company’s expense for up to 12 months.

Pay Mix

For our Named Executive Officers, the mix of compensation generally is weighted toward at-risk pay (short- and long-term incentives). Maintaining this pay mix results in a pay-for-performance orientation for our Named Executive Officers that is aligned to our stated compensation philosophy of providing compensation commensurate with overall delivery of corporate performance. This philosophy is supported by delivering an average of 72% of total compensation through long-term incentives and 28% through base salary, short-term incentives and retirement benefits. The pie charts under the section entitled “Overview of Compensation Program” detail the components of the Named Executive Officers’ total compensation and highlight the focus on “at risk” pay in our executive compensation programs.

Pay-for-Performance

Our compensation programs are designed to deliver compensation that is commensurate with the level of performance achieved and are intended to ensure that the interests of our stockholders are reflected in our overall compensation philosophy. The Compensation Committee considers the following factors in determining the level of compensation awarded to each Named Executive Officer:

•	Overall performance, including performance against corporate, functional and individual objectives;

•	Overall job responsibilities, including organizational scope and impact, as well as unique competencies and experience necessary to support our long-term performance; and

•	Performance of general management responsibilities, global objectives and execution of Company financial and strategic objectives and contributions to our continuing success.

Timing of Compensation

As discussed elsewhere, compensation for our Named Executive Officers, including base salary adjustments, incentive plan eligibility, incentive plan goal specifications and incentive plan payments, is established annually (usually in the first quarter) and is reviewed periodically throughout the year. Awards of options to purchase shares of our Common Stock are currently granted under our 2008 Stock Incentive Plan on a quarterly basis. RSUs currently are granted under our 2008 Stock Incentive Plan on an annual basis and are subject to a three-year, service-based cliff vesting schedule to certain employees, including our Named Executive Officers. Unlike other participants granted awards under our 2008 Stock Incentive Plan, the Named Executive Officers are not given the choice whether to elect stock options or RSUs; rather, the mix is mandatory. To derive the number of RSUs granted, the target number of stock options is divided between stock options and RSUs on a two-thirds to one-third basis using a three-to-one ratio of stock options to RSUs in calculating the number of RSUs. The actual grant of stock options and RSUs is based on the Company’s and the individual’s performance during the prior year. All stock option and RSU grant dates are approved by the Compensation Committee for the Named Executive Officers in December of the year preceding the year the grants are awarded; grant dates are scheduled in advance without regard to any anticipated earnings or other major announcement by the Company. These dates are set forth for fiscal 2010 in the Grants of Plan-Based Awards Table. The exercise price of each stock option granted under our 2008 Stock Incentive Plan is the closing price of our Common Stock on the date of the quarterly grant.

Our matching contributions under our 401(k) Plan and Nonqualified Plan are pre-established, as further discussed under the headings “2010 Executive Compensation Components — Matching Contributions” and “2010 Executive Compensation Components — Employer Contributions to the Nonqualified Deferred Compensation Plan.” Matching contributions under the 401(k) Plan are usually granted in the first quarter of each year for services rendered in the preceding year. Matching contributions under the Nonqualified Plan are made semi-monthly throughout the plan year.

Stock Ownership Requirements

In fiscal 2009, we implemented minimum stock ownership guidelines to be achieved within the later of the five-year period of our adoption of the guidelines and five years from the date such individual becomes a named executive officer. In December 2010, in connection with his promotion to Chief Executive Officer and President, the target stock holdings for Mr. Hugin was increased from three times base salary to six times annual base salary. In addition, the guidelines provide for target stockholdings in an amount equal to three times base salary and one time base salary for Ms. Fouse and Dr. Burton, respectively. Such guidelines will be deemed satisfied if the Named Executive Officer holds, by the end of the applicable five-year period, at least that number of shares of our Common Stock equal to the value of the target amount divided by our stock price on the date the Named Executive Officer becomes subject to the guidelines, and in the case of Mr. Hugin, December 15, 2010. In determining whether a Named Executive Officer meets the guidelines, we consider owned shares, vested restricted or deferred stock units and vested shares held in the Named Executive Officer’s 401(k) plan account, but we do not consider stock options. Although not yet required, Mr. Hugin and Dr. Burton currently meet such stock ownership guidelines.

In addition, we maintain a comprehensive securities trading policy which provides, among other things, that our employees who obtain material, non-public information regarding the Company may not: disclose or trade on such information, transact in derivative securities of the Company without prior written consent of the Chief Executive Officer, short sell Company securities, buy or sell Company securities during any blackout period, or hold Company stock in a margin account or pledge Company stock as collateral for a loan without consulting the Treasurer or the Chief Financial Officer of the Company. Individuals classified as “insiders” (which include the Named Executive Officers) and their family members generally may not buy or sell Company securities without prior approval, except under approved Rule 10b5-1 trading plans. To our knowledge, our Named Executive Officers comply with the policy, and none of our Named Executive Officers currently holds our securities in a margin account or has used our securities as collateral for a loan.

2010 Executive Compensation Components

Set forth below are the principal components of fiscal 2010 compensation for our Named Executive Officers.

Base Salary

Salaries are intended to be competitive relative to the biotechnology and pharmaceutical industries in which we compete for our highly skilled talent. Requisite breadth and depth of experience and are considered when setting salary ranges for each position. Annual reviews are held and adjustments are made based on attainment of performance goals and market-wide changes in salaries for comparable positions and qualifications.

During the review of fiscal 2010 base salaries for Dr. Barer, Messrs. Hugin and Gryska, and Dr. Burton, the following factors were considered by the Compensation Committee:

•	market data provided by compensation surveys;

•	review of such Named Executive Officer’s compensation relative to both our other Named Executive Officers and executive officers of peer companies; and

•	individual performance of such Named Executive Officer.

We entered into employment contracts with each of Dr. Barer and Mr. Hugin, effective May 1, 2006, which were further amended to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, effective on December 31, 2008. Effective on June 16, 2010, Dr. Barer’s employment agreement was further amended to reflect his transition from Chief Executive Officer to Executive Chairman of the Board of Directors, and Mr. Hugin’s employment agreement was further amended to reflect his appointment as our new Chief Executive Officer. We have entered into a Services Agreement with Dr. Barer, effective January 1, 2011, pursuant to which Dr. Barer serves as non-executive Chairman of the Board of Directors until immediately after the Annual Meeting and as a consultant from January 1, 2011 until December 31, 2012. We also entered into a letter agreement with Dr. Burton effective June 2, 2003, as amended on April 2, 2008, an employment agreement with Mr. Brouwer effective November 1, 2008, as amended effective January 1, 2009, a letter agreement with Mr. Gryska effective December 6, 2006, as amended April 2, 2008, and a letter agreement with Ms. Fouse dated August 18, 2010. These employment and letter agreements specify an annual base salary for each of the Named Executive Officers. In addition, on August 23, 2010, we entered into a separation agreement with Mr. Gryska providing for the terms of his separation from the Company. Other than with respect to Dr. Barer and Mr. Hugin, none of our Named Executive Officers is entitled to a golden parachute (Code Section 280G) excise tax gross-up. Although Dr. Barer and Mr. Hugin are entitled to a “modified” tax gross-up (i.e., only if amounts paid in connection with a change in control is in excess of 105% of the greater amount that could be paid without triggering the excise tax), neither would have received an excise tax gross-up had a change in control occurred on December 31, 2010. If Ms. Fouse becomes entitled to any amounts subject to the excise tax under Code Section 280G, such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would result in a greater payment amount to Ms. Fouse. We discuss the terms and conditions of these agreements elsewhere in this proxy statement under the heading “Additional Information Regarding Executive Compensation — Agreements with our Named Executive Officers.”

On February 4, 2010, the Compensation Committee established a merit/performance adjustment pool of 3.5% based on the base salaries of all of the Named Executive Officers, which was consistent with our broad-based employee pool. The base salaries of the Named Executive Officers were increased as follows:

•	Dr. Barer’s base salary was increased by $39,000 to $1,140,000;

•	Mr. Hugin’s base salary was increased by $30,000 to $810,000;

•	Mr. Gryska’s base salary was increased by $20,000 to $550,000; and

•	Dr. Burton’s base salary was increased by $20,000 to $495,000.

The Compensation Committee determined that these changes were appropriate in light of our strong performance and the relevant market data. No adjustments were made to Mr. Brouwer’s base salary of 500,000 Swiss francs (or $480,000 based on the 2010 average exchange rate of approximately 1.04 Swiss francs per U.S. dollar) due to his transition to Chairman International and anticipated retirement at the end of fiscal 2010.

As discussed above, in connection with his becoming our Chief Executive Officer, effective June 16, 2010, Mr. Hugin’s annual base salary was increased to $975,000. In December 2010, Radford determined that Mr. Hugin’s base salary was below the stated benchmark of the 60th percentile of chief executive officers in our peer group. Based on such determination and Radford’s recommendation, the Compensation Committee approved an increase of Mr. Hugin’s base salary to $1,075,000 effective as of May 1, 2011.

Effective September 27, 2010, the start date of her employment with the Company, Ms. Fouse’s annual base salary is $700,000.

Cash Bonus/Performance-Based Incentive Compensation

General

In addition to base salaries, the total cash compensation for our Named Executive Officers in fiscal 2010 included an annual bonus payable under our MIP and our LTIP.

Under the MIP, each of Dr. Barer, Mr. Hugin, Ms. Fouse, Mr. Gryska, and Dr. Burton were eligible to receive an annual target incentive bonus for fiscal 2010 of 120%, 120%, 65%, 60% and 55% of base salary, respectively. Mr. Hugin, Ms. Fouse, and Dr. Burton are eligible to receive an annual target incentive bonus for fiscal 2011 of 125%, 65% and 55% of base salary, respectively. All of the foregoing targets were approved by the Compensation Committee. In addition, for Mr. Hugin, 50% of his 2011 annual earned incentive bonus will be credited and deferred to the Non-Qualified Plan. The annual target incentive bonus for Mr. Brouwer was 200,000 Swiss francs (or $192,000 based on the 2010 average exchange rate of 1.04 Swiss francs per U.S. dollar) for fiscal 2010.

Under the LTIP, each of Dr. Barer, Messrs. Hugin and Brouwer, and Dr. Burton were eligible to receive an award for the 2008 — 2010 performance cycle. Mr. Hugin and Dr. Burton are also eligible to receive an award for each of the three separate three-year performance cycles that have not been completed (i.e., 2009 — 2011, 2010 — 2012 and 2011 — 2013). Dr. Barer is eligible to receive an award for the 2009 — 2011 and 2010 — 2012 performance cycles; however, due to his transition, his LTIP awards for such performance cycles will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets. Dr. Barer is not a participant in the LTIP for the 2011 — 2013 performance cycle. Ms. Fouse is eligible to receive an award for the 2011 — 2013 performance cycle. Due to his separation from the Company, Mr. Gryska was not eligible to receive an award for the 2008 — 2010 performance cycle nor is he entitled to receive any award under any other LTIP in which he participated prior to his separation. These targets are expressed as a percentage of the Named Executive Officer’s annual base salary at the time the LTIP was approved by the Compensation Committee, and are as follows:

Named Executive Officer	2008 — 2010	2009 — 2011	2010 — 2012	2011 — 2013

Sol J. Barer, Ph.D.	100%	125%	125%	N/A
Robert J. Hugin	100%	100%	100%	125%(2)
Jacqualyn A. Fouse	N/A	N/A	N/A	100%(2)
Aart Brouwer(1)	50%	Not Eligible	Not Eligible	N/A
Graham Burton, MBBS, FRCP	50%	50%	50%	50%

(1)	It was anticipated that Mr. Brouwer would retire at the end of fiscal 2010 and therefore he was not a participant in the 2009 — 2011 or 2010 — 2012 LTIPs.

(2)	It is currently anticipated that actual payouts for Mr. Hugin and Ms. Fouse for the 2011 — 2013 performance period will be converted into shares of our Common Stock using the 30-day average closing price of our Common Stock immediately prior to the commencement of the measurement period which began on January 1, 2011.

Differences among the targets reflect plan design, each of the Named Executive Officer’s organizational impact and responsibility and are consistent with our benchmarking process and analysis described above. The maximum payout under the LTIP ranges from 100% to 200% of annual base salary at the time of plan approval and the minimum payout is zero.

Management Incentive Plan

The MIP is designed to provide variable short-term cash compensation to our Named Executive Officers and certain other employees upon attainment of annual corporate, divisional, functional and individual goals. Each Named Executive Officer’s goals are set annually by the Compensation Committee and are based upon our business plan for that year. Awards granted under the MIP may be higher or lower than the executive officer’s annual bonus target for each year and are based on achievement of corporate objectives and achievement of individual performance objectives. For all Named Executive Officers other than Dr. Barer and Mr. Hugin, the maximum total bonus payout under the MIP for 2010 was 200% of the annual bonus target and the minimum total bonus payout was zero. For Dr. Barer and Mr. Hugin the maximum total bonus payout under the MIP for 2010 was 200% of their annual earned base salaries.

Awards generally are payable on the last payroll payment date in February. If a Named Executive Officer retires, has any extended period of absence (such as sick leave or personal leave) or dies, the MIP award will be pro-rated based on the Named Executive Officer’s earned annual base salary.

Fiscal 2010 MIP

For fiscal 2010, Dr. Barer, Mr. Hugin and Ms. Fouse received cash bonus payments entirely determined by the achievement of corporate goals. Due to his transition into an advisory role in anticipation of his retirement, Mr. Brouwer received a cash bonus determined 100% on the achievement of individual goals, as evaluated by the Compensation Committee in its sole discretion. Dr. Burton received a cash bonus payment determined 80% on the achievement of corporate goals and 20% on the achievement of individual goals, as evaluated by the Compensation Committee in its sole discretion.

For fiscal 2010, Ms. Fouse’s MIP was calculated as the sum of: (i) a target bonus of 65% of the actual base salary she earned from September 27, 2010 through December 31, 2010, weighted based on the Company’s achievement of the performance goals under the MIP for full fiscal 2010, plus (ii) 65% of $700,000 minus the actual base salary she earned from September 27, 2010 through December 31, 2010.

For fiscal 2010, as a result of our significant growth and achievements in the past year, the Compensation Committee determined that the corporate performance measures under the MIP were satisfied at 142.75% of target. The corporate performance measures for fiscal 2010 were based on the following components, which were weighted as follows:

56% Financial Objectives

•	28% on non-GAAP total revenue — Range of $3.2 billion to $3.3 billion; and

•	28% on non-GAAP diluted EPS — Range of $2.55 to $2.60 per share.

44% Non-Financial Objectives (Selected Strategic Corporate Objectives)

•	15% on advancement of marketed products REVLIMID® in multiple myeloma and MDS, VIDAZA® in MDS and ISTODAX® in CTCL;

•	7% on advancement of late stage product candidates;

•	7% on clinical advancement of early stage product candidates;

•	7% on advancement of preclinical and translational development of drug candidates and marketed products REVLIMID®, ISTODAX® and VIDAZA®; and

•	8% on advancement of specific milestones related to furthering international and corporate developments and key organizational development initiatives towards long-term growth.

We have not disclosed all of the non-financial performance targets for the fiscal 2010 MIP performance period because we believe that disclosing certain non-financial performance targets for the plan will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our strategic long-term and financial goals including: the development of our proprietary pipeline and research strategies, our clinical development plans, our regulatory strategies and our international expansion plans. The Compensation Committee approves each plan year’s cycle metric under the MIP to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. We believe that the targets under the MIP while challenging, are achievable.

Our total results achieved as compared to target for fiscal 2010 were 142.75%, which includes financial performance of 72% and non-financial performance of 28%, with weighted scores of 103% and 39.75%, respectively. Past year financial achievements include non-GAAP diluted EPS of $2.79 (a score of 168% achieved) and non-GAAP total revenue of $3.60 billion (a score of 200% achieved). Among the achievements in the clinical area are multiple patient accruals on key strategic studies, both domestically and internationally, clinical pipeline advancements in key products and the advancement of multiple clinical compounds.

Financial measures that are not defined by generally accepted accounting principles (GAAP) provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. We exclude certain items that management does not believe affect our basic operations and do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP total revenue, non-GAAP net income and non-GAAP diluted earnings per share are not, and should not be viewed as, a substitute for similar GAAP items. The following is a discussion of the differences between each non-GAAP financial measure included in this proxy statement with the most comparable financial measure calculated and presented in accordance with GAAP:

•	Non-GAAP total revenue of $3.601 billion vs. GAAP total revenue of $3.626 billion in fiscal 2010. The difference between the two figures is attributable to sales related to non-core products which are to be divested. These non-core products arose from our acquisitions of Abraxis BioScience, Inc., or Abraxis, in fiscal 2010 and Pharmion Corporation, or Pharmion, in fiscal 2008. Such sales are excluded from the non-GAAP figure, but included in the GAAP figure.

•	Non-GAAP net income of $1.310 billion vs. GAAP net income of $880.2 million in fiscal 2010. The difference between the two figures is primarily attributable to (i) the effects of charges for share-based employee compensation expense, (ii) research charges related to certain collaborative arrangements, (iii) amortization of intangibles and other charges resulting from the acquisitions of Abraxis and Pharmion, and (iv) adjustments to the income tax provision for the tax effect of these items. Each of items (i) through (iv) are excluded from the non-GAAP figure, but included in the GAAP figure.

•	Non-GAAP diluted earnings per share of $2.79 vs. GAAP diluted earnings per share of $1.88 in fiscal 2010. The difference between the two figures is primarily attributable to the effect of net income items (i) through (iv) listed above. Each of such items (i) through (iv) are excluded from the non-GAAP figure but included in the GAAP figure.

For a reconciliation of the non-GAAP financial measures to the most comparable financial measure calculated and presented in accordance with GAAP for fiscal 2010, see Appendix A.

Under the MIP, the Compensation Committee may adjust, modify or amend the performance measures and targets in the plan to reflect certain events that affect such performance measures and targets, including: (i) restructurings, discontinued operations, extraordinary items or events, corporate transactions (including dispositions or acquisitions) and other unusual or non-recurring items and (ii) changes in tax law or accounting standards required by generally accepted accounting principles.

At its February 2010 meeting, the Compensation Committee determined that the non-GAAP diluted EPS, non-GAAP total revenue and certain non-financial measures were appropriate measures for use in the fiscal 2010 MIP as each financial measurement provides management with an incentive to increase non-GAAP revenue and non-GAAP net income, while meeting the non-GAAP diluted EPS objective. This balanced with our long-term objective of maintaining a significant research and development reinvestment rate fuels our long-term growth. The Compensation Committee approved these targets for the fiscal 2010 MIP at its February 2010 meeting.

In setting these objectives, we considered our fiscal 2009 performance and established the fiscal 2010 targets considering our long-term strategic plan and our commitment to deliver strong financial results to our stockholders.

As noted above, 100% of Mr. Brouwer’s MIP for fiscal 2010 was based on the achievement of personal goals. Mr. Brouwer’s individual goals for fiscal 2010 were related to the initiation and/or completion of key transition activities that were critical to minimizing disruption during Mr. Brouwer’s transition into retirement. The following were the key components of his fiscal 2010 performance goals: assist in moving the Company to a functionally aligned global organization in key areas, transition key accountability for management of Europe and Asia-Pacific regions to Region Heads, and act as a key advisor for our Chief Executive Officer on matters such as clinical development, strategies for key therapeutic areas and Celgene Global Health.

As noted above, 20% of Dr. Burton’s MIP for fiscal 2010 was based on the achievement of personal goals. The key components of Dr. Burton’s individual goals for fiscal 2010 were as follows: advance strategies and/or key regulatory filings in marketed products in new markets and/or new indications; develop and advance global regulatory strategy for key late stage products; and establish strategy for early stage products in key new indications and/or therapeutic areas.

In determining the MIP bonuses, each of the Named Executive Officer’s actual target modifier was calculated by adding the Named Executive Officer’s corporate target and the individual target (if applicable) as follows:

	Corporate	Individual
	Weighting X	Weighting X	Actual Target
Named Executive Officer	Corporate Score	Individual Score	Modifier

Sol J. Barer, Ph.D.	100% x 142.75	—	142.75%
Robert J. Hugin	100% x 142.75	—	142.75%
Jacqualyn A. Fouse(1)	100% x 142.75	—	142.75%
Aart Brouwer	—	100% x 100	100.00%
Graham Burton, MBBS, FRCP	80% x 142.75	20% x 142.75	142.75%

(1)	For fiscal 2010, Ms. Fouse’s MIP was calculated as the sum of: (i) a target bonus of 65% of the actual base salary she earned from September 27, 2010 through December 31, 2010, weighted at 142.75% based on the Company’s achievement of the performance goals under the MIP for full fiscal 2010, plus (ii) 65% of $700,000 minus the actual base salary she earned from September 27, 2010 through December 31, 2010.

Fiscal 2011 MIP

We have disclosed the annual short-term incentive bonus for the fiscal 2011 MIP as a percentage of annual base compensation for each Named Executive Officer. Additionally, below are the financial and several selected non-financial targets for the fiscal 2011 annual MIP:

56% Financial Objectives(1)

•	28% on non-GAAP total revenue — Range of $4.4 billion to $4.5 billion; and

•	28% on non-GAAP diluted EPS — Range of $3.30 to $3.35 per share.

44% Non-Financial Objectives (Selected Strategic Corporate Objectives)(1)

•	Advancement of marketed products REVLIMID® in multiple myeloma and MDS, VIDAZA® in MDS and ISTODAX® in CTCL;

•	Advancement of priority pivotal programs;

•	Clinical advancement of early stage product candidates;

      (1) Matters discussed in this proxy statement, including financial targets, may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. No forward-looking statement can be guaranteed. Risks and uncertainties include risks associated with current or pending research and development activities, actions by the U.S. Food and Drug Administration and other regulatory authorities, and those other factors detailed in our filings with the SEC.

•	Implementation of integrated strategy for product acceleration and development; and

•	Talent development.

We have not disclosed all of the non-financial performance targets for the fiscal 2011 MIP performance period because we believe that disclosing certain performance targets for the plan will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our strategic long-term and financial goals including, the development of our proprietary pipeline and research strategies, our clinical development plans, our regulatory strategies and our international expansion plans. The Compensation Committee approves each plan year’s cycle metric under the MIP to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. We believe that the targets under the MIP, while challenging, are achievable.

Long-Term Incentive Plan

The LTIP is designed to provide our Named Executive Officers and other key employees with long-term performance-based incentive opportunities contingent upon achievement of pre-established corporate performance objectives. Another goal of the LTIP is to create focus on key long-term objectives while creating a retention vehicle to promote management continuity in key functional areas. To qualify for an award under the LTIP, our Named Executive Officers must work each year of a three-year period which we refer to as a “performance cycle.” If a Named Executive Officer’s employment is terminated during the performance period due to the Named Executive Officer’s death, permanent disability or retirement (subject to the approval by the Compensation Committee), then the Named Executive Officer is entitled to receive a pro rata LTIP amount upon termination solely based on actual LTIP performance of each performance cycle. In addition, if we have a change in control, participants are entitled to an immediate payment equal to their target award or, if higher, an award based on actual performance through the date of the change in control for each performance cycle.

At the end of a three-year performance cycle, the Compensation Committee evaluates performance against the established plan targets during the last year of the three-year performance cycle against the plan targets. To the extent established targets under the LTIP are not achieved, no LTIP payment will be awarded for such performance cycle. Awards for the 2008 — 2010 performance cycle were paid in cash to each of our Named Executive Officers that participated in that LTIP in the first quarter of fiscal 2011 based on our achievement of 160.50%, as a result of our significant achievements over the performance cycle. We anticipate at this time that awards for the 2009 — 2011 and 2010 — 2012 performance cycles, to the extent the established targets under the LTIP plan are achieved, will also be paid in cash. We also anticipate at this time that any payments made to Mr. Hugin and Ms. Fouse under the LTIP for the 2011 — 2013 performance cycle, to the extent the established targets under the LTIP plan are achieved, will be made in shares of our Common Stock rather than cash and will have a mandatory three-year hold after the completion of the Plan Cycle. These changes were made to align compensation with long-term company performance and to align executive equity holdings with long-term performance of Celgene stock. Details relating to the calculations and methodology for all active LTIP plans are discussed below. The Compensation Committee reserves the right at the time of payment to pay awards under the, 2009 — 2011 performance cycle, 2010 — 2012 performance cycle and 2011 — 2013 performance cycle in the form of cash, shares or restricted stock units.

LTIP Performance Measures

We currently have three separate three-year performance cycles running concurrently ending December 31, 2011, 2012 and 2013, for the performance periods 2009 — 2011, 2010 — 2012 and 2011 — 2013, respectively. Performance measures for each of these cycles are based on performance delivered against the following plan components achieved over the last year of the three-year cycle and culminating in the achievement of the final plan year forecasted target of: 25% on non-GAAP EPS, 25% on non-GAAP net income and 50% on non-GAAP revenue. For purposes of the 2008 — 2010 performance period, non-GAAP EPS, non-GAAP net income and non-GAAP revenue have similar meanings as defined above.

We have disclosed the LTIP compensation targets for the 2008 — 2010, 2009 — 2011, 2010 — 2012 and 2011 — 2013 performance cycles below, and we have disclosed the results achieved for the 2008 through 2010 performance cycle below and in other public filings. We have not disclosed the specific performance targets under the LTIP because we believe that disclosing performance targets will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term performance and financial goals. The LTIP is unique among our peers and provides a competitive retention vehicle with a focus on delivery of long-term corporate performance. As a result, we believe that disclosing the targets will give our competitors insight into the plan and thus an unfair advantage in potentially enticing and recruiting our leadership talent. The Compensation Committee approves each plan year’s cycle metric under the LTIP to ensure an accelerated and ongoing degree of difficulty commensurate with our long-term business plan. We believe that the targets under the LTIP while challenging, are achievable.

For each of the above-described performance cycles, awards are expressed in the range of 0% to 200% of the Named Executive Officer’s individual annual base salary, and bonus targets within the range are adopted by the Compensation Committee.

Due to his separation from the Company, Mr. Gryska is not eligible to receive a payment for the 2008 — 2010 performance cycle nor is he entitled to receive any payments under any other LTIP in which he participated prior to his separation.

2008 — 2010 Performance Period

The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2008 — 2010 performance period were as follows:

Name	Threshold(1)	Target(2)	Maximum(3)

Sol J. Barer, Ph.D.	$437,500	$875,000	$1,750,000
Robert J. Hugin	$350,000	$700,000	$1,400,000
Aart Brouwer	$137,624	$275,248	$550,496
Graham Burton, MBBS, FRCP	$108,212	$216,423	$432,846

(1)	The threshold payout was 50% of base salary for Dr. Barer and Mr. Hugin and 25% of base salary for Mr. Brouwer and Dr. Burton.

(2)	The target payout was 100% of base salary for Dr. Barer and Mr. Hugin and 50% of base salary for Mr. Brouwer and Dr. Burton.

(3)	The maximum payout was 200% of base salary for Dr. Barer and Mr. Hugin and 100% of base salary for Mr. Brouwer and Dr. Burton.

2009 — 2011 Performance Period

The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2009 — 2011 performance period are as follows:

Name(1)	Threshold(2)	Target(3)	Maximum(4)

Sol J. Barer, Ph.D.	$485,500	$1,213,750	$1,942,000
Robert J. Hugin	$375,000	$750,000	$1,500,000
Graham Burton, MBBS, FRCP	$112,500	$225,000	$450,000

(1)	Due to Dr. Barer’s transition from Chief Executive Officer to Executive Chairman, his LTIP award will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets. Due to his retirement at the end of fiscal 2010 and his reduced responsibilities, Mr. Brouwer is not eligible for the 2009 — 2011 LTIP cycle.

(2)	The threshold payout is 50% of base salary for Dr. Barer and Mr. Hugin and 25% of base salary for Dr. Burton.

(3)	The target payout is 125% of base salary for Dr. Barer, 100% of base salary for Mr. Hugin and 50% of base salary for Dr. Burton.

(4)	The maximum payout is 200% of base salary for Dr. Barer and Mr. Hugin and 100% of base salary for Dr. Burton.

2010 — 2012 Performance Period

The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2010 — 2012 performance period are as follows:

Name(1)	Threshold(2)	Target(3)	Maximum(4)

Sol J. Barer, Ph.D.	$550,500	$1,376,250	$2,202,000
Robert J. Hugin	$390,000	$780,000	$1,560,000
Graham Burton, MBBS, FRCP	$118,750	$237,500	$475,000

(1)	Due to Dr. Barer’s transition from Chief Executive Officer to Executive Chairman, his LTIP award will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets. Due to his retirement at the end of fiscal 2010, Mr. Brouwer is not eligible for the 2010 — 2012 LTIP cycle.

(2)	The threshold payout is 50% of base salary for Dr. Barer and Mr. Hugin and 25% of base salary for Dr. Burton.

(3)	The target payout is 125% of base salary for Dr. Barer, 100% of base salary for Mr. Hugin and 50% of base salary for Dr. Burton.

(4)	The maximum payout is 200% of base salary for Dr. Barer and Mr. Hugin and 100% of base salary for Dr. Burton.

2011 — 2013 Performance Period

The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2011 — 2013 performance period are as follows:

Name	Threshold(1)	Target(2)	Maximum(3)

Robert J. Hugin	8,238	20,594	32,950
Jacqualyn A. Fouse	5,914	11,828	23,657
Graham Burton, MBBS, FRCP	$123,750	$247,500	$495,000

(1)	The threshold payout is 50% of base salary for Mr. Hugin and Ms. Fouse, as converted into shares of our Common Stock using the 30-day average closing price of our Common Stock immediately prior to the commencement of the measurement period which began on January 1, 2011, and 25% of base salary for Dr. Burton.

(2)	The target payout is 125% of base salary for Mr. Hugin, 100% for Ms. Fouse, as converted into shares of our Common Stock using the 30-day average closing price of our Common Stock immediately prior to the commencement of the measurement period which began on January 1, 2011, and 50% of base salary for Dr. Burton.

(3)	The maximum payout is 200% of base salary for Mr. Hugin and Ms. Fouse, as converted into shares of our Common Stock using the 30-day average closing price of our Common Stock immediately prior to the commencement of the measurement period which began on January 1, 2011, and 100% of base salary for Dr. Burton.

2008 — 2010 LTIP Performance Measures and Results

On December 18, 2007, the Compensation Committee determined that the non-GAAP diluted EPS, non-GAAP net income and non-GAAP total revenue were appropriate measures for the LTIP three-year cycle which ended on December 31, 2010, as each financial measurement provides management with an incentive to increase non-GAAP revenues and non-GAAP net income while meeting the non-GAAP EPS objective. See “Cash Bonus/Performance-Based Incentive Compensation — Fiscal 2010 MIP” for more information regarding non-GAAP financial measures.

Accordingly, the Compensation Committee approved the performance measures of the 2008-2010 LTIP, consisting of three financial performance objectives: (1) a pre-established non-GAAP diluted EPS target, (2) a pre-established non-GAAP net income target and (3) a pre-established non-GAAP revenue target. At the time the Compensation Committee established the 2008 — 2010 LTIP performance measures and targets, these targets represented a significant increase over our 2007 results. These targets were designed to be aligned with our long-term strategic plan and our ongoing commitment to deliver superior financial results to our stockholders.

Performance results for 2008 — 2010 LTIP were as follows:

•	Weighting of 25% on non-GAAP diluted EPS (achieved 108% of targeted weighting);

•	Weighting of 25% on non-GAAP net income (achieved 134% of targeted weighting); and

•	Weighting of 50% on non-GAAP total revenue (achieved 200% of targeted weighting).

Fiscal 2010 MIP and 2008 — 2010 LTIP Payments

The goals of the MIP are both financial and strategic; the goals of the LTIP are financial. Both the MIP and LTIP are designed to promote short- and long-term achievement of key corporate objectives and milestones that focus on stockholder return and link a significant portion of compensation to variable and equity-based awards. Achievement of these goals is substantially uncertain at the time such goals are established.

The following payouts of the aggregate incentive awards for the fiscal 2010 MIP and the 2008 — 2010 LTIP performance cycle were approved by the Compensation Committee on February 15, 2011:

	MIP Payments
	(Overall 142.75%	LTIP Payments	Total
Name	Achievement)	(160.5% Achievement)	Payments(1)

Sol J. Barer, Ph.D.	$1,930,551	$1,404,375	$3,334,926
Robert J. Hugin	$1,523,499	$1,123,500	$2,646,999
Jacqualyn A. Fouse	$506,621	N/A	$506,621
Aart Brouwer(2)	$192,000	$409,224	$601,224
Graham Burton, MBBS, FRCP	$386,020	$347,359	$733,379

(1)	The MIP and LTIP payment amounts listed are included in the Summary Compensation Table, column (g), which is included elsewhere in this proxy statement.

(2)	The amount reflects the value of the payment to Mr. Brouwer in Swiss francs as converted to the U.S. dollar using the 2010 average exchange ratio of approximately 1.04 Swiss francs per U.S. dollar.

Equity Grants under our 2008 Stock Incentive Plan

General

A portion of our Named Executive Officers’ and other employees’ compensation relates to the granting of equity awards, and such grants are based on the successful attainment of corporate and individual goals. Our 2008 Stock Incentive Plan is an important component of our total compensation strategy. It promotes focus on short- and long-term financial and strategic goals, enabling us to attract and retain the talented employees necessary to achieve long-term success.

In determining awards to our Named Executive Officers, the Compensation Committee reviews both the value of equity compensation and the average percentage of equity awards granted to comparable executive officers at the peer group level, and also factors in total corporate performance. The Compensation Committee’s policy on equity awards is designed to align the interests of our Named Executive Officers with those of our stockholders to achieve exceptional corporate performance over time. The stock option/RSU pool is approved each year by the Compensation Committee.

Radford recommended, and the Compensation Committee approved, the following annual equity grants to the Named Executive Officers for fiscal 2010:

Name	Stock Options	RSUs

Sol J. Barer, Ph.D.	178,000	29,700
Robert J. Hugin	100,000	16,700
David W. Gryska	46,700	7,800
Graham Burton, MBBS, FRCP	46,700	7,800

In connection with the commencement of her employment, Radford recommended, and the Compensation Committee approved, one-time grants to Ms. Fouse of a stock option to purchase 125,000 shares of Common Stock, vesting 25% each year over four years on each anniversary of the grant date, and 16,500 RSUs that are subject to a three-year, service-based cliff vesting schedule. A portion of such equity grants were made to compensate Ms. Fouse for certain equity awards that she forfeited from her prior employer. In addition, commencing in October 2010, Ms. Fouse is entitled to receive an annual equity award of stock options to purchase 11,250 shares of Common Stock and, commencing in April 2011, annual grants of 7,800 RSUs.

No equity awards were granted to Mr. Brouwer in fiscal 2010 due to his transition to Chairman International and his anticipated retirement at the end of fiscal 2010.

In December 2010, Radford recommended based on its review of Mr. Hugin’s compensation compared to the Current Peer Group, and the Compensation Committee approved, an increase in Mr. Hugin’s annual equity grant to 180,000 stock options and 30,000 RSUs.

Stock Options

Awards of options to purchase shares of our Common Stock currently are granted pursuant to our 2008 Stock Incentive Plan on a quarterly basis to our Named Executive Officers and certain other employees. Such grants vest over a four-year period in equal installments, subject to the Named Executive Officer’s continued service with us or our subsidiaries and his or her performance through each applicable vesting date, thereby encouraging retention. Stock options are subject to accelerated vesting in certain limited circumstances. In addition, the 2008 Stock Incentive Plan allows for the immediate exercise of stock options whereby shares of Common Stock acquired on exercise of the stock option are subject to the same vesting schedule as the stock option. As expressly provided in our 2008 Stock Incentive Plan, we are prohibited from any repricing of stock options unless we seek to obtain stockholder approval of any such repricing, which we do not currently anticipate seeking.

Restricted Stock Units (RSUs)

Awards of restricted stock units, or RSUs, are granted under our 2008 Stock Incentive Plan annually to our Named Executive Officers and are subject to a three-year, service-based cliff vesting schedule in order to provide an effective incentive award with a strong retention component. RSUs are subject to accelerated vesting in certain limited circumstances. Unlike other participants granted awards under our 2008 Stock Incentive Plan, the Named Executive Officers are not given the choice of whether to elect stock options or RSUs; rather, the mix is mandatory. To derive the number of RSUs granted, the target number of stock options is divided between stock options and RSUs on a two-thirds to one-third basis using a three-to-one ratio of stock options to RSUs in calculating the number of RSUs. The use of RSUs as part of the annual equity incentive program for Named Executive Officers provides a competitive profile within our peer group. Supplementing our stock option grants with RSUs enables us to use fewer shares while continuing to provide a long-term incentive award that served as an effective retention tool. Because some of our stock option awards currently are underwater, the retentive value, as well as the incentive value, of the RSU awards are significant.

Reload Options

Stock options granted to our Named Executive Officers and other executives at the vice president level and above between September 19, 2000 and October 1, 2004 contained a reload feature. The reload feature generally provided that if the optionee exercised a stock option at least six months prior to its expiration, the optionee would be granted a new stock option. The number of shares of Common Stock underlying the additional stock option would equal the number of shares of Common Stock exchanged by the optionee to exercise the original stock option or to pay withholding taxes thereon. The reload feature was removed from our 2008 Stock Incentive Plan and stock options granted after October 1, 2004 do not contain any reload feature. In connection with the exercise of a previously granted reload option, Dr. Burton received an option to purchase 148 shares of Common Stock on November 2, 2010. The grant date fair value of the additional option is reflected in the Summary Compensation Table and the Grants of Plan Based Awards Table.

Accelerated Vesting of Mr. Brouwer’s RSUs

In connection with, and effective upon, his retirement on December 31, 2010, in consideration for his years of service to the Company, the Compensation Committee approved the accelerated vesting of 2,778 RSUs previously granted to Mr. Brouwer.

Aggregate Equity Use

We believe that employee stock ownership focuses employees on long-term performance and aligns such employees’ financial interests with those of our stockholders. We are also mindful of the possible dilutive effect of such equity issuances. Our three-year average burn rate increased from 2.0% in 2009 to 2.3% in 2010 based on ISS methodology. This burn rate1 is below the Institutional Shareholder Services, Inc.’s (ISS) 2011 limit of 7.16%. In addition, our last-fiscal and three-year average gross burn rate is closely aligned with the 75th percentile of the Current Peer Group. Our issued stock overhang (i.e., total stock options and unvested RSUs outstanding divided by total shares of Common Stock issued and outstanding) is at the 75th percentile of the Current Peer Group and our total stock overhang (i.e., total stock options and unvested RSUs outstanding plus shares available for future grant divided by total shares of Common Stock issued and outstanding) trail the 50th percentile of the Current Peer Group.

The burn rate reflects the gross annual rate at which available shares have been allocated for employee stock option awards. This rate is calculated by dividing the total number of shares subject to stock option grants by the total number of shares outstanding.

Matching Contributions

Our 401(k) Plan is a tax-qualified retirement savings plan available to all of our eligible employees, including certain Named Executive Officers. Under the 401(k) Plan, we make discretionary matching contributions to participants (including certain Named Executive Officers) in the form of shares of our Common Stock to such participant’s plan account of up to 6% of their eligible earnings or the maximum permitted by law.

Mr. Brouwer, as a resident of Switzerland, does not participate in our 401(k) Plan. For fiscal 2010, we were required to make a matching payment of $76,044 (which reflects the value of the payment in Swiss francs as converted to the U.S. dollar using the 2010 average exchange ratio of approximately 1.04 Swiss francs per U.S. dollar) into a pension plan on Mr. Brouwer’s behalf pursuant to the mandatory requirements of Swiss Law.

The table below set forth the matching contributions we made under the 401(k) Plan for fiscal 2010 to eligible Named Executive Officers:

Name	Matching Contributions under the 401(k) Plan(1)

Sol J. Barer, Ph.D.	255.59 shares of Common Stock (fair value of $15,116)
Robert J. Hugin	255.59 shares of Common Stock (fair value of $15,116)
Jacqualyn A. Fouse	N/A
David W. Gryska	N/A
Aart Brouwer	N/A
Graham Burton, MBBS, FRCP	255.59 shares of Common Stock (fair value of $15,116)

(1)	The matching 401(k) Plan amounts are included in the Summary Compensation Table, column (i), which is included elsewhere in this proxy statement.

Employer Contributions to the Nonqualified Deferred Compensation Plan

The Nonqualified Plan is an unfunded nonqualified deferred compensation plan to which certain U.S. management level employees and certain Named Executive Officers may elect to defer up to 90% of their base salary and up to 100% of their MIP and LTIP. For fiscal 2010, we made semi-monthly cash matching contributions to the Nonqualified Plan on behalf of Dr. Barer and Mr. Hugin as a percent of gross base salary earnings, at a rate of 20% and 15%, respectively. Ms. Fouse, Messrs. Gryska and Brouwer, and Dr. Burton were not eligible to receive matching contributions under the Nonqualified Plan. For further discussion of the Nonqualified Plan, see “Additional Information Regarding Executive Compensation — Nonqualified Deferred Compensation Table” elsewhere in this proxy statement.

In addition, in connection with the commencement of her employment, in fiscal 2010 we made a one-time, $1 million contribution to the Nonqualified Plan on behalf of Ms. Fouse with a three-year ratable vesting schedule.

The following Named Executive Officers participated in our Nonqualified Plan and received cash contributions from us for fiscal 2010 under the Nonqualified Plan as follows:

Company Contributions under the
Name	Nonqualified Plan(3)

Sol J. Barer, Ph.D.(l)	$224,750
Robert J. Hugin(1)	$130,969
Jacqualyn A. Fouse(2)	$1,000,000

(1)	Reflects a matching cash contribution that is included in the Summary Compensation Table, column (i), which is included elsewhere in this proxy statement.

(2)	Reflects a one-time Company contribution with a three-year ratable vesting schedule for compensation and benefit loss at her prior employer.

(3)	Ms. Fouse, Messrs. Gryska and Brouwer, and Dr. Burton, are not eligible to receive matching contributions under the Nonqualified Plan.

Perquisites and Other Benefits

Each of the Named Executive Officers receives medical, dental, disability and life insurance coverage on the same terms as other employees. Our executive compensation program also includes limited perquisites and other benefits. Dr. Barer, Mr. Hugin, Ms. Fouse, Mr. Brouwer and Dr. Burton, and Mr. Gryska prior to his resignation, were eligible for reimbursement of reasonable expenses incurred in obtaining professional tax and financial counseling up to a maximum of $15,000 annually with respect to Dr. Barer and Mr. Hugin, Ms. Fouse and Mr. Gryska, and 17,000 Swiss francs (or $16,320 based on the 2010 average exchange rate of approximately 1.04 Swiss francs per U.S. dollar) with respect to Mr. Brouwer. We believe such reimbursements allow them to focus on managing our business and assist them in optimizing the value received from the various compensation and benefit programs offered. In fiscal 2010, professional tax and financial counseling reimbursements of $15,000 were made to Dr. Barer, $12,580 to Mr. Gryska, $3,000 to Dr. Burton and 10,868 Swiss francs to Mr. Brouwer ($10,433 based on the 2010 average exchange rate of approximately 1.04 Swiss francs per U.S. dollar). In addition, we provide an excess liability insurance policy. The premiums for such policies are taxable income for Dr. Barer, Mr. Hugin and Dr. Burton. These premium payments are taxable to each of Dr. Barer, Mr. Hugin and Dr. Burton. For fiscal 2010, we made premium payments as follows: $1,866 for each of Dr. Barer and Mr. Hugin and $891 for Dr. Burton. Mr. Hugin also received Company contributions to a health savings account in fiscal 2010 equal to $5,550. Attributed costs of the perquisites and other personal benefits described above for our Named Executive Officers for fiscal 2008, fiscal 2009 and fiscal 2010 are included in column (i) of the Summary Compensation Table.

We have entered into certain employment agreements with our Named Executive Officers as discussed elsewhere in this proxy statement which provide for, in part, termination benefits and, in certain cases, change of control benefits that are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Additional Information Regarding Executive Compensation — Agreements with Our Named Executive Officers”

and “Additional Information Regarding Executive Compensation — Potential Payments Upon Termination or Change in Control” elsewhere in this proxy statement.

On August 23, 2010, we entered into a Separation Agreement with Mr. Gryska providing for the terms of his separation from the Company, as discussed elsewhere in this proxy statement.

Accounting and Tax Considerations

FASB ASC 718

We have adopted Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“FASB ASC 718”) (formerly known as FAS 123R) using the modified prospective application method on January 1, 2006. Our estimate of future stock-based compensation expense is affected by our stock price, the number of stock-based awards our Board of Directors may grant in fiscal 2010 and subsequent years, as well as a number of complex and subjective valuation assumptions and the related tax impact. These valuation assumptions include, but are not limited to, the volatility of our stock price and employee stock option exercise behaviors.

Policy with respect to Compensation Deductibility

Our policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. We reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Rodman L. Drake, Chairman
Michael D. Casey
James J. Loughlin

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Executive Officers

Our executive officers and their ages and positions:

Name	Age(1)	Position

Robert J. Hugin	56	Chief Executive Officer, President and Director
Jacqualyn A. Fouse	50	Senior Vice President and Chief Financial Officer
Graham Burton, MBBS, FRCP	60	Senior Vice President, Global Regulatory Affairs, Pharmacovigilance and Corporate Quality Assurance and Compliance

(1)	As of June 15, 2011

Robert J. Hugin is our Chief Executive Officer, President and Director. See “Proposal One: Election of Directors — Nominees” for a discussion of Mr. Hugin’s business experience.

Jacqualyn A. Fouse joined us as Senior Vice President and Chief Financial Officer effective September 27, 2010. Ms. Fouse most recently served as Chief Financial Officer of Bunge Limited, a leading global agribusiness and food company (“Bunge”), since July 2007. Prior to joining Bunge, Ms. Fouse served as Senior Vice President, Chief Financial Officer and Corporate Strategy at Alcon Laboratories, Inc. since 2006, and as its Senior Vice President and Chief Financial Officer since 2002. Ms. Fouse served as Chief Financial Officer from 2001 to 2002 at SAirGroup. Previously, Ms. Fouse held a variety of senior finance positions at Alcon and its then majority owner Nestlé S.A. Ms. Fouse worked at Nestlé from 1993 to 2001, including serving as Group Treasurer of Nestlé from 1999 to 2001. Ms. Fouse worked at Alcon from 1986 to 1993 and held several positions, including Manager Corporate Investments and Domestic Finance. Earlier in her career, she worked at Celanese Chemical and LTV Aerospace and Defense. Ms. Fouse earned a B.A. and an M.A. in Economics from the University of Texas at Arlington. Ms. Fouse also serves as a member of the board of directors of Dick’s Sporting Goods.

Dr. Graham Burton has served as our Senior Vice President, Global Regulatory Affairs, Pharmacovigilance and Corporate Quality Assurance and Compliance from July 2003. Since then, his responsibilities have increased to the extent where he has become one of our executive officers, even though his title remains the same. Previously, Dr. Burton had been Senior Vice President Global Regulatory Affairs and Quality Assurance at Johnson & Johnson Pharmaceutical Research & Development, LLC from 1997 to 2003. Dr. Burton received his medical degree in 1975 from St. George’s Hospital Medical School, London and became a Fellow of the Royal College of Physicians in 1997. He was a practicing physician specializing in internal medicine and cardio-pulmonary disorders from 1975 to 1984 followed by four years as a Senior Medical Officer with the Medicines Control Agency of the UK’s Department of Health. He was the Medical Director for Upjohn UK from 1988 to 1995 and then for two years was Vice President Global Regulatory Affairs in the United States with Pharmacia & Upjohn.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008.

							Change in
							Pension
							Value and
							Nonqualified
						Non- Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Sol J. Barer, Ph.D.	2010	$1,127,000	—	$1,825,956	$3,314,413	$3,334,926	—	$256,732	$9,859,027
Chief Executive	2009	$1,057,667	—	$1,148,610	$3,569,227	$2,685,397	—	$243,205	$8,704,106
Officer and Chairman of the Board(6)	2008	$939,000	—	—	$4,874,831	$2,166,995	—	$216,551	$8,197,377
Robert J. Hugin	2010	$889,375	—	$1,386,686	$2,332,222	$2,646,999	—	$153,501	$7,408,783
President, Chief	2009	$770,000	—	$650,180	$2,128,713	$1,682,455	—	$135,673	$5,367,021
Operating Officer and Director(7)	2008	$733,333	—	—	$3,035,862	$1,571,730	—	$126,976	$5,467,901
Jacqualyn A. Fouse	2010	$185,769	—	$958,650	$2,414,357	$506,621	—	$1,000,000	$5,065,397
Senior Vice President and Chief Financial Officer(8)
David W. Gryska	2010	$455,000	—	$479,544	$648,884	—	—	$580,010	$2,163,438
Former Senior Vice	2009	$526,167	—	$281,730	$970,298	$730,150	—	$26,641	$2,534,986
President and Chief	2008	$489,435	—	—	$1,517,931	$350,925	—	$21,003	$2,379,294
Financial Officer(9)
Graham Burton, MBBS, FRCP	2010	$491,667	—	$479,544	$808,774	$733,379	—	$19,007	$2,532,370
Sr. Vice President	2009	$470,833	—	$216,740	$918,674	$644,245	—	$17,686	$2,268,178
GRA&P	2008	$447,141	—	—	$2,659,997	$580,601	—	$13,626	$3,701,365
Aart Brouwer	2010	$480,000	—	—	—	$601,224	—	$86,477	$1,167,701
Chairman Int’l	2009	$462,963	—	$108,370	$491,768	$678,753	—	$67,001	$1,808,855
and Senior Advisor	2008	$579,078	—	—	$790,730	$744,862	—	$51,686	$2,166,356
to Celgene Chairman and Chief Executive Officer(10)

(1)	No bonuses are reportable under column (d) but rather are included as non-equity incentive plan compensation under column (g). The amounts in column (g) represent the aggregate cash awards paid in fiscal 2010, fiscal 2009 and fiscal 2008 to the Named Executive Officers as Non-Equity Incentive Plan Compensation under the MIP and the LTIP, which are discussed in further detail under the heading “2010 Executive Compensation Components — Cash Bonus/Performance-Based Incentive Compensation.”

(2)	The value of RSU awards in column (e) and stock options in column (f) equals the fair value at date of grant, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value is calculated in accordance with FASB ASC 718. Amounts reflected in columns (e) and (f) of the Summary Compensation Table include awards with time-based vesting. Of the amount reported in column (f) with respect to Dr. Burton, $1,903 represents the grant date fair value, calculated in accordance with FASB ASC 718, of an additional option purchase of 148 shares of Common Stock which was granted to Dr. Burton on November 2, 2010 in connection with his exercise of a previously granted reload option. The assumption used in determining the grant date fair values of these RSU and option awards for their respective years are set forth in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC.

(3)	The amounts in column (g) reflect the aggregate cash awards to the Named Executive Officers under the fiscal 2010, fiscal 2009 and fiscal 2008 MIP and the 2008 — 2010, 2007 — 2009 and 2006 — 2008 performance periods under the LTIP. The payouts of the cash compensation awards under the fiscal 2010 MIP and the 2008 — 2010 performance period under the LTIP were approved by the Compensation Committee on February 15, 2011 and paid shortly thereafter. The MIP and the LTIP are discussed in further detail under the heading “2010 Executive Compensation Components — Cash Bonus/Performance-Based Incentive Compensation” and which, for purposes of this Summary Compensation Table, have been characterized as “Non-Equity Incentive Plan Compensation” under this column (g) rather than “Bonus” under column (d).

(4)	We do not have a pension plan for our Named Executive Officers. Under our Nonqualified Plan, there are no above-market or preferential earnings. Notwithstanding the foregoing, we make matching contributions for Mr. Brouwer under a pension plan maintained pursuant to the mandatory requirements of Swiss law

(5)	The amounts in column (i) reflect the following:

			Value of	Value of
		Value of	Matching	Matching
		Employer	Contributions	Contributions
		Contributions	To the 401(k)	To a Pension	Professional	Excess	Contributions
		to the	Plan in	Plan Pursuant	Tax and	Liability	to Health
		Nonqualified	Shares of	to Swiss	Financial	Insurance	Savings	Termination
Name	Year	Plan*	Common Stock**	Federal Law	Counseling	Premiums	Account	Benefits***	Total

Sol J. Barer, Ph.D.	2010	$224,750	$15,116	—	$15,000	$1,866	—	—	$256,732
	2009	$209,367	$16,543	—	$14,890	$2,405	—	—	$243,205
	2008	$186,200	$12,476	—	$15,000	$2,875	—	—	$216,551
Robert J. Hugin	2010	$130,969	$15,116			$1,866	$5,550	—	$153,501
	2009	$115,125	$16,543	—	—	$2,405	$1,600	—	$135,673
	2008	$109,375	$12,476	—	—	$2,875	$2,250	—	$126,976
Jacqualyn A. Fouse	2010	$1,000,000	—	—	—	—	—	—	$1,000,000
David W. Gryska	2010	—	—	—	$12,580	—	—	$567,430	$580,010
	2009	—	$16,543	—	$10,098	—	—	—	$26,641
	2008	—	$12,476	—	$8,527	—	—	—	$21,003
Graham Burton, MBBS, FRCP	2010	—	$15,116	—	$3,000	$891	—	—	$19,007
	2009	—	$16,543	—	—	$1,143	—	—	$17,686
	2008	—	$12,476	—	—	$1,150	—	—	$13,626
Aart Brouwer	2010	—	—	$76,044	$10,433	—	—	—	$86,477
	2009	—	—	$60,376	$6,625	—	—	—	$67,001
	2008	—	—	$45,122	$6,564	—	—	—	$51,686

*	Reflects matching contributions for Dr. Barer and Mr. Hugin and a one-time discretionary employer contribution on behalf of Ms. Fouse in connection with compensation and benefit loss at her prior employer.

**	The value of the matching contributions is based on the number of shares of Common Stock multiplied by the closing price of our Common Stock on December 31, 2010.

***	Reflects termination benefits to Mr. Gryska consisting of a lump sum severance payment in the amount of $550,000 and the Company’s cost to cover Mr. Gryska’s COBRA continuation coverage for the period from his termination date through December 31, 2010.

(6)	Dr. Barer retired as Chief Executive Officer on June 16, 2010 and served as Executive Chairman of the Board of Directors from that date until his retirement on December 31, 2010. Dr. Barer’s compensation reflects the compensation he received in both capacities during fiscal 2010. Since January 1, 2011, Dr. Barer has served as non-executive Chairman of the Board of Directors. Dr. Barer is not standing for re-election.

(7)	Mr. Hugin became our President and Chief Executive Officer on June 16, 2010. Prior to that date he served as our President and Chief Operating Officer. Mr. Hugin also serves as a member of the Board of Directors but does not receive any compensation in such capacity.

(8)	Ms. Fouse joined the Company as Senior Vice President and Chief Financial Officer on September 27, 2010.

(9)	Mr. Gryska resigned from the Company as Chief Financial Officer effective September 27, 2010 and as Senior Vice President effective November 1, 2010.

(10)	Mr. Brouwer retired from the Company on December 31, 2010. The amounts of compensation paid to Mr. Brouwer reflect the value of such compensation paid in Swiss francs as converted to the U.S. dollar using the 2010, 2009 and 2008 average exchange rates of approximately 1.04, 1.08 and 1.08 Swiss francs per U.S. dollar, respectively.

Agreements with our Named Executive Officers

Employment Agreements with Dr. Barer and Mr. Hugin

Effective as of May 1, 2006, we entered into new employment contracts with Dr. Barer and Mr. Hugin, which were subsequently amended effective December 31, 2008 solely for the purpose of addressing the deferred compensation requirements under Section 409A of the Code, and effective on June 16, 2010 in connection with Dr. Barer’s retirement as, and Mr. Hugin’s becoming Chief Executive Officer.

The employment agreements both had an initial term of three years. Dr. Barer’s agreement expired on December 31, 2010 in accordance with his amended employment agreement. Mr. Hugin’s employment agreement will automatically extend for successive one-year terms unless either we or Mr. Hugin provide written notice to the other, at least six months prior to the expiration of the then term, of such party’s intention to terminate his employment at the end of such term, unless terminated sooner as provided in Mr. Hugin’s employment agreement.

By action of the Compensation Committee, consistent with his employment agreement, in February 2010, Dr. Barer’s base salary was approved to be increased effective May 1, 2010 to $1,140,000, his MIP target bonus increased to 120% and his annual LTIP bonus established with a threshold, target and maximum bonus of 50%, 125% and 200%, respectively, for the three-year performance cycles for the 2009 — 2011 and 2010 — 2012 LTIPs, except that his awards for the 2009 — 2011 and 2010 — 2012 LTIPs will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets under the LTIP.

In connection with his amended employment agreement, effective June 16, 2010, Mr. Hugin’s base salary was increased to $975,000 (after being increased to $810,000 in February 2010) and his MIP target bonus was increased to 120% of his base salary. Under his employment agreement Mr. Hugin is eligible to earn an annual LTIP bonus with the threshold, target and maximum bonuses equal to 50%, 100% and 200% of base salary, respectively, for the three-year performance cycle 2009 — 2011, and, effective beginning with the 2011 — 2013 performance cycle of the LTIP, his target LTIP award will increase to 125% of base salary.

By action of the Compensation Committee, in February 2010, Dr. Barer’s and Mr. Hugin’s annual option target grant was increased to 267,000 and 150,000 shares of Common Stock, respectively. In addition, Mr. Hugin’s amended employment agreement provided for an additional option to purchase 39,000 shares of Common Stock to be allocated over the remaining quarterly grant year commencing on June 16, 2010, and 6,500 RSUs which were granted to him on June 16, 2010. By action of the Compensation Committee, consistent with his employment agreement, in February 2011, Mr. Hugin’s base salary was increased by 10.3% to $1,075,000 (to be effective May 1, 2011), his MIP target was increased to 125% (for fiscal 2011) and his target equity award was adjusted as follows: an option to purchase 180,000 shares of Common Stock and 30,000 RSUs.

The following provisions which continue to apply to Mr. Hugin under his employment agreement, also applied to Dr. Barer under his employment agreement prior to his retirement on December 31, 2010:

•	The executive is entitled reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling, up to a maximum of $15,000 annually, payment of excess liability insurance premiums, and participation in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees.

•	If the executive’s employment is terminated due to his disability or incapacitation or for any reason other than by us for “cause,” or due to his death, the executive is entitled to receive a lump sum payment equal to the executive’s then annual base salary, a pro rata share of the executive’s annual target bonus (based on the assumption that all performance or other criteria had been met) and certain accrued benefits. Further, if the executive’s employment is terminated by us without “cause” or because of disability or incapacitation or by the executive for “good reason” at any time during the two-year period following a “change in control” or if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” during the 90-day period prior to a “change in control,” the executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual bonus paid within the three years prior to the change in control, certain accrued benefits, payment of health and welfare premiums for the executive and his dependents for three years or, in certain instances, substitute arrangements on a similar tax basis and, upon the occurrence of a “change in control,” full and immediate vesting of all stock options and equity awards; provided that such payment will be reduced by any payment made to the executive prior to the “change in control” on account of the executive’s termination.

•	The executive may also be entitled to receive a gross-up payment in certain circumstances if payments or benefits provided trigger an excise tax under Section 4999 of the Code, but only if the payments and benefits provided exceed 105% of the greatest amount that could be paid without triggering the excise tax. If the payments and benefits provided do not exceed 105% of the greatest amount that could be paid without triggering the excise tax, then the payments and benefits will be reduced to the greatest amount that could be paid without triggering the excise tax.

•	The executive is subject to a non-competition provision which applies during the period they are employed by us and until the first anniversary of the date their employment terminates (or, if change in control payments and benefits are paid, generally the second anniversary of the later of the date their employment terminates or the change in control date). In addition, the employment agreement contains a patent/ inventions provision and a perpetual confidentiality provision.

For purposes of the employment agreements, “cause” generally means:

•	the conviction of a crime involving moral turpitude or a felony;

•	acts or omissions taken in bad faith and to the detriment of the Company; or

•	a breach of any material term of such agreement.

For purposes of the employment agreements, “good reason” generally means, without the executive’s consent:

•	the failure to elect or appoint the executive to, or reelect or reappoint the executive to, or removal of the executive from, his position with the Company or as a member of the Board of Directors;

•	a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to the executive’s position;

•	a determination by the executive made in good faith that, as a result of a change in control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position;

•	a breach by the Company of any material provision of the agreement;

•	a reduction in annual base salary;

•	a 50-mile or greater relocation of the Company’s principal office;

•	the failure of the Company to continue any health or welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which the executive is participating immediately prior to a change in control, unless the executive is provided substantially comparable benefits at no greater after-tax cost or the Company’s taking any action which adversely affects the executive’s participation in or which reduces the executive’s benefits under any such plan; or

•	the failure of a successor to assume the agreement.

For purposes of the employment agreements, “change in control” generally means:

•	any person becomes the beneficial owner of Company securities which represent 30% of the total combined voting power of the Company’s then outstanding securities;

•	a merger, consolidation or other business combination of the Company;

•	the persons who are members of the Board of Directors cease to constitute at least a majority of the Board of Directors; or

•	the approval by the stockholders of the Company of any plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company’s assets.

The definition of “change in control” that applies if the executive is terminated by the Company without cause or by the executive for good reason during the 90-day period prior to a “change in control” is the definition provided in the Treasury regulations under Section 409A of the Code, which eliminates, among other things, the approval by the Company’s stockholders of any plan of complete liquidation.

Services Agreement with Dr. Barer

We entered into a Services Agreement with Dr. Barer which provides that effective January 1, 2011, Dr. Barer will serve as non-executive Chairman of the Board of Directors until immediately after the 2011 Annual Meeting and as a consultant to the Company from January 1, 2011 to December 31, 2012 (the period that Dr. Barer will be providing services under the Services Agreement is referred to as the “Contract Period”). The Services Agreement provides that, during the Contract Period, Dr. Barer will be an independent contractor and that he will be entitled to the following compensation and benefits:

•	a monthly cash retainer of $12,500, payable while he is Chairman of the Board of Directors (for a total retainer of $75,000);

•	an annual consulting fee of $1,250,000;

•	continued health insurance (with respect to Dr. Barer and his spouse, until they are eligible for health care benefits pursuant to Medicare, and with respect to his eligible dependent, until June 30, 2012) where the first 18 months are continuation coverage under COBRA; and

•	continued reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling up to an annual maximum of $15,000.

During the Contract Period, Dr. Barer will not be eligible to participate in any of our employee benefit plans or programs, including the MIP, the LTIP and our 2008 Stock Incentive Plan.

If Dr. Barer’s services are terminated by us without “cause” (which is the same definition in his employment agreement) or due to his death or disability or incapacitation, then, in addition to certain accrued amounts, Dr. Barer will be entitled to receive his annual consulting fee and monthly retainer that he would have been entitled to receive from the date of his termination through the end of the Contract Period (the “Contract Amount”). Further, if Dr. Barer’s services are terminated by us without “cause” or by him for “good reason” at any time during the two-year period commencing on a “change in control” (which is the Code Section 409A-compliant definition contained in his employment agreement) or the 90-day period prior to a “change in control,” Dr. Barer will be entitled to receive the Contract Amount. Such amount will be reduced by any payment made to him prior to the “change in control” on account of his termination. In addition, upon the occurrence of a “change in control,” Dr. Barer will receive full and immediate vesting of all stock options and equity awards.

For purposes of the Services Agreement, “good reason” generally means, without Dr. Barer’s consent:

•	while Dr. Barer is Chairman of the Board of Directors, a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to his position;

•	while Dr. Barer is Chairman of the Board of Directors, a determination by Dr. Barer made in good faith that, as a result of a change in control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position;

•	a breach by the Company of any material provision of the agreement;

•	a reduction in the annual consulting fee;

•	failure of the Company to continue in effect any health plan in which Dr. Barer (and eligible dependents) are participating immediately prior to a change in control, unless Dr. Barer (and eligible dependents) are permitted to participate in another plan providing Dr. Barer (and eligible dependents) with substantially comparable benefits at no greater after-tax cost to Dr. Barer (and eligible dependents), or the taking of any action by the Company which would adversely affect Dr. Barer’s (and eligible dependents’) participation in or reduce Dr. Barer’s (and eligible dependents’) benefits under any such plan;

•	a 50-mile or greater relocation of the Company’s principal office; or

•	the failure of a successor to assume the Services Agreement.

The Services Agreement also contains a non-competition provision which applies during the Contract Period and for one year thereafter (or, if change in control payments are made, generally the second anniversary of the later of the date his services are terminated or the change in control date). In addition, the Services Agreement contains a patent/inventions provision and a perpetual confidentiality provision.

Letter Agreement with Ms. Fouse

On August 18, 2010, effective September 27, 2010, we entered into an employment letter agreement with Ms. Fouse. The letter agreement provides for an initial base salary of $700,000 and a target incentive under the MIP equal to 65% of annual base salary (up to a maximum of 200%). The letter agreement provided that Ms. Fouse would receive a one-time grant of options to purchase 125,000 shares of Common Stock and 16,500 RSUs and an annual grant of options to purchase 45,000 shares of Common Stock and 7,800 RSUs. The stock options are subject to service-based vesting over four years and the RSUs are subject to a three year service-based cliff vesting schedule. Ms. Fouse is entitled to participate in our Deferred Compensation Plan and she received a one-time cash contribution into her non-qualified deferred compensation account of $1,000,000 with a three-year ratable vesting schedule. Ms. Fouse also is entitled to reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling up to a maximum of $15,000 annually. The letter agreement also provides that Ms. Fouse is entitled to participate in our U.S. comprehensive health and welfare benefit programs. The letter agreement also provides that if Ms. Fouse’s employment is terminated by us for any reason other than for cause, she would be entitled to receive a lump sum payment equal to 12 months’ base salary and bonus plus continuation of benefits, less applicable taxes. Further, the letter agreement provides that in the event of a change in control Ms. Fouse would be entitled to receive a lump sum payment equal to 18 months’ base salary and bonus plus continuation of benefits, less applicable taxes, and that her unvested stock options and RSUs would become fully vested if her employment is terminated in connection with a change in control. If Ms. Fouse becomes entitled to any amounts subject to the excise tax under Code Section 280G, such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would result in a greater payment amount to Ms. Fouse. We do not have any separate change in control agreements or arrangements with Ms. Fouse.

Letter Agreement with Mr. Gryska

Effective as of December 6, 2006, we entered into an employment letter agreement with Mr. Gryska. The letter agreement provided for an initial annual base salary of $450,000 and a target incentive under the MIP equal to 50% of annual base salary (up to a maximum of 200%) and a target LTIP of 50% of annual base salary (up to a maximum of 100%). In February 2010, by action of the Compensation Committee, Mr. Gryska’s base salary was increased by 3.5% to $550,000 and his annual target equity award consisted of an option to purchase 46,700 shares of Common Stock and a grant of 7,800 RSUs. Mr. Gryska also was entitled to reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling, up to a maximum of $15,000 annually, and payment of excess liability insurance premiums (which Mr. Gryska waived for fiscal 2010). The letter agreement also provided that Mr. Gryska was entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees. The letter agreement also provided that if Mr. Gryska’s employment was terminated by us for any reason other than for cause or as a result of a change in control, he would have been entitled to receive a lump sum payment equal to 12 months’ base salary and bonus, less applicable taxes. We amended Mr. Gryska’s employment agreement effective April 28, 2008 as follows: (i) to define the term “cause” as such term is defined in Dr. Barer’s employment agreement; (ii) to define “change in control” as such term is defined in the 2008 Stock Incentive Plan; and (iii) to include 12 months of Company-paid benefit coverage under COBRA for health and dental insurance, subject to Mr. Gryska’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date) if he would be terminated by the Company without cause or if he would be terminated by the Company for any reason on or following a change in control. We did not have any separate change in control agreements or arrangements with Mr. Gryska.

Separation Agreement with Mr. Gryska

On August 23, 2010, Mr. Gryska resigned as Chief Financial Officer effective as of September 27, 2010 and as Senior Vice President effective as of November 1, 2010. In connection with his resignation, on August 23, 2010, we entered into a separation agreement with Mr. Gryska that provided for his full release of claims against the Company and provided him a $550,000 lump sum payment and continued coverage under our health plan pursuant to COBRA at the Company’s expense for up to 12 months.

Employment Agreement with Mr. Brouwer

We entered into an updated employment agreement with Mr. Brouwer effective November 1, 2008 in connection with the change in his responsibilities and appointment to Chairman International and Senior Advisor to the Celgene Chairman and Chief Executive Officer which provided that, effective January 1, 2009 (i) his base salary was 500,000 Swiss francs (or $462,963 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar and $480,000 based on the 2010 average exchange rate of 1.04 Swiss francs per U.S. dollar); (ii) his bonus target was 340,000 Swiss francs (or $314,815 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) and 200,000 Swiss francs (or $192,000 based on the 2010 average exchange rate of 1.04 Swiss francs per U.S. dollar) for fiscal 2009 and fiscal 2010, respectively; (iii) he was entitled to receive financial planning assistance up to 17,000 Swiss francs (or $15,741 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar and $16,320 based on the 2010 average exchange rate of 1.04 Swiss francs per U.S. dollar); and (iv) his annual option target grant was 25,000 shares of Common Stock. In addition, Mr. Brouwer was authorized to use a Company-paid car when commuting for business, and he was no longer a participant in the LTIP. Mr. Brouwer was entitled to participate in all employee benefit programs offered by our subsidiary, Celgene International Sarl. The agreement also contained provisions for duties of loyalty, confidentiality, inventions and non-competition (which apply during the period he was employed by us and until the first anniversary of the date his employment terminated). We did not have any change in control agreements or arrangements with Mr. Brouwer. We also made contributions into a non-company sponsored pension plan as required pursuant to the laws of Switzerland. Mr. Brouwer retired from the Company effective December 31, 2010.

Letter Agreement with Dr. Burton

Effective as of June 2, 2003, we entered into an employment letter agreement with Dr. Burton. The letter agreement provides for an initial annual base salary of $375,000 and an annual target bonus of 40% of annual base salary. In addition, pursuant to his letter agreement, Dr. Burton received an initial grant of an option to purchase 50,000 shares of our Common Stock (at the fair market value of our Common Stock on the grant date) and is entitled to receive an annual grant to purchase 20,000 shares of our Common Stock (at the fair market value of our Common Stock on the grant date). In February 2010, by action of the Compensation Committee, Dr. Burton’s base salary was increased by 3.5% to $495,000 and his annual target equity award consists of an option to purchase 46,700 shares of Common Stock and a grant of 7,800 RSUs. The letter agreement also provides that Dr. Burton is entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees. In addition, the letter agreement provides that if Dr. Burton’s employment is terminated by us without “cause,” he is entitled to receive a lump sum payment equal to 12 months’ base salary, less applicable taxes. We have amended Dr. Burton’s employment agreement effective April 28, 2008 as follows: (i) to define the term “cause” as such term is defined in Dr. Barer’s employment agreement; (ii) to include bonus in the severance calculation; (iii) to include 12 months of Company-paid COBRA benefit coverage for health and dental insurance, subject to Dr. Burton’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date) in the event he is terminated by the Company other than for “cause”; and (iv) to provide that if Dr. Burton is terminated by the Company for any reason on or following a “change in control” (as defined in the 2008 Stock Incentive Plan) he will receive the same severance payable if he is terminated by the Company other than for cause. We do not have any separate change in control agreements or arrangements with Dr. Burton.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards granted to Named Executive Officers eligible to participate in fiscal 2010: (a) the name; (b) the grant date; (c), (d) and (e) the estimated potential/future payouts under: (1) our LTIP non-equity incentive plan awards, which consist of estimated future payouts under the LTIP for the fiscal 2010 — 2012 performance period granted in fiscal 2010 and payable after the three-year performance period if either the threshold, target or maximum goal is satisfied and (2) the target and maximum potential MIP payouts that could have been earned in fiscal 2010; (i) all stock awards, which consist of RSUs awarded to Named Executive Officers in fiscal 2010; (j) all stock option awards, which consist of the number of shares underlying stock options awarded to Named Executive Officers in fiscal 2010; (k) the exercise price of the stock option awards, which reflects the closing price of the shares of our Common Stock on the date of grant; and (l) the grant date fair value of each equity award, computed in accordance with FASB ASC 718. Columns (f), (g) and (h) relating to estimated future payouts under equity incentive plan awards have been omitted because no such awards have been granted for the periods presented.

							Stock	Awards	Exercise
							Awards	Number of	or	Grant Date
				Estimated Potential/Future			Number of	Securities	Base Price	Fair Value
				Payouts Under Non-Equity			Shares of	Underlying	of Option	of Stock
	Grant		Comm	Incentive Plan Awards(2)(3)			Stock or	Options	Awards	and Option
Name	Date		Action(1)	Threshold	Target	Maximum	Units(4)	(#)(4)	($/Sh)(5)	Awards(6)
(a)	(b)			(c)	(d)	(e)	(i)	(j)	(k)	(l)

Sol J. Barer, Ph.D.	02/04/10	(2)(3)		$550,000	$1,376,250	$2,202,000
	02/04/10	(2)(3)		—	$1,368,000	$2,280,000
	01/12/10		12/15/09					44,167	$56.99	$851,093
	04/13/10		12/15/09					44,500	$61.48	$866,157
	04/13/10		2/4/10				29,700		$61.48	$1,825,956
	07/13/10		12/15/09					44,500	$52.34	$811,364
	10/12/10		12/15/09					44,500	$57.88	$785,799

Robert J. Hugin	02/04/10	(2)(3)		$390,000	$780,000	$1,560,000
	02/04/10	(2)(3)		—	$1,170,000	$1,950,000
	01/12/10		12/15/09					25,000	$56.99	$481,748
	04/13/10		12/15/09					25,000	$61.48	$486,605
	04/13/10		2/4/10				16,700	—	$61.48	$1,026,716
	06/16/10		2/4/10				6,500	—	$55.38	$359,970
	07/13/10		12/15/09					38,000	$52.34	$692,850
	10/12/10		12/15/09					38,000	$57.88	$671,019

Jacqualyn A. Fouse	02/04/10	(2)(3)		—	—	—
	02/04/10	(2)(3)		—	$455,000	$910,000
	10/01/10		9/27/10					125,000	$58.10	$2,215,700
	10/01/10		9/27/10				16,500	—	$58.10	$958,650
	10/12/10		9/27/10					11,250	$57.88	$198,657

David W. Gryska	02/04/10	(2)(3)		$265,000	$530,000	$1,060,000
	02/04/10	(2)(3)		—	$330,000	$660,000
	01/12/10		12/15/09					10,834	$56.99	$208,770
	04/13/10		12/15/09					11,675	$61.48	$227,245
	04/13/10		2/4/10				7,800	—	$61.48	$479,544
	07/13/10		12/15/09					11,675	$52.34	$212,869

Graham Burton, MBBS, FRCP	02/04/10	(2)(3)		$118,750	$237,500	$475,000
	02/04/10	(2)(3)		—	$272,250	$544,500
	01/12/10		12/15/09					8,334	$56.99	$160,595
	04/13/10		12/15/09					11,675	$61.48	$227,245
	04/13/10		2/4/10				7,800	—	$61.48	$479,544
	07/13/10		12/15/09					11,675	$52.34	$212,869
	10/12/10		12/15/09					11,675	$57.88	$206,162
	11/2/2010	(7)						148	$62.95	$1,903

Aart Brouwer(8)	02/04/10			—	—
	02/04/10			—	$192,000	$192,000

(1)	“Comm Action” refers to the date the Compensation Committee voted to approve the fiscal 2010 stock option and RSU grants listed in column (b) with respect to stock options and RSUs granted under the 2008 Stock Incentive Plan.

(2)	The amounts reflected in columns (c), (d) and (e) represent the estimated target range of the future payout for the LTIP for each Named Executive Officer, which was established by the Compensation Committee on February 4, 2010. These amounts may be earned after completion of the fiscal 2010 — 2012 LTIP performance cycle, due to the Named Executive Officer’s status as an eligible participant in 2010 if the threshold, target or maximum goals are satisfied for at least one performance measure. The potential payouts are performance-driven and therefore completely at risk. Awards under the 2010 — 2012 cycle are payable in cash or shares at the discretion of the Compensation Committee. We anticipate at this time that payment will be in cash rather than shares; thus the estimated payments are reflected in the “non-equity awards” column rather than the “equity awards” column. For additional information regarding LTIP awards, see “Cash Bonus/Performance-Based Incentive Compensation — Long-Term Incentive Plan” under the “Compensation Discussion and Analysis.” See footnote 3 to the Summary Compensation Table for the actual amounts that were approved by the Compensation Committee on February 15, 2011 and paid to the Named Executive Officers shortly thereafter under the 2008 — 2010 LTIP performance cycle. The maximum LTIP is 200% of the Named Executive Officer’s individual annual base salary for Dr. Barer and Mr. Hugin and 200% of target for Dr. Burton.

(3)	The amounts reflected in columns (c), (d) and (e) include the potential target and maximum payouts of the awards granted in fiscal 2010 to each Named Executive Officer under the MIP, which were established by the Compensation Committee on February 4, 2010. See “Cash Bonus/Performance-Based Incentive Compensation — Management Incentive Plan” under the heading “Compensation Discussion and Analysis” for more information regarding the bonus targets under the MIP. See footnote 3 to the Summary Compensation Table for the actual amounts that were approved by the Compensation Committee on February 15, 2011 and paid to the Named Executive Officers shortly thereafter under the MIP. The maximum MIP is 200% of the annual bonus target, except for Dr. Barer and Mr. Hugin whose MIP maximum is 200% of their respective base salaries.

(4)	All stock options and RSUs granted in fiscal 2010 were granted pursuant to our 2008 Stock Incentive Plan. The stock option granted to Dr. Burton in connection with the exercise of a reload option vests six months after the grant date. All other stock option grants vest in annual increments of 25% of each total grant. All options were granted at the fair market value of Common Stock on the effective date of grant. All RSUs vest in full on the third anniversary of the grant date.

(5)	This column reflects the closing price of the shares of our Common Stock on the date of the grant, which equals the exercise price for the stock options granted and the grant date fair value per share of RSUs granted.

(6)	This column reflects the full grant date fair value of stock options and RSUs computed in accordance with FASB ASC 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, granted to the Named Executive Officers in fiscal 2010. The actual value, if any, that a Named Executive Officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value computed in accordance with FASB ASC 718. The assumptions used in determining the grant date fair values of these awards are set forth in note 15 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC.

(7)	This option is a reload option, granted following Dr. Burton’s exercise of an option with a reload feature. We amended the 2008 Stock Incentive Plan to eliminate the reload feature for all stock options granted on or after October 1, 2004.

(8)	The amounts reflect the value of Mr. Brouwer’s compensation to be paid in Swiss francs as converted to the U.S. dollar using the 2010 average exchange rate of approximately 1.04 Swiss francs per U.S. dollar. The LTIP amounts for Mr. Brouwer were established by the Compensation Committee on February 4, 2010 in U.S. dollars.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following tables provide information on holdings of stock options and stock awards as of December 31, 2010, by our Named Executive Officers. Each equity grant is shown separately for each Named Executive Officer. For additional information about the option awards, see “Equity Grants under our 2008 Stock Incentive Plan” under “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Sol J. Barer, Ph.D.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Underlying			or Units	Units of	Other	Units or Other
	Underlying	Underlying	Unexercised			of Stock	Stock	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	That Have	That Have	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Sol J. Barer, Ph.D.(5)	60,000	—		$73.55	10/9/2017
	45,000	—		$71.82	7/8/2018
	45,000	—		$62.42	4/8/2018
	44,500	—		$61.48	4/13/2020
	11,845	—		$59.01	7/6/2014
	60,000	—		$58.53	7/10/2017
	60,000	—		$58.04	4/10/2017
	44,500	—		$57.88	10/12/2020
	45,000	—		$57.80	10/14/2018
	44,167	—		$56.99	1/12/2020
	25,000	—		$54.85	1/9/2017
	44,167	—		$54.55	10/13/2019
	44,500	—		$52.34	7/13/2020
	45,000	—		$50.36	1/13/2019
	60,000	—		$49.61	1/8/2018
	44,167	—		$46.02	7/14/2019
	45,895	—		$42.39	6/10/2013
	139,600	—		$42.39	1/21/2014
	37,752	—		$42.39	4/6/2014
	201,601	—		$42.39	6/10/2013
	36,373	—		$42.39	9/15/2013
	36,320	—		$42.39	12/15/2013
	25,709	—		$42.39	7/6/2014
	44,166	—		$39.01	4/14/2019
	64,152	—		$35.67	12/29/2015
	200,000	—		$34.05	12/29/2015
	30,000	—		$26.74	10/4/2015
	108,534	—		$26.35	1/17/2011
	111,488	—		$26.35	1/25/2012
	27,666	—		$26.35	6/18/2012
	27,686	—		$26.35	10/22/2012
	28,674	—		$26.35	12/31/2012
	40,490	—		$26.35	6/10/2013
	30,000	—		$20.61	7/5/2015
	30,000	—		$17.12	4/5/2015
	60,000	—		$15.49	10/5/2014
	118,824	—		$14.25	2/15/2015
	7,500	—		$12.59	1/4/2015

Robert J. Hugin

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Underlying			or Units	Units of	Other	Units or Other
	Underlying	Underlying	Unexercised			of Stock	Stock	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	That Have	That Have	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert J. Hugin						16,667	$928,019
						16,700	$1,026,716
						6,500	$359,970
	22,500	7,500		$73.55	10/9/2017
	15,000	15,000		$71.82	7/8/2018
	15,000	15,000		$62.42	4/8/2018
	—	25,000		$61.48	4/13/2020
	1,694	—		$59.01	1/17/2011
	1,694	—		$59.01	1/25/2012
	7,897	—		$59.01	7/6/2014
	1,694	—		$59.01	6/10/2013
	1,694	—		$59.01	1/21/2014
	22,500	7,500		$58.53	7/10/2017
	22,500	7,500		$58.04	4/10/2017
	—	38,000		$57.88	10/12/2020
	15,000	15,000		$57.80	10/14/2018
	—	25,000		$56.99	1/12/2020
	11,250	3,750		$54.85	1/9/2017
	6,250	18,750		$54.55	10/13/2019
	—	38,000		$52.34	7/13/2020
	7,500	22,500		$50.36	1/13/2019
	15,000	15,000		$49.61	1/8/2018
	6,250	18,750		$46.02	7/14/2019
	68,716	—		$42.39	1/21/2014
	25,168	—		$42.39	4/6/2014
	17,139	—		$42.39	7/6/2014
	24,249	—		$42.39	9/15/2013
	24,213	—		$42.39	12/15/2013
	6,250	18,750		$39.01	4/14/2019
	120,000	—		$35.67	12/29/2015
	120,000	—		$34.05	12/29/2015
	20,000	—		$26.74	10/4/2015
	36,538	—		$25.68	1/17/2011
	75,838	—		$25.68	1/25/2012
	19,448	—		$25.68	6/18/2012
	19,464	—		$25.68	10/22/2012
	20,172	—		$25.68	12/31/2012
	232,068	—		$25.68	6/10/2013
	25,958	—		$25.68	1/21/2014
	20,000	—		$20.61	7/5/2015
	20,000	—		$17.12	4/5/2015
	40,000	—		$15.49	10/5/2014
	72,200	—		$14.25	2/15/2015
	5,000	—		$12.59	1/4/2015

Jacqualyn A. Fouse

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Underlying			or Units	Units of	Other	Units or Other
	Underlying	Underlying	Unexercised			of Stock	Stock	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	That Have	That Have	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jacqualyn A. Fouse						16,500	$958,650
	—	125,000		$58.10	10/1/2020
	—	11,250		$57.88	10/12/2020

David W. Gryska and Aart Brouwer

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Underlying			or Units	Units of	Other	Units or Other
	Underlying	Underlying	Unexercised			of Stock	Stock	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	That Have	That Have	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David W. Gryska	7,500	—		$71.82	7/8/2018

Aart Brouwer	4,641	1,547		$73.55	10/9/2017
	4,124	4,126		$71.82	7/8/2018
	4,124	4,126		$62.42	4/8/2018
	4,640	1,547		$58.53	7/10/2017
	4,640	1,547		$58.04	4/10/2017
	4,124	4,126		$57.80	10/14/2018
	2,812	938		$54.85	1/9/2017
	2,062	6,188		$50.36	1/13/2019
	3,094	3,094		$49.61	1/8/2018
	4,166	12,501		$39.01	4/14/2019
	25,000	—		$35.67	12/29/2015
	25,000	—		$34.05	12/29/2015
	300,000	—		$28.85	11/2/2015

Graham Burton, MBBS, FRCP

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Underlying			or Units	Units of	Other	Units or Other
	Underlying	Underlying	Unexercised			of Stock	Stock	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	That Have	That Have	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Graham Burton, MBBS, FRCP						5,556	$309,358
						7,800	$479,544
	7,734	2,579		$73.55	10/9/2017
	4,124	4,126		$71.82	7/8/2018
	35,809	—		$65.23	7/3/2013
	8,334	—		$65.23	12/15/2013
	—	148		$62.95	7/3/2013
	4,124	4,126		$62.42	4/8/2018
	—	11,675		$61.48	4/13/2020
	7,734	2,578		$58.53	7/10/2017
	7,734	2,578		$58.04	4/10/2017
	—	11,675		$57.88	10/12/2020
	4,124	4,126		$57.80	10/14/2018
	—	8,334		$56.99	1/12/2020
	27,599	—		$56.30	7/3/2013
	1,292	—		$55.00	7/3/2013
	2,812	938		$54.85	1/9/2017
	2,083	6,250		$54.55	10/13/2019
	—	11,675		$52.34	7/13/2020
	7,383	—		$51.30	7/3/2013
	2,062	6,188		$50.36	1/13/2019
	5,156	5,157		$49.61	1/8/2018
	2,083	6,250		$46.02	7/14/2019
	175	—		$44.35	7/3/2013
	6,825	—		$44.35	4/6/2014
	6,464	—		$44.35	7/6/2014
	4,811	—		$41.53	7/3/2013
	2,083	6,250		$39.01	4/14/2019
	20,000	—		$35.67	12/29/2015
	20,000	—		$34.05	12/29/2015
	7,500	—		$26.74	10/4/2015
	7,500	—		$20.61	7/5/2015
	7,500	—		$17.12	4/5/2015
	15,000	—		$15.49	10/5/2014
	3,592	—		$14.16	7/6/2014
	3,752	—		$13.09	4/6/2014
	7,500	—		$12.59	1/4/2015
	36,344	—		$7.78	7/3/2013

(1)	Represents vested options under the 1992 Long-Term Incentive Plan and the 2008 Stock Incentive Plan.

(2)	Pursuant to the 2008 Stock Incentive Plan, options granted to employees (including the Named Executive Officers) are immediately exercisable. The shares of Common Stock acquired upon exercise would be subject to the same vesting schedule as the underlying options (i.e., in four equal annual installments beginning on the first anniversary of the grant date).

(3)	Pursuant to the 2008 Stock Incentive Plan, RSUs granted to the Named Executive Officers vest in full on the third anniversary of the grant date.

(4)	Represents the number of unvested RSUs multiplied by the closing price of the shares on December 31, 2010.

(5)	Includes options held by the Sol Barer 2010 Grantor Retained Annuity Trust and the Meryl Barer 2008 and 2010 Grantor Retained Annuity Trusts. Meryl Barer is Dr. Barer’s spouse. Dr. Barer disclaims beneficial ownership over shares of Common Stock underlying options held by Meryl Barer’s 2008 and 2010 Grantor Retained Annuity Trusts.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise(1)	Vesting (#)	Vesting(2)
(a)	(b)	(c)	(d)	(e)

Sol J. Barer, Ph.D.	169,016	$1,958,895	59,399.59	$3,512,892
Robert J. Hugin	37,000	$1,108,705	255.59	$15,116
Jacqualyn A. Fouse	—	—	—	—
Graham Burton, MBBS, FRCP	1,200	$66,201	255.59	$15,116
David W. Gryska	105,797	$662,071	—	—
Aart Brouwer	—	—	3,033.59	$179,407

(1)	Stock options granted under the 2008 Stock Incentive Plan vest in four equal annual installments beginning on the first anniversary of the grant date. The value realized when the stock options become vested represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

(2)	Value realized on vesting represents the number of shares acquired on vesting with respect to the Company’s matching contribution to the 401(k) Plan and the number of shares acquired from the accelerated vesting of RSU awards for Dr. Barer and Mr. Brouwer in connection with their retirements multiplied by the market value of the shares of Common Stock on the vesting date, which is the closing price of the shares on December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Company	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at Last
	in Last Fiscal	in Last Fiscal	In Last Fiscal	Withdrawals/	Fiscal Year
Name	Year(1)	Year(2)	Year(3)	Distributions	End(4)
(a)	(b)	(c)	(d)	(e)	(f)

Sol J. Barer, Ph.D.	$755,090	$224,750	$643,317	—	$13,966,922
Robert J. Hugin	$468,356	$130,969	$130,586	—	$3,620,607
Jacqualyn A. Fouse(5)	$26,250	$1,000,000	$18,807	—	$1,045,057
David W. Gryska	$320,159	—	$59,769	—	$1,142,135
Aart Brouwer	—	—	—	—
Graham Burton, MBBS, FRCP	$168,301	—	$18,176	—	$400,032

(1)	The amounts reported in column (b) reflect deferrals under the Nonqualified Plan of base salary and/or bonus earned by and paid to the applicable Named Executive Officer in fiscal 2010. A portion of the amounts reported as salary and/or bonus in the Summary Compensation Table, column (c) and/or (g), respectively, were deferred by Dr. Barer, Mr. Hugin, Ms. Fouse, Mr. Gryska and Dr. Burton in fiscal 2010 as follows: with respect to Dr. Barer $755,090 of salary; with respect to Mr. Hugin $133,406 of salary and $334,950 of bonus; with respect to Ms. Fouse $26,250 of salary; with respect to Mr. Gryska $45,500 of salary and $274,659 of bonus; and with respect to Dr. Burton $168,301 of bonus.

(2)	The amounts reported in column (c) for the applicable Named Executive Officers are also reported and included within “all other compensation” in the “Summary Compensation Table,” column (i).

(3)	None of the amounts reported in column (d) for the applicable Named Executive Officers is reported as compensation in the “Summary Compensation Table.”

(4)	The amounts reported in column (f) for the applicable Named Executive Officers include previously earned, but deferred, salary and bonus and the value of Company matching contributions that were reported in our Summary Compensation Table in previous years as follows: (i) $3,579,573 in fiscal 2009 and $3,032,334 in fiscal 2008 with respect to Dr. Barer; (ii) $646,426 in fiscal 2009 and $220,000 in fiscal 2008 with respect to Mr. Hugin; and (iii) $415,792 in fiscal 2009 and $299,950 in fiscal 2008 with respect to Mr. Gryska. The total in this column reflects the cumulative value of each Named Executive Officer’s deferrals, Company matching contributions and investment experience. The amounts reported in column (f) above are also disclosed as “Nonqualified Plan” payments in the tables included in the section entitled, “Potential Payments Upon Termination or Change in Control” for each applicable Named Executive Officer.

(5)	Ms. Fouse received a one-time company contribution of $1,000,000 into her deferred compensation account for compensation and benefit loss at her prior employer as per her offer letter. This one-time Company contribution will vest ratably over three years.

The Nonqualified Plan is an unfunded nonqualified deferred compensation plan to which our U.S. Named Executive Officers may elect to defer up to 90% of their base salary and up to 100% of other types of compensation (i.e., LTIP awards, MIP awards, and retention and new hire deferred bonuses). Generally, a deferral election must be made no later than December 31 of the previous year, and is irrevocable. Deferrals with respect to salary are deducted from the participant’s salary in equal installments for the period of January 1 to December 31 of each year. These deferral elections are for the salary earned by the participant for the particular salary pay period during that year, which would otherwise be payable to the participant in such pay period. The election to defer salary under the Nonqualified Plan is in addition to any deferral election made by the participant under our 401(k) Plan. Deferrals for performance-based annual bonuses are for those bonuses earned during the year in question, which are payable the following year. The performance-based annual bonus deferral elections may be modified or revoked before June 30 of the year in question.

The Nonqualified Plan authorizes us to make matching contributions at our sole discretion. Currently, the Nonqualified Plan provides for matching contributions up to a maximum of 20% and 15% of gross base salary earnings of Dr. Barer and Mr. Hugin, respectively, provided they are actively enrolled in the Plan. The participant is 100% vested at all times in his deferred cash account, and matching contributions vest in accordance with the vesting schedule specified by the Compensation Committee at the time the contribution is made.

The Nonqualified Plan credits gains and losses to deferral amounts based upon “deemed” investments in mutual funds investing in equity instruments or debt securities chosen by each participant (which the participant may change at any time) from a “menu” of fund options provided by us. The investment returns credited to participants’ accounts in the Nonqualified Plan correspond to actual returns of the chosen funds. The performance of the mutual funds fluctuates with the conditions of the capital markets and the economy generally, and is affected by prevailing interest rates and credit risks. The investment options under the Nonqualified Plan include:

Fund	2010 Rate of Return

Celgene 30 Year Treasury + 100 bpts	5.36%
Celgene Prime	3.25%
T. Rowe Price Retirement 2010	12.70%
T. Rowe Price Retirement 2020	14.74%
T. Rowe Price Retirement 2030	16.01%
T. Rowe Price Retirement 2040	16.13%
Fidelity Retirement Money Market Portfolio	0.02%
Federated Capital Preservation	2.84%
BlackRock Intermediate Bond Portfolio	5.59%
BlackRock High Yield Bond Portfolio	18.37%
American Funds Balanced	13.32%
American Century Equity Income	13.51%
MFS Value	11.68%
Federated Max-Cap Index	14.68%
Janus Advisor Forty	5.62%
AIM Mid Cap Core Equity	12.52%
Fidelity Advisor Mid Cap	26.86%
American Century Small Cap Value	24.24%
Royce Premier	26.22%
AIM Small Cap Growth	26.28%
American Funds EuroPacific Growth	9.72%

The Nonqualified Plan provides for payment of deferred compensation and earnings thereon. A distribution is made upon a participant’s separation from service with us or his or her “retirement” (i.e., a participant’s attainment of age 55), a date specified by the participant in his or her compensation deferral agreement, the death of a participant (in such a case, to the designated beneficiary) or a “change in control.” Distributions upon a separation from service may be made in a lump sum or in annual installments of two to 15 years, as elected by the participant. A participant may elect to receive up to three “in-service” distribution dates in a lump sum or two to five annual installments. Payments made on a participant’s separation from service will begin on the first day of the seventh month following the date of separation from service. If a participant dies before installment payments have commenced, a lump sum will be distributed to the participant’s beneficiary as soon as administratively feasible thereafter, to the extent no adverse tax consequences are triggered under Section 409A of the Code. If a participant dies after the date distributions have commenced, then installment payments shall continue to be distributed to such participant’s beneficiary in accordance with the participant’s election. Loans are not permitted under the Nonqualified Plan, although distributions are permitted in the case of certain emergencies.

The Nonqualified Plan is intended to provide participants with a tax deferral opportunity for compensation paid by us. The deferred amounts are not subject to income tax or income tax withholding when earned and deferred, but are fully taxable (and withheld appropriately) when distributed.

Potential Payments Upon Termination or Change in Control

The following tables summarize the value of the termination payments and benefits that Dr. Barer, Mr. Hugin, Ms. Fouse, Mr. Brouwer and Dr. Burton would have received if they had terminated employment or if a change in control of the Company occurred on December 31, 2010 under the circumstances shown. For further description of the employment agreements governing these payments, see “Additional Information Regarding Executive Compensation — Agreements with our Named Executive Officers.” The tables exclude (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal 2009, (ii) vested account balances under our 401(k) Plan that is generally available to all of our employees and (iii) any post-employment benefit that is available to all of our salaried employees and does not discriminate in favor of the Named Executive Officers.

Sol J. Barer

							Termination		Termination in
							by Company		Connection with a
Benefit	Retirement		Death		Disability		Without Cause		Change in Control
(a)	(b)		(c)		(d)		(e)		(f)

Cash Severance	$—		$2,492,400	(1)	$2,492,400	(1)	$2,492,400	(1)	$9,211,653	(2)(3)
Acceleration of Stock Options and RSUs	$5,869,710	(4)	$5,869,710	(4)	$5,869,710	(4)	—		$5,869,710	(4)
MIP Payment	$1,930,551	(5)	__		—		—		—
LTIP Payment	$2,672,292	(6)	$2,672,292	(6)	$2,672,292	(6)	—		$3,994,375	(7)
Nonqualified Plan	$13,966,922	(8)	$13,966,922	(8)	$13,966,922	(8)	$13,966,922	(8)	$13,966,922	(8)
Health & Welfare Benefits	$49,734	(9)	—		—		—		$49,734	(9)
280G Tax Gross-Up	$—		—		—		—		—

TOTAL	$24,489,209		$25,001,324		$25,001,324		$16,459,322		$33,092,394

(1)	Executive was entitled to receive a lump sum payment equal to the executive’s then annual base salary and a pro rata share of the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met) which equals the total MIP award, assuming the executive’s termination of employment on December 31, 2010.

(2)	Executive was entitled to receive the payments and benefits set forth in this section if his employment was terminated: (i) by us without cause, by the executive for good reason or due to the executive’s disability within two years following a change in control or (ii) by us without cause or by the executive for good reason within 90 days prior to a change in control.

(3)	Executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual (MIP) bonus paid within the three years prior to the change in control.

(4)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2010. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment. For this purpose, “retirement” generally means termination of the executive by us without cause on or after the executive’s attainment of age 55, except with respect to stock options granted after June 18, 2002, “retirement” generally means the executive’s voluntary resignation on or after the executive’s attainment of age 55 and the completion of five years of service.

(5)	The MIP provides for a pro rata award payable on the executive’s retirement. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2010.

(6)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2010.

(7)	Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2010.

(8)	The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Dr. Barer in the form of payroll deductions and matching company contributions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred

Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

(9)	Executive is entitled to the payment of health and welfare premiums (with respect to Dr. Barer and his spouse until they are eligible for health care benefits pursuant to Medicare, and with respect to his eligible dependent until June 30, 2012) where the first 18 months are continuation coverage under COBRA.

Robert J. Hugin

							Termination		Termination in
							by Company		Connection with a
Benefit	Retirement		Death		Disability		without cause		Change in Control
(a)	(b)		(c)		(d)		(e)		(f)

Cash Severance	$—		$2,042,250	(1)	$2,042,250	(1)	$2,042,250	(1)	$7,495,497	(2)(3)
Acceleration of Stock Options and RSUs	$3,816,777	(4)	$3,816,777	(4)	$3,816,777	(4)	—		$3,816,777	(4)
MIP Payment	$1,523,499	(5)	—		—		—		—
LTIP Payment	$1,883,500	(6)	$1,883,500	(6)	$1,883,500	(6)	—		$2,653,500	(7)
Nonqualified Plan	$3,620,607	(8)	$3,620,607	(8)	$3,620,607	(8)	$3,620,607	(8)	$3,620,607	(8)
Health & Welfare Benefits	$—		—		—		—		$266,587	(9)
280G Tax Gross-Up	$—		—		—		—		—

TOTAL	$10,844,383		$11,363,134		$11,363,134		$5,662,857		$17,852,968

(1)	Executive is entitled to receive a lump sum payment equal to the executive’s then annual base salary and a pro rata share of the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met) which equals the total MIP award, assuming the executive’s termination of employment on December 31, 2010.

(2)	Executive is entitled to receive the payments and benefits set forth in this section if his employment is terminated: (i) by us without cause, by the executive for good reason or due to the executive’s disability within two years following a change in control or (ii) by us without cause or by the executive for good reason within 90 days prior to a change in control.

(3)	Executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual (MIP) bonus paid within the three years prior to the change in control.

(4)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2010. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment. For this purpose, “retirement” generally means termination of the executive by us without cause on or after the executive’s attainment of age 55, except with respect to stock options granted after June 18, 2002, “retirement” generally means the executive’s voluntary resignation on or after the executive’s attainment of age 55 and the completion of five years of service.

(5)	The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2010.

(6)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2010.

(7)	Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2010.

(8)	The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Mr. Hugin in the form of payroll deductions and matching company contributions) and earnings thereon.

Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

(9)	Executive is entitled to payment of health and welfare premiums on a tax grossed-up basis for the executive and his dependents for three years where the first 18 months are continuation coverage under COBRA.

Jacqualyn A. Fouse

							Termination		Termination in
							by Company		Connection with a
Benefit	Retirement		Death		Disability		without cause		Change in Control
(a)	(b)		(c)		(d)		(e)		(f)

Cash Severance	$—		—		—		$1,163,249	(1)	$1,744,873	(2)
Acceleration of Stock Options and RSUs	$—		—		—		—		$1,119,985	(3)
MIP Payment	$—	(4)	$455,000	(4)	—		—		—
Nonqualified Plan	$45,057	(5)	$1,045,057	(5)	$1,045,057	(5)	$45,057	(5)	$1,045,057	(5)
280G Cut-Back	$—		—		—		—		—	(6)

TOTAL	$45,057		$1,500,057		$1,045,057		$1,208,306		$3,909,915

(1)	Executive is entitled to receive (i) a lump sum payment equal to the executive’s then annual base salary, and the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met); and (ii) 12 months of continued benefits.

(2)	Executive is entitled to receive the 1.5 times the payments and benefits set forth in footnote (1) if her employment is terminated by the Company for any reason on or following a change in control.

(3)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2010. In connection with a change in control, Ms. Fouse’s stock options and RSUs will become fully vested if her employment is terminated in connection with a change in control.

(4)	The MIP provides for a pro rata award payable on the executive’s retirement or death, however Ms. Fouse’s letter agreement provides for an un-prorated bonus for fiscal 2010. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2010. As of December 31, 2010, Ms. Fouse did not meet retirement eligibility. If retirement eligible, Ms. Fouse would have received a MIP payout of $455,000.

(5)	The Nonqualified Plan provides for payment of deferred compensation and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55. As of December 31, 2010, Ms. Fouse did not meet retirement eligibility. If retirement eligible, Ms. Fouse would have received a one-time payout of the $1,000,000 contribution made by the Company plus any accrued earnings thereon.

(6)	If Ms. Fouse becomes entitled to any amounts subject to the excise tax under Code Section 280G, such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would result in a greater payment amount to Ms. Fouse.

Aart Brouwer

							Termination	Termination in
							by Company	Connection with a
Benefit	Retirement		Death		Disability		without cause	Change in Control
(a)	(b)		(c)		(d)		(e)	(f)

Cash Severance	$—		—		—		—	—
Acceleration of Stock Options and RSUs	$—		—		—		—	$347,660	(1)
MIP Payment	$192,000	(2)(5)	$192,000	(2)(5)	—		—	—
LTIP Payment	$409,224	(3)(5)	$409,224	(3)(5)	$409,224	(3)(5)	—	$409,224	(4)(5)
Nonqualified Plan	$—		—		—		—	—

TOTAL	$601,224		$601,224		$409,224		—	$756,884

(1)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2010. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment.

(2)	The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2010.

(3)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2010.

(4)	Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2010. Mr. Brouwer received the benefits set forth under column (b) above upon his retirement on December 31, 2010.

(5)	The amount reflects the value of the payment to Mr. Brouwer in Swiss francs as converted to the U.S. dollar using the 2010 average exchange ratio of approximately 1.04 Swiss francs per U.S. dollar.

Graham Burton, MBBS, FRCP

							Termination		Termination in
							by Company		Connection with a
Benefit	Retirement		Death		Disability		without cause		Change in Control
(a)	(b)		(c)		(d)		(e)		(f)

Cash Severance	$—		—		—		$786,018	(1)	$786,018	(2)
Acceleration of Stock Options and RSUs	$—		—		—		—		$1,255,831	(3)
MIP Payment	$386,020	(4)	$386,020	(4)	—		—
LTIP Payment	$576,526	(5)	$576,526	(5)	$576,526	(5)	—		$809,859	(6)
Nonqualified Plan	$400,032	(7)	$400,032	(7)	$400,032	(7)	$400,032	(7)	$400,032	(7)

TOTAL	$1,362,578		$1,362,578		$976,558		$1,186,050		$3,251,740

(1)	Executive is entitled to receive (i) a lump sum payment equal to the executive’s then annual base salary, and the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met); and (ii) 12 months of Company-paid COBRA coverage subject to Dr. Burton’s payments of the premiums at the applicable active rate.

(2)	Executive is entitled to receive the same payments and benefits set forth in footnote (1) if his employment is terminated by the Company for any reason on or following a change in control.

(3)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2010. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment. In addition, the Compensation Committee approved the vesting of 2,778 RSUs upon his retirement.

(4)	The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2010.

(5)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2010.

(6)	Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2010.

(7)	The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Dr. Burton in the form of payroll deductions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

David W. Gryska

As discussed in this proxy statement, Mr. Gryska resigned from the Company effective November 1, 2010 and in connection with his resignation, on August 23, 2010, we entered into a separation agreement with Mr. Gryska that provided for his full release of claims against the Company and provided him a $550,000 lump sum payment and continued coverage under our health plan pursuant to COBRA at the Company’s expense for up to 12 months.

DIRECTOR COMPENSATION

All members of the Board of Directors who are not our employees, or the Non-Employee Directors, currently receive an annual retainer of $60,000 per year, payable quarterly in arrears. In addition, all Non-Employee Directors are eligible to receive stock options and RSUs pursuant to the 2008 Stock Incentive Plan as amended and described below.

In addition, the Chairman of the Audit Committee receives $30,000, the Chairman of the Compensation Committee receives $18,000, the Chairman of the Nominating Committee receives $14,000 and the Chairman of the Executive Committee receives $10,000 in annual cash compensation. Each member of the Audit Committee (other than the Chairman) receives $15,000, each member of the Compensation Committee (other than the Chairman) receives $10,000, each member of the Nominating Committee (other than the Chairman) receives $6,000 and each non-employee member of the Executive Committee receives $5,000 in annual cash compensation. The independent Lead Director receives $20,000 in annual cash compensation.

Effective from and after the date of the 2011 Annual Meeting, the Non-Employee Directors’ annual retainer will be increased by $15,000 from $60,000 to $75,000 per year, and the independent Lead Director’s annual retainer will be increased by $15,000 per year from $20,000 to $35,000. In addition, the following increases in annual compensation for the committee chairs will take effect after the date of the 2011 Annual Meeting: (i) an increase in the Chairman of the Compensation Committee’s annual fee by $7,000 from $18,000 to $25,000 per year; and (ii) an increase in the Chairman of the Nominating Committee’s annual fee by $1,000 from $14,000 to $15,000 per year. The following increases in the annual compensation for committee members also will take effect after the date of the Annual Meeting: (i) an increase in the annual fee for members of the Compensation Committee by $2,500 from $10,000 to $12,500 per year; and (ii) an increase in the annual fee for members of the Nominating Committee by $1,500 from $6,000 to $7,500 per year.

Our 2008 Stock Incentive Plan currently provides that Non-Employee Directors will receive equity awards as follows:

•	upon initial election or appointment to the Board of Directors, an award of a nonqualified stock option to purchase 25,000 shares of Common Stock, and

•	upon election as a continuing member of the Board of Directors, an award of a nonqualified stock option to purchase 12,333 shares of Common Stock and 2,055 RSUs, in each case, prorated for partial years. The foregoing split between stock options and RSUs is based on a split of two-thirds stock options and one-third RSUs, using a three to one ratio of stock options to RSUs in calculating the number of RSUs.

The amendment of our 2008 Stock Incentive Plan, as further described in Proposal Three of this proxy statement, provides that effective upon the date of the 2011 Annual Meetings and thereafter, Non-Employee Directors will receive discretionary awards of non-qualified stock options and restricted stock units upon election to the Board of Directors and at our annual meetings, as determined by the Board of Directors. The Board of Directors has determined that:

•	upon initial election or appointment to the Board of Directors at the 2011 Annual Meeting a Non-Employee Director will be granted an award of a nonqualified stock option to purchase 20,000 shares of Common Stock; and

•	upon election as a continuing member of the Board of Directors at the 2011 Annual Meeting, Non-Employee Directors will be granted, an award of a nonqualified stock option to purchase 9,300 shares of Common Stock and 3,100 RSUs, in each case, prorated for partial years. The foregoing split between stock options and RSUs is based on an even split between stock options and RSUs, using a three to one ratio of stock options to RSUs in calculating the number of RSUs.

In addition, our Board of Directors has increased the minimum stock ownership guidelines to be achieved within a five-year period of the date of the Annual Meeting. These guidelines provide for target stockholdings in an amount equal to four times a Non-Employee Director’s annual cash retainer of $75,000. Such guidelines will be deemed satisfied if the Non-Employee Director holds, by the end of the applicable five-year period, at least that number of shares of our Common Stock equal to the value of the target amount divided by our stock price on the date of the Annual Meeting. In determining whether a Non-Employee Director meets the guidelines, we consider owned shares and vested restricted or deferred stock units, but we do not consider stock options.

DIRECTOR COMPENSATION TABLE

As described more fully below, the following table summarizes the annual cash compensation for the Non-Employee Directors serving as members of our Board of Directors during fiscal 2010.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	RSU	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(1)	Awards(1)	Compensation	Earnings(2)	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Michael D. Casey	$99,000	$113,806	$229,764	—	—	—	$442,570
Carrie Cox	$82,500	$56,765	$114,575	—	—	—	$253,840
Rodman L. Drake	$84,000	$113,806	$229,764	—	—	—	$427,570
Arthur Hull Hayes, Jr. M.D.(3)	$15,000	—	—	—	—	—	$15,000
Gilla Kaplan, Ph.D.	$75,000	$113,806	$229,764	—	—	—	$418,570
James J. Loughlin	$100,000	$113,806	$229,764	—	—	—	$443,570
Ernest Mario, Ph.D.	$71,000	$113,806	$229,764	—	—	—	$414,570
Walter L. Robb	$75,000	$113,806	$229,764	—	—	—	$418,570

(1)	The value of stock awards in column (c) and stock options in column (d) equals the fair value at date of grant, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value is calculated in accordance with FASB ASC 718. The assumption used in determining the grant date fair values of these awards are set forth in note 15 to our consolidated financial statements included in our Annual Report Form 10-K for fiscal 2010 filed with the SEC.

At December 31, 2010, the aggregate number of outstanding stock option awards held by each Non-Employee Director was: Mr. Casey — 196,541 shares; Ms. Cox — 31,150 shares; Mr. Drake — 90,041 shares; Dr. Kaplan — 279,541 shares; Mr. Loughlin — 80,791 shares; Dr. Mario — 71,166 shares; and Dr. Robb — 58,641 shares.

At December 31, 2010, the aggregate number of outstanding RSUs held by each Non-Employee Director was: Mr. Casey — 3,425 RSUs; Ms. Cox — 1,025 RSUs; Mr. Drake — 3,425 RSUs; Dr. Kaplan — 3,425 RSUs; Mr. Loughlin — 3,425 RSUs; Dr. Mario — 3,425 RSUs; and Dr. Robb — 3,425 RSUs.

(2)	We do not have a pension plan or a nonqualified deferred compensation plan for our Non-Employee Directors.

(3)	Arthur Hull Hayes, Jr., M.D., who served as a member of our Board of Directors, passed away on February 11, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes shares of our Common Stock to be issued upon exercise of options and warrants, the weighted-average exercise price of outstanding options and warrants and options available for future issuance pursuant to our equity compensation plans as of December 31, 2010:

	Number of	Weighted
	Securities to	Average
	be Issued Upon	Exercise Price	Number of
	Exercise of	of Outstanding	Securities Remaining
	Outstanding	Options,	Available for Future
	Options, Warrants	Warrants and	Issuance Under Equity
Plan Category	and Rights	Rights	Compensation Plans

Equity compensation plans approved by security holders(1)	41,888,197	$49.29	15,605,593
Equity compensation plans not approved by security holders	761,641	$9.65	—

Total	42,649,838	$48.56	15,605,593

(1)	Amount includes 1,510,384 of RSUs, issuable pursuant to our 2008 Stock Incentive Plan. These shares were excluded when calculating the weighted average exercise price of outstanding options, warrants and rights.

The Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, or the Qualified Plan, has not been approved by our stockholders. As a result of our acquisition of Anthrogenesis on December 31, 2002, we acquired the Qualified Plan and the Anthrogenesis Nonqualified Recruiting and Retention Stock Option Plan, or the Anthrogenesis Nonqualified Plan. No future awards will be granted under the Anthrogenesis Nonqualified Plan. The Qualified Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment. The exercise price of any stock option granted under the Qualified Plan may not be less than the fair market value of Common Stock on the date of grant. In general, each option granted under the Qualified Plan vests evenly over a four-year period and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period is subject to certain acceleration provisions if a change in control occurs. No award will be granted under the Qualified Plan on or after December 31, 2007.

In connection with our acquisition of Pharmion on March 7, 2008, we assumed the Pharmion Corporation 2000 Stock Incentive Plan and the outstanding, unvested stock options to purchase shares of Pharmion common stock granted thereunder. Such outstanding, unvested stock options were converted in the acquisition transaction into equivalent stock options to purchase shares of our common stock on the same general terms and conditions as the original awards. There will be no new awards issued under the Pharmion Corporation 2000 Stock Incentive Plan.

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

Audit Committee Report to Stockholders

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq Listing Rules. The Audit Committee operates under a written charter approved by the Board of Directors and held nine meetings in fiscal 2010. A copy of the charter has been filed as Appendix A to our proxy statement for our 2004 Annual Meeting filed on April 29, 2004 and is available on the Company’s website at www.celgene.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2010 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards Update No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2010 filed with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2011.

Respectfully submitted,

THE AUDIT COMMITTEE

James J. Loughlin, Chairman
Carrie S. Cox
Gilla Kaplan, Ph.D.
Walter L. Robb, Ph.D.

PROPOSAL TWO:

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, to serve as our independent registered public accounting firm, to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the current year. Representatives of KPMG LLP are expected to be present at the meeting of stockholders and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Principal Accountant Fees and Services

The following table summarizes fees payable for services provided to us by our independent registered public accounting firm, which were pre-approved by the Audit Committee, for fiscal 2009 and fiscal 2010.

	2009	2010

Audit Fees	$4,292,000	$5,108,000
Audit-Related Fees	$38,000	$43,000
Tax Fees	$140,000	$1,024,000
Other	—	—

Audit Fees:  include fees for professional services rendered for the audits of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, quarterly reviews, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees:  include fees for audit-related services consisting of employee benefit plan audits.

Tax Fees:  include fees for tax services, including tax compliance, tax advice and tax planning.

The proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares of Common Stock cast in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF PROPOSAL TWO

PROPOSAL THREE:

Approval of an Amendment to our 2008 Stock Incentive Plan

Our stockholders are being asked to approve an amendment (the “Amendment”) to our 2008 Stock Incentive Plan. The Amendment was approved by the Board of Directors on and, effective as of, April 13, 2011, with certain amendments subject to stockholders’ approval. The Amendment includes the following key modifications that are subject to stockholder’ approval:

•	Adoption of an aggregate share reserve of 81,981,641 shares of our Common Stock. This number includes our current share reserve of 70,781,641 shares of our Common Stock and 11,200,000 additional new shares of our Common Stock. We continue to maintain a “fungible share limit” where each share of our Common Stock subject to full value awards (e.g., restricted stock, other stock-based awards or performance awards denominated in Common Stock) will be counted as 1.6 shares against the aggregate share reserve under the Plan;

•	Extension of the term of the Plan through April 13, 2021 (currently the Plan is scheduled to expire after April 15, 2019); and

•	preclude the grant of any award to eligible employees or non-employee directors who are resident in France or subject to the French social scheme on or after the fifth anniversary of stockholder approval of the Amendment unless the stockholders approve a new term for awards to such participants or this limitation is not required under French law, regulation or other authority. This limitation will be effective upon the date of stockholder approval of the Amendment and is intended to comply with applicable French legal requirements as commented by the French tax administration guidelines and ensure eligibility for favorable tax and social security treatment for awards granted to such French participants.

In addition to the foregoing, our stockholders are being asked to approve the Section 162(m) performance goals under the 2008 Stock Incentive Plan so that certain incentive awards granted under the Plan to executive officers of the Company may qualify as exempt performance-based compensation under Section 162(m) of the Code. Otherwise, Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly held companies (other than the chief financial officer). Section 162(m) of the Code generally requires such performance goals to be approved by stockholders every five years. If stockholders do not approve the Section 162(m) performance goals at the Annual Meeting, then awards granted under the Plan after the first stockholder’s meeting in 2014 will not qualify as exempt performance-based compensation under Code Section 162(m) unless such approval is obtained or stockholders approve other designated performance criteria at or prior to the first stockholders’ meeting in 2014. Notwithstanding the foregoing, awards of stock options and stock appreciation rights will continue to qualify as exempt performance-based compensation under Section 162(m) of the Code even if the stockholders do not approve the 162(m) performance goals at or prior to the first stockholders’ meeting in 2014.

In addition, the Amendment provides for the following changes that are not subject to stockholder approval:

•	To reflect corporate governance best practices, the Amendment modifies the provisions relating to a change in control of the Company for awards granted on or after the date of the Annual Meeting and provides that unless otherwise determined at grant, such awards will not vest upon a change in control (i.e., upon a “single trigger”), but will vest upon an involuntary termination without cause that occurs within 2 years following a change in control (i.e., upon a “double trigger”). Awards granted prior to the date of the Annual Meeting will vest upon a single trigger;

•	To reflect corporate governance best practices, the Amendment provides that the Corporation may not repurchase stock options with an exercise price per share that is below the fair market value of our Common Stock without stockholder approval;

•	To eliminate the specified number of nonqualified stock options and restricted stock units automatically granted to Non-Employee Directors upon election to the Board of Directors and at annual meetings. In lieu of the automatic grants, the Amendment provides for discretionary awards of non-qualified stock options and RSUs to Non-Employee Directors, subject to the Plan provisions regarding vesting. This change was adopted to provide for flexibility in the amount and mix of the annual non-qualified stock options and RSUs granted to Non-Employee Directors. The Board of Directors believes that this added flexibility is appropriate as it will allow adjustments to the grants made to Non-Employee Directors as necessary to allow the Company to remain competitive with its peers in compensating its Non-Employee Directors;

•	To provide that if a Non-Employee Director fails to stand for election at an annual meeting, and such annual meeting occurs prior to the date that a portion of a stock option that was granted to the Non-Employee Director upon his initial election or appointment to the Board of Directors would have otherwise vested in the year of such annual meeting, such portion will vest on the day preceding the annual meeting subject to the Non-Employee Director continuing as a director until such date. This change was adopted to ensure that a Non-Employee Director who has served on the Board of Directors and chooses not to continue will not forfeit stock options as a result of the Company’s scheduling of its annual meetings; and

•	To provide that all stock option grants made to a Non-Employee Director will become fully vested upon the Non-Employee Director’s death or disability. This change was adopted to conform the treatment of stock options granted to Non-Employee Directors on death or disability to the current treatment of RSUs granted to Non-Employee Directors on death or disability.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the additional amount of new shares of our Common Stock to be included in the aggregate share reserve under the Plan, as amended by the Amendment, effective upon and subject to stockholders’ approval of the Amendment, as soon as practicable upon such stockholders’ approval of the Amendment.

Background of the Proposal to Approve the Amendment

As of April 19, 2011, the closing price of shares of our Common Stock as reported on Nasdaq, was $56.38 per share. In addition, as of April 19, 2011, stock options outstanding and shares available for grant under all of our equity compensation plans are as follows:

Total

Stock options outstanding, all plans (1)	42,992,252
Full-value awards outstanding, all plans	1,755,140
Shares available for awards, all plans (2)	12,792,619

(1)	As of April 19, 2011, the range of the exercise prices of stock options outstanding under all of our equity compensation plans was $2.75 to $73.92, with a weighted-average exercise price of $49.19. The closing price of a share of our Common Stock on such date was $56.38. The weighted-average remaining contractual life of stock options outstanding under all of our equity compensation plans as of April 19, 2011 was 6.7 years.

(2)	Represents shares of our Common Stock reserved for issuance under all of our equity compensation plans as of April 19, 2011.

The Board of Directors believes that stock ownership by employees provides performance incentives and fosters long-term commitment to our benefit and the benefit of our stockholders and that the proposed increase in the share reserve will provide an adequate reserve of shares of Common Stock under the Plan to allow us to compete successfully with other companies in attracting and retaining valuable employees.

The Board of Directors recommends that stockholders approve the Amendment. If the requisite stockholder approval of the Amendment is not obtained, the portion of the Amendment that is subject to stockholder approval (namely, the share reserve and term) will not take effect. If such approval is not obtained, we may continue to grant awards under the Plan in accordance with the terms and the current share reserve under the Plan. Finally, the Board of Directors also recommends that the stockholders of the Company re-approve the performance goals under the Plan so that certain incentive awards granted under the Plan to executive officers of the Company after the first stockholders’ meeting in 2014 may qualify as exempt performance-based compensation under Section 162(m) of the Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly held companies (other than the chief financial officer). Stockholders last approved the performance goals at the 2009 stockholders’ meeting and Section 162(m) of the Code generally requires such performance goals to be approved by stockholders every five years.

The following is a brief summary of the principal provisions of the Plan, as amended by the Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Plan, as amended by the Amendment. A copy of the Amendment is annexed to this proxy statement as Appendix B.

Summary of the Plan (as amended)

Purpose; Eligibility.  The purpose of the Plan is to enable us and our affiliates to attract, retain and motivate key employees and Non-Employee Directors who are important to our success and growth, and to strengthen the mutuality of interests between such individuals and our stockholders by granting such individuals stock-based incentives and other equity interests in us.

Administration.  The Plan is administered by the Compensation Committee or such other committee or subcommittee appointed from time to time by the Board of Directors (referred to as the “Committee”), which is intended to consist of two or more non-employee directors, each of whom will be, to the extent required by Rule 16b-3 under the Exchange Act, Section 162(m) of the Code and the rules of the Financial Industry Regulatory Authority, a non-employee director as defined in Rule 16b-3, an outside director as defined under Section 162(m) of the Code and an independent director as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, the validity of the awards, grants, interpretation or other actions of the Committee will not be affected. The Committee has the full authority to select those individuals eligible to receive awards and the amount and type of awards.

Types of Awards.  The Plan provides for the grant of any or all of the following types of awards to eligible employees: (i) stock options, including incentive stock options and nonqualified stock options; (ii) stock appreciation rights (“SARs”), in tandem with stock options or freestanding; (iii) restricted stock; (iv) other stock-based awards, including RSUs; and (v) performance-based awards. The Plan provides for grants of stock options and RSUs to Non-Employee Directors.

Stock Options.  Options may be in the form of incentive stock options or nonqualified stock options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years, provided that the term of an incentive stock option granted to a 10% stockholder shall not exceed five years), the exercise price per share of stock subject to the option, the vesting schedule and the other material terms of the option. Stock options will be subject to a minimum vesting schedule of one year, except that, with respect to participants other than named executive officers on the grant date, unvested stock options may become vested prior to the completion of such one-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting. No stock option may have an exercise price less than the “fair market value” (as defined in the Plan) of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value of the Common Stock).

The exercise price upon exercise may be paid in cash, shares of Common Stock for which the recipient has good title free and clear of any lien or encumbrance or, if the Common Stock is traded on a national securities exchange, to the extent permitted by law, through the delivery of irrevocable instructions to a broker to deliver to us an amount equal to the exercise price. The Committee also may provide, at the time of grant, that the shares to be issued upon the exercise of a stock option be in the form of restricted stock or may reserve a right to do so after the time of grant.

The Plan contains express prohibition against repricing stock options and SARs. Without stockholder approval we are prohibited from either (i) reducing the exercise price of an outstanding stock option or SAR or

(ii) simultaneously canceling stock options or SARs for which the exercise price exceeds the then current fair market value of the underlying Common Stock and granting a new stock option or SAR with an exercise price equal to the then current fair market value of the underlying Common Stock.

Stock Appreciation Rights or SARs.  The Committee may grant SARs either with a stock option, referred to as Tandem SARs, or independent of a stock option, referred to as Non-Tandem SARs. An SAR is a right to receive a payment in Common Stock, equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the reference price per share of Common Stock established in connection with the grant of the SAR. The reference price per share covered by a SAR will be the per share exercise price of the related option in the case of a Tandem SAR and will be the per share fair market value of Common Stock on the date of the grant in the case of a Non-Tandem SAR. The Committee also may grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a “change in control” (as defined in the Plan) or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. SARs will be subject to a minimum vesting schedule of one year, except that, with respect to participants other than named executive officers on the grant date, unvested SARs may become vested prior to the completion of such one-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting.

Restricted Stock.  The Committee may award shares of restricted stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender such shares. Unless otherwise determined by the Committee at grant, the payment of dividends, if any, shall be deferred until the date that the relevant share of restricted stock vests.

Recipients of restricted stock are required to enter into a restricted stock award agreement with us which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of performance goals and such other factors as the Committee may determine in its sole discretion, or a combination thereof, the Committee may provide for the lapse of such restrictions in installments in whole or in part or may accelerate or waive such restrictions at any time. If the lapse of the relevant restriction is based on the attainment of performance goals, the Committee shall establish the goals, formulae or standards and the applicable vesting percentage for the restricted stock awards applicable to recipients. Restricted stock is subject to a minimum vesting schedule of three years (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date of grant), except that, with respect to participants other than named executive officers on the grant date, unvested restricted stock may become vested prior to the completion of such three-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting.

Other Stock-Based Awards.  The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, performance units, dividend equivalent units, stock equivalent units, RSUs and deferred stock units) under the Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Committee shall determine the terms and conditions of any such other award, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. Other stock-based awards are subject to a minimum vesting schedule of three years (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date of grant), except that, with respect to participants other than named executive officers on the grant date, unvested other stock-based awards may become vested prior to the completion of such three-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting. The performance goals for such other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the Plan and discussed in general below.

Performance-Based Awards.  The Committee may award Common Stock and other awards (including awards of cash) that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock or the attainment of pre-established performance goals (“Performance Awards”). Performance Awards are subject to a minimum vesting schedule of three years (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date of grant), except that, with respect to participants other than named executive officers on the grant date, unvested Performance Awards may become vested prior to the completion of such three-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting.

Performance Awards may be granted either alone or in addition to or in tandem with stock options, SARs, or restricted stock. Performance Awards may be paid in Common Stock, restricted stock or cash as the Committee may determine at grant and they will be subject to such other terms and conditions as the Committee may prescribe, including the attainment of performance goals established by the Committee for a specified performance period (which period may not exceed three years). These awards may be designed to comply with Section 162(m) of the Code so as to preserve the tax deductibility of such awards.

If the awards are intended to comply with Section 162(m) of the Code, the performance goals will be based on one or more of the following criteria: (i) revenues, earnings, income before income taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of or other specified objectives with regard to our bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders’ equity; (viii) economic value-added targets; (ix) fair market value of the shares of Common Stock; (x) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; (xi) filing of a new drug application or the approval of such application by the U.S. Food and Drug Administration; (xii) launch of a new drug; (xiii) research and development milestones; (xiv) successful completion of clinical trial phases or (xv) level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expense or costs or other expenses or costs; (xvi) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expense or interest); (xvii) total stockholder return; (xviii) return on assets or net assets; (xix) return on sales; (xx) operating profit or net operating profit; (xxi) operating margin; (xxii) gross or net profit margin; (xxiii) cost reductions or savings; (xxiv) productivity; (xxv) operating efficiency; (xxvi) customer satisfaction; (xxvii) working capital; or (xxviii) market share. In addition, such performance goals may be based upon the attainment of specified levels of our (or our subsidiary, division or other operational unit) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

Awards for Non-Employee Directors.  Non-Employee Directors may be granted stock options and RSUs from time to time in the sole and absolute discretion of the Compensation Committee.

Stock options granted to Non-Employee Directors will vest as follows: (i) grants made to a Non-Employee Director upon the date of the Non-Employee Director’s initial election or appointment as a member of the Board of Directors will vest in four equal annual installments with the first installment vesting on the first anniversary of the date of grant, except that if a Non-Employee Director fails to stand for election at an annual meeting and such annual meeting occurs prior to the date that a portion of a stock option that was granted to the Non-Employee

Director upon his initial election or appointment to the Board of Directors would have otherwise vested in the year of such annual meeting, such portion will vest on the day preceding the annual meeting subject to the Non-Employee Director continuing as a Director until such date, and (ii) grants made on and after an annual stockholders’ meeting to the Non-Employee Directors who are elected at such annual meeting to continue as a member of the Board of Directors will vest on the earlier of the day preceding the date of the first annual meeting held following the date of grant and the first anniversary of the date of grant of the award provided that, in each case, the holder thereof has been a Non-Employee Director of the Company at all times through such date. Further, all stock option grants made to a Non-Employee Director will become fully vested upon the Non-Employee Director’s death or disability. One-third of the restricted stock units granted to Non-Employee Directors will vest on each of the first, second and third anniversaries of the date of grant, provided that the holder thereof has been a Non-Employee Director of the Company at all times through such date. Unvested restricted stock units may become vested prior to the completion of such three-year period upon a change in control or the Non-Employee Director’s retirement, disability or death.

Awards for Non-Employee Directors will be subject to all other terms and conditions of the Plan. In addition, a Non-Employee Director may elect to defer the payment of RSUs in a manner specified in the Plan and in a manner intended to comply with Section 409A of the Code. Upon a Non-Employee Director’s termination for any reason, all unvested awards will terminate and expire as of the date of termination, provided that stock options that were exercisable on the date of termination and that have not expired may be exercised at any time until the date of expiration of such stock options. In addition, upon a “change in control” (as defined in the Plan), all Non-Employee Directors’ outstanding awards will be fully vested and any stock option will become immediately exercisable in its entirety.

Term.  Awards under the Plan may not be made on or after the tenth anniversary of the earlier of the date the Plan is adopted by the Board of Directors and the date of stockholder approval of the Plan (which term will be extended to April 13, 2021 if this Proposal is approved by stockholders), but awards granted prior to such date may extend beyond that date. Awards (other than stock options and stock appreciation rights) that are intended to be “performance-based” under Section 162(m) of the Code will not be made on or after the first stockholders’ meeting in the fifth year following the year of the last stockholder approval of the performance goals in the Plan as described above (i.e., the first stockholders’ meeting in 2016, assuming the Plan and the Section 162(m) performance goals described above are approved by stockholders). Further, if the Amendment is approved, no awards will be granted to French participants after April 13, 2016, unless a new term is approved or this term limit is no longer required.

Amendment and Termination.  The Plan provides that it may be amended, in whole or in part, suspended or terminated by the Board of Directors, except that no such amendment, suspension or termination will be made without stockholder approval to the extent such approval is required by any exchange or system on which our securities are then listed or traded, applicable state law, the exception for performance-based compensation under Section 162(m) of the Code or Section 422 of the Code (with respect to incentive stock options).

Share and Other Limitations.  If this Proposal is approved by stockholders, a maximum of 81,981,641 shares of Common Stock may be issued or used for reference purposes under the Plan, subject to adjustment as provided in the Plan. This number includes our current share reserve of 70,781,641 shares of Common Stock in effect prior to amending the Plan and 11,200,000 additional new shares of our Common Stock. In general, if awards under the Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the Plan. Each share of our Common Stock subject to awards of restricted stock, other stock-based awards or Performance Awards denominated in Common Stock under the Plan will be counted as 1.6 shares against the aggregate share reserve under the Plan. The number of shares of Common Stock available for the purpose of awards under the Plan will be reduced by (i) the total number of stock options or SARs exercised, regardless of whether any of the shares of Common Stock underlying such awards are not actually issued to the participant as the result of a net settlement and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any stock option or stock appreciation right. Shares of Common Stock repurchased by us on the open market with the proceeds of a stock option exercise price will not be added to the aggregate share reserve.

Subject to adjustment in accordance with the Plan, the maximum number of shares of Common Stock subject to stock options, SARs, other stock-based awards or Performance Awards denominated in shares of Common Stock that may be granted to any eligible employee under the Plan shall be 1,500,000 for any fiscal year (or, with respect to Performance Awards, pro-rated if the performance period (which is generally three consecutive fiscal years) is less than three consecutive fiscal years) during the term of the Plan. The maximum payment under any Performance Award denominated in cash shall be $4,000,000 for any fiscal year (pro-rated if the performance period is less than three consecutive fiscal years). There will be no sublimit on the number of shares of our Common Stock that may be issued or used for reference purposes for awards of restricted stock denominated in Common Stock.

The Committee will make appropriate adjustments in a manner that it deems equitable to the number of shares available for awards and the terms of outstanding awards under the Plan to reflect any change in our capital structure or business by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Change in Control.  In general, unless determined otherwise by the Committee at the time of grant, upon a “change in control” (as defined in the Plan), all vesting and forfeiture conditions, restrictions and limitations in effect with respect to any outstanding award will immediately lapse and any unvested awards will automatically become 100% vested.

Transferability.  Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Committee may determine at the time of grant or thereafter that a nonqualified stock option is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. If a nonqualified stock option is transferable, it is anticipated that the options may be transferred solely to immediate family members or trusts, partnerships or other family entities and, to the extent permitted by the Committee, to charitable organizations.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to stock options granted pursuant to the Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences as of the date of this Proxy Statement; it does not set forth any state or local income tax or estate tax consequences that may be applicable.

The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of common stock.

Incentive Stock Options.  Options granted under the Plan may be incentive stock options as defined in the Code, provided that such options satisfy the requirements under the Code. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to us. The sale of Common Stock received pursuant to the exercise of an option which satisfied all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the exercise price and will not result in a tax deduction to us. To receive incentive stock option treatment, the optionee must not dispose of the Common Stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted or (ii) within one year after the date of exercise.

If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Common Stock, but, in general, any gain (in an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise (or, with respect to officers, the date that sale of such stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price or (ii) the amount realized on the disposition minus the exercise price) is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee’s holding period for the stock disposed of. We generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

The Plan provides that an optionee may pay for Common Stock received upon the exercise of an option (including an incentive stock option) with other shares of Common Stock for which the optionee has good title free and clear of any lien or encumbrance. In general, an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

Nonqualified Stock Options.  An optionee will realize no taxable income at the time he or she is granted a nonqualified stock option. Such conclusion is predicated on the assumption that, under existing U.S. Treasury Department regulations, a nonqualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a nonqualified stock option is exercised, provided the Common Stock issued is not restricted stock. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the exercise price. The optionee’s holding period with respect to the shares acquired will begin on the date of exercise.

The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either a long-term or short-term capital gain or loss, depending on the optionee’s holding period for the stock disposed of. If the Common Stock issued is restricted stock, different rules may apply. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), we generally will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option.

Certain Other Tax Issues.  In addition, (i) any of our officers subject to Section 16(b) liability may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation); (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iv) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and certain of its other named executive officers, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period and the plan under which the options are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to options, SARs, certain Performance Awards and other stock based awards. Awards of restricted stock and RSUs under the Plan generally do not satisfy, and certain other Performance Awards may not satisfy, the exception for performance-based compensation under Section 162(m) of the Code.

Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the Plan are anticipated to be exempt from the requirements of Code Section 409A, awards not exempt from Code Section 409A are intended to comply with Code Section 409A.

The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Under the Plan as amended by the Amendment, the terms and number of options or other awards to be granted in the future are to be determined in the discretion of the Committee. Since no such determination regarding awards or grants has yet been made, the benefits or amounts that will be received by or allocated to our executive officers and other eligible employees cannot be determined at this time.

The proposal to approve the amendment to our 2008 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock cast in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF THE
AMENDMENT TO OUR 2008 STOCK INCENTIVE PLAN

PROPOSAL FOUR:

Advisory Vote on Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules promulgated thereunder, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as described below. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation programs.

The Board of Directors believes that our compensation arrangements for executive officers are designed to attract, motivate and retain a talented team of executives who will provide leadership and promote the creation of long-term stockholder value and position the Company for continued growth and success. We seek to accomplish these goals in ways that reward performance and that are aligned with stockholders’ long-term interests. We believe that our executive compensation programs, which emphasize long-term equity awards and performance-based incentive programs, satisfies our goal of creating a close relationship between performance and compensation, as more fully described in the Compensation Discussion and Analysis. Our equity compensation (which is awarded in the form of stock options and restricted stock units) is designed to build executive ownership and align financial incentives focused on the achievement of our long-term strategic goals (both financial and non-financial). Our performance-based compensation consists of: (i) a short-term program that provides annual variable compensation based on attainment of annual corporate, division functional and individual goals; and (ii) a three year performance plan based on the achievement of certain financial metrics. We believe the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote in connection with their ongoing evaluation of the Company’s compensation program for the named executive officers. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

We ask our stockholders to vote in favor of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the compensation tables.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF PROPOSAL FOUR

PROPOSAL FIVE

Advisory Vote on Frequency of Say-on-Pay Votes

As described in Proposal Four above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers. The advisory vote on executive compensation described in Proposal Four above is referred to as a “say-on-pay vote.”

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules promulgated thereunder also require us to submit an advisory vote at least once every six years as to the frequency of the say-on-pay vote. Accordingly, this Proposal Five affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings (or special meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal Five, stockholders may vote to have the say-on-pay vote every year, every two years or every three years, or may abstain from voting on the matter.

In voting on this proposal, you should mark your proxy for one year, two years or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

After careful consideration the Board of Directors believes that the frequency of the stockholder vote on the compensation of the Company’s named executive officers should be once every three years as the Board of Directors believes that determining whether executive compensation has been properly designed is best viewed over a multi-year period rather than over any single year. This is consistent with our overall executive compensation philosophy which links pay primarily to the achievement of financial and strategic corporate performance objectives that are directly related to the achievement of our long-term strategic business plan.

While the Board of Directors recommends a triennial vote, stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation. Rather, stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, three years or abstain, when voting. The option that receives the majority of votes cast by stockholders will be considered the advisory vote of the stockholders. Although as an advisory vote this proposal is not binding on the Company or the Board, the Board values the opinions that our stockholders express through their votes and will carefully consider the stockholder vote, even if none of the options obtains a majority vote, along with all other views expressed by our stockholders, when considering how frequently we should hold the say-on-pay vote. The Board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that receives the highest number of votes by our stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL FIVE
TO HOLD THE SAY-ON-PAY VOTE EVERY THREE YEARS

STOCKHOLDER PROPOSALS

Stockholders wishing to include proposals in the proxy materials in relation to our Annual Meeting of Stockholders to be held on or about June13, 2012 must submit the same in writing to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary, so as to be received at our executive office on or before January 3, 2012. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

Stockholders who intend to present a proposal at the 2012 Annual Meeting, without including such proposal in our proxy statement, must provide our Corporate Secretary with written notice of such proposal between the close of business on March 15, 2012 and the close of business on April 14, 2012; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2012 Annual Meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2012 Annual Meeting was mailed or such public disclosure of the date of the 2012 Annual Meeting was made, whichever first occurs. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (908) 673-9000 or by mail to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

OTHER MATTERS

Upon written request addressed to our Corporate Secretary at 86 Morris Avenue, Summit, New Jersey 07901 from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2010 Annual Report on Form 10-K filed with the SEC.

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

Robert J. Hugin
Chief Executive Officer

May 2, 2011

YOU HAVE THE OPTION OF VOTING YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR TOLL FREE VIA TOUCH-TONE PHONE AT 1-800-690-6903. YOU MAY VOTE UP UNTIL 11:59 P.M. EASTERN TIME ON JUNE 14, 2011.

ALTERNATIVELY, STOCKHOLDERS MAY CHOSE TO VOTE BY MAIL VIA PROXY. IF YOU WISH TO VOTE BY PROXY, WE WILL PROMPTLY DELIVER, UPON ORAL OR WRITTEN REQUEST, A COPY OF THE PROXY MATERIALS TO ANY STOCKHOLDER WHO WISHES TO RECEIVE HIS OR HER OWN WRITTEN COPY. WE WILL FILL YOUR REQUEST IN THREE BUSINESS DAYS. YOU MAY REQUEST PAPER OR E-MAIL DELIVERY BY CALLING 1-800-579-1639 OR BY MAIL TO CELGENE CORPORATION, 86 MORRIS AVENUE, SUMMIT, NEW JERSEY 07901.

UPON RECEIPT OF A PROXY CARD, YOU ARE REQUESTED TO DATE AND SIGN THE PROXY AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE WHICH WE WILL PROVIDE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

		Year Ended
		December 31, 2010
		(In thousands,
		except per share
		data)

Net income attributable to Celgene — GAAP		$880,512
Before tax adjustments:
Net product sales:
Sales of products to be divested:
Pharmion	(1)	(8,234)
Abraxis	(1)	(15,864)
Collaborative agreements and other revenue:
Abraxis non-core revenues	(2)	(943)
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	6,776
Abraxis and Pharmion inventory step-up	(4)	34,722
Cost of products to be divested:
Pharmion	(2)	9,783
Abraxis	(2)	9,298
EntreMed intercompany royalty	(5)	(283)
Research and development:
Share-based compensation expense	(3)	82,097
Upfront collaboration payments	(6)	121,176
Abraxis non-core activities	(2)	7,338
Selling, general and administrative:
Share-based compensation expense	(3)	93,924
Abraxis non-core activities	(2)	15,089
Amortization of acquired intangible assets:
Pharmion	(7)	159,750
Gloucester	(7)	21,833
Abraxis	(7)	21,648
Acquisition related charges and restructuring, net:
Gloucester contingent liability accretion	(8)	22,694
Abraxis acquisition costs	(8)	21,403
Abraxis restructuring costs	(8)	16,114
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(8)	(12,982)
Equity in losses of affiliated companies:
EntreMed, Inc.	(5)	1,295
Abraxis non-core activities	(2)	1,307
Interest and other income (expense), net:
Abraxis non-core activities	(2)	(2,774)
Non-controlling interest:
Abraxis non-core activities	(2)	(320)
Net income tax adjustments	(9)	(174,904)

Net income attributable to Celgene — non-GAAP		$1,310,455

Net income per common share attributable to Celgene -non-GAAP:
Basic		$2.83
Diluted		$2.79

A-1

Explanation of adjustments :

(1)	Exclude sales related to non-core former Pharmion Corp., or Pharmion, and Abraxis BioScience Inc., or Abraxis products to be divested.

(2)	Exclude the estimated impact of activities arising from the acquisitions of Abraxis that are not related to core nab technology and of Pharmion that are planned to be divested, including other miscellaneous revenues, the cost of goods sold for products to be divested as well as operating expenses and other costs related to such activities.

(3)	Exclude share-based compensation expense totaling $182,797.

(4)	Exclude acquisition-related inventory step-up adjustment to fair value expensed.

(5)	Exclude the Company’s share of EntreMed, Inc. THALOMID royalties and equity losses.

(6)	Exclude upfront payments for research and development collaboration arrangements with Agios Pharmaceuticals, Inc.

(7)	Exclude amortization of acquired intangible assets from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, and Abraxis.

(8)	Exclude acquisition and restructuring related charges for Gloucester and Abraxis.

(9)	Net income tax adjustments reflects the estimated tax effect of the above adjustments.

A-2

Appendix B

AMENDMENT NO. 1
TO THE
CELGENE CORPORATION
2008 STOCK INCENTIVE PLAN

(AMENDED AND RESTATED AS OF JUNE 17, 2009)

WHEREAS, Celgene Corporation (the “Company”) maintains the Celgene Corporation 2008 Stock Incentive Plan (Amended and Restated as of June 17, 2009) (the “Plan”);

WHEREAS, pursuant to Article 14 of the Plan, the Board of Directors of the Company (the ‘‘Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

WHEREAS, the Board desires to amend the Plan, effective April 13, 2011, with certain amendments subject to stockholder approval as provided herein.

NOW, THEREFORE, the Board takes the following action with regard to the Plan:

I. Pursuant to Article 14 of the Plan, the Plan is hereby amended as follows:

1. Subject to stockholder approval, the first sentence of Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which all Awards may be granted shall not exceed 81,981,641 shares (subject to any increase or decrease pursuant to Section 4.2).”

2. Subject to stockholder approval, the second sentence of Section 4.1(a) of the Plan is deleted in its entirety.

3. Section 6.3(i) of the Plan is amended in its entirety to read as follows:

“(i) Repricing or Repurchase of Stock Options Prohibited.  Notwithstanding any other provision of the Plan to the contrary, an outstanding Stock Option may not be (a) modified to reduce the exercise price thereof nor may a new Stock Option at a lower price be substituted for a surrendered Stock Option (other than adjustments or substitutions in accordance with Section 4.2), or (b) repurchased by the Company if the per share option price of the Stock Option is less than the Fair Market Value of a share of Common Stock (other than a cancellation for no value in accordance with Section 4.2(d), unless such action is approved by the stockholders of the Company.”

4. Section 11.1 of the Plan is amended in its entirety to read as follows:

“11.1 Grants to Non-Employee Directors.  The Committee may grant Non-Qualified Stock Options and Restricted Stock Units to Non-Employee Directors from time to time as determined in its sole and absolute discretion.”

5. Section 11.3(a) of the Plan is amended in its entirety to read as follows:

“(a) Options.  With respect to Non-Qualified Stock Options granted to a Non-Employee Director:

(i) Any grant made to a Non-Employee Director upon the date of the Non-Employee Director’s initial election or appointment as a member of the Board (an “Initial Option Grant”) shall vest in four (4) equal annual installments, with the first (1st) installment vesting on the first (1st) anniversary of the date of grant; provided that the holder thereof has been a Non-Employee Director of the Company at all times through such date. Notwithstanding the forgoing, if a Non-Employee Director fails to stand for election at an Annual Meeting and such Annual Meeting occurs prior to the vesting date for the annual installment that otherwise would have vested in the year of such Annual Meeting, then such installment shall vest on the day preceding such Annual Meeting; provided that the holder thereof has been a Non-Employee Director of the Company at all times through such date.

(ii) Any grants made on and after an Annual Meeting to the Non-Employee Directors who were elected at such Annual Meeting and are continuing as members of the Board as of the completion of such Annual Meeting (an “Annual Option Grant”) shall vest in full on the earlier of (i) the day preceding the date of the first (1st) Annual Meeting held following the date of grant; and (ii) the first (1st) anniversary of the date of grant of the Award, provided that, in each case, the holder thereof has been a Non-Employee Director of the Company at all times through such date.

(iii) Notwithstanding the foregoing, any Initial Option Grant and Annual Option Grant made to a Non-Employee Director shall become fully vested and exercisable effective upon the occurrence of the Non-Employee Director’s Disability or death.”

6. Section 13.1 of the Plan is amended in its entirety to read as follows:

“13.1 Benefits.  In the event of a Change in Control of the Company (as defined below), except as otherwise provided by the Committee upon the grant of an Award:

(a) Awards granted to Participants prior to April 13, 2011, shall be treated in accordance with the terms of the Plan as in effect prior to such date; and

(b) Awards granted to Participants on or after April 13, 2011, shall not vest upon a Change in Control and upon the Change in Control a Participant’s Awards shall be treated in accordance with one of the following methods as determined by the Committee in its sole discretion:

(i) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto).

(ii) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 13.1(b)(ii), “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company; provided, however, that such price shall not exceed the fair market value of the Common Stock at the time of purchase as determined in accordance Section 409A of the Code.

(iii) The Committee may, in its sole discretion, provide for the cancellation of any Appreciation Awards (as defined below) without payment, if the Change in Control Price is less than the exercise price of such Appreciation Award. “Appreciation Award” shall mean any Award under this Plan of any Stock Option, Stock Appreciation Right or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such Other Stock-Based Award is granted.

(iv) Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

(c) Notwithstanding anything herein to the contrary, if a Participant has an involuntary Termination without Cause at any time during the two (2) year period commencing on a Change in Control, then all outstanding Awards of such Participant that were granted to the Participant on or after April 13, 2011 and prior to the Change in Control (including any Award granted to the Participant in substitution of any such Award pursuant to Section 13.1(b)(i) above) shall be fully vested on the date of such Termination and any such Awards that provide for Participant elected exercise (i.e. Stock Options) shall be immediately exercisable in their entirety on the date of such Termination.

7. Subject to stockholder approval, Article 18 of the Plan is amended in its entirety to read as follows:

“Article 18.

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after April 13, 2021, but Awards granted prior to such date may, and the Committee’s authority to administer the terms of such Awards, extend beyond that date; provided, however, that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the first meeting of the stockholders in the fifth year following the year in which the stockholders approve the Performance Goals set forth on Exhibit A unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals set forth on Exhibit A. Without limiting the foregoing, effective upon, and subject to, the approval of the Company’s stockholders at the Company’s 2011 Annual Stockholders’ Meeting, no Award shall be granted to an Eligible Employee or Non-Employee Director who is a resident of France or subject to the social security scheme in France (a “French Participant”) on or after the fifth anniversary of the Company’s 2011 Annual Stockholders’ Meeting, unless: (i) the stockholders approve a new term for Awards to French Participants after such five year term; or (ii) this limitation is not required under applicable French law, regulation or other authority.”

II. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

CELGENE CORPORATION
86 MORRIS AVENUE
SUMMIT, NJ 07901
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M36510-P09980	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CELGENE CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01) Robert J. Hugin 02) Michael D. Casey 03) Carrie S. Cox 04) Rodman L. Drake	05) Michael A. Friedman, M.D. 06) Gilla Kaplan, Ph.D. 07) James J. Loughlin 08) Ernest Mario, Ph.D.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	Approval of an amendment to the Company’s 2008 Stock Incentive Plan.	☐	☐	☐

4.	Approval, by non-binding vote, of executive compensation of the Company’s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 Year	2 Years	3 Years	Abstain

5.	To recommend, by non-binding vote, the frequency of executive compensation votes. ☐	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4, and for a frequency period of every 3 Years with respect to item 5.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Shareholders, including Annual Report on Form 10-K, Notice of Annual Meeting of
Stockholders and Proxy Statement are available at www.proxyvote.com.

M36511-P09980
CELGENE CORPORATION
Annual Meeting of Stockholders
June 15, 2011
This Proxy is Solicited on Behalf of the Board of Directors
The stockholder(s) hereby appoint(s) Sol J. Barer, Ph.D. and Robert J. Hugin, and each of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Celgene Corporation (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 P.M., Eastern Time, on June 15, 2011, at the offices of the Company, 86 Morris Avenue, Summit, NJ 07901, and at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND FOR 3 YEARS WITH RESPECT TO PROPOSAL 5.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side